UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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CVR Energy, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 14, 2008

Dear Stockholders:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of CVR Energy, Inc., on Wednesday, May 14, 2008 at 10:00 a.m. (Central Time) at the Hilton Houston Westchase Hotel, 9999 Westheimer Road, Houston, Texas 77042-3802. The accompanying Notice of 2008 Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders at the meeting.

Whether or not you are able to attend, it is important that your shares be represented at the meeting. Accordingly, we ask that you please complete, sign, date and return the enclosed proxy card in the envelope provided at your earliest convenience. Alternatively, you can vote your proxy by telephone by following the instructions on the enclosed proxy card. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally.

Along with the attached Proxy Statement, we are also sending you the CVR Energy 2007 Annual Report, which includes our 2007 Annual Report on Form 10-K and financial statements.

As the representation of stockholders at the meeting is very important, we thank you in advance for your participation.

Sincerely yours,

John J. Lipinski
Chairman of the Board of Directors,
Chief Executive Officer and President

CVR ENERGY, INC.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
(281) 207-3200
www.cvrenergy.com

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Stockholders of CVR Energy, Inc. (“CVR Energy”) will be held on Wednesday, May 14, 2008 at 10:00 a.m. (Central Time), at the Hilton Houston Westchase Hotel, 9999 Westheimer Road, Houston, Texas 77042-3802 to consider and vote upon the following matters:

1. To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified;

2. To ratify the selection of KPMG LLP as CVR Energy’s independent registered public accounting firm for 2008; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record as of the close of business on April 7, 2008 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection during normal business hours beginning April 29, 2008 at CVR Energy’s offices at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided to ensure that your shares of common stock are represented at the meeting. You may also vote your shares by telephone by following the instructions on the enclosed proxy card. If you attend the meeting in person, you may vote your shares of common stock at the meeting, even if you have previously sent in your proxy.

By Order of the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel
and Secretary

Sugar Land, Texas
April 14, 2008

If you vote by telephone, you do not need to return your proxy card.

PROXY STATEMENT FOR CVR ENERGY, INC.
2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

We are providing this proxy statement (“Proxy Statement”) in connection with the solicitation by the Board of Directors (“Board”) of CVR Energy, Inc. (“CVR Energy,” the “Company,” “we,” “us” or “our”) of proxies to be voted at our 2008 Annual Meeting of Stockholders and at any adjournment or postponement thereof (“Annual Meeting”).

This Proxy Statement describes the matters on which we would like you to vote and provides information on those matters so that you can make an informed decision.

The Notice of 2008 Annual Meeting, this Proxy Statement, the form of proxy card and the voting instructions are being mailed starting April 14, 2008.

What proposals will be voted on at the Annual Meeting?

There are two proposals scheduled to be voted on at the Annual Meeting:

•	the election of eight directors; and

•	the ratification of the selection of KPMG LLP (“KPMG”) as CVR Energy’s independent registered public accounting firm for 2008.

What is CVR Energy’s Board’s voting recommendation?

Our Board recommends that you vote your shares “FOR” each of the nominees of the Board, and “FOR” the ratification of the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2008.

Who is entitled to vote at the Annual Meeting?

Holders of CVR Energy common stock at the close of business on April 7, 2008 are entitled to receive the Notice of 2008 Annual Meeting and to vote their shares at the Annual Meeting. On that date, there were 86,141,291 shares of CVR Energy common stock outstanding. CVR Energy common stock is our only class of voting stock issued and outstanding.

How many votes do I have?

You will have one vote for every share of CVR Energy common stock that you owned at the close of business on April 7, 2008.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with CVR Energy’s transfer agent, American Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares. The Notice of 2008 Annual Meeting, this Proxy Statement, the proxy card and our annual report for the year ended December 31, 2007 (the “2007 Annual Report”) have been sent directly to you by American Stock Transfer & Trust Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” with respect to those shares. These shares are sometimes referred to as being held “in street name.” The Notice of 2008 Annual Meeting, this Proxy Statement, the proxy card and the 2007 Annual Report have been forwarded to you by your broker, bank or other holder of record who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following the instructions on the voting instruction card for voting by telephone.

How do I vote?

You may vote using any of the following methods:

By mail

Be sure to complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by our Board.

By telephone

Instead of submitting your vote by mail on the enclosed proxy card, you may be able to vote by telephone. Please note that there are separate telephone arrangements depending on whether you are a stockholder of record (that is, if you hold your stock in your own name) or you are a beneficial owner and hold your shares in “street name” (that is, if your stock is held in the name of your broker, bank or other nominee).

If you are a stockholder of record, you may vote by telephone by following the instructions provided on your proxy card. If you are a beneficial owner but not the record owner since you hold your shares in “street name,” you will need to contact your broker, bank or other nominee to determine whether you will be able to vote by telephone.

The telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly.

Whether or not you plan to attend the Annual Meeting, we urge you to vote. Returning the proxy card or voting by telephone will not affect your right to attend the Annual Meeting and vote in person.

In person at the Annual Meeting

All stockholders may vote in person by ballot at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares but not the record holder, you must obtain a legal proxy from your broker, bank or other nominee and present that legal proxy to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

•	written notice of revocation to the Company’s Secretary at CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479;

•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone; or

•	attending the Annual Meeting and voting in person by ballot.

If you are a beneficial owner of shares but not the record holder, you may submit new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

What votes need to be present to hold the Annual Meeting?

Under our Amended and Restated By-Laws, the presence, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock issued and outstanding on April 7, 2008 entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists.

What vote is required to approve each proposal?

Proposal 1: Elect Eight Directors	The eight nominees for director who receive the most votes will be elected. If you do not vote for a nominee, or you indicate “withhold authority to vote” for any nominee on your proxy card, your vote will not count either for or against the nominee.
Proposal 2: Ratify Selection of Independent Auditors	The affirmative vote of a majority of the votes present and entitled to vote at the Annual Meeting is required to ratify the selection of KPMG as CVR Energy’s independent registered public accounting firm for 2008. If you “abstain” from voting, it has the same effect as if you voted “against” this proposal.

How are votes counted?

In the election of directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For other proposals, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN.” If you “ABSTAIN,” it has the same effect as a vote “AGAINST.” If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of our Board.

What is the effect of broker non-votes?

A broker “non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Under current policy of the New York Stock Exchange (the “NYSE”), a broker, bank or other nominee may exercise discretionary voting power for both the election of directors and the ratification of the selection of KPMG.

Who will count the votes?

Representatives of our transfer agent, American Stock Transfer & Trust Company, will tabulate the votes and act as inspectors of election at the Annual Meeting.

Is voting confidential?

We maintain a policy of keeping all the proxies and ballots confidential. The inspectors of election will forward to management any written comments that you make on the proxy card.

What are the costs of soliciting these proxies and who will pay them?

We will bear all costs of solicitation. Upon request, we will reimburse banks, brokers, and other nominees for the expenses they incur in forwarding the proxy materials to you.

Is this Proxy Statement the only way that proxies are being solicited?

No. In addition to our mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation. We have not engaged an outside solicitation firm.

Where can I find the voting results?

We will publish the voting results in our Quarterly Report on Form 10-Q for the second quarter of 2008, which we will file with the Securities and Exchange Commission (“SEC”) in August 2008. You will be able to find the Form 10-Q on CVR Energy’s Internet site at www.cvrenergy.com, as well as on the SEC’s EDGAR database at www.sec.gov.

Can a stockholder communicate directly with our Board?

Stockholders and other interested parties may communicate with members of our Board by writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Stockholders and other interested parties may also send an e-mail to CVR Energy’s Senior Vice President, General Counsel and Secretary at esgross@cvrenergy.com. Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication.

Whom should I call if I have any questions?

If you have any questions about the Annual Meeting or your ownership of CVR Energy common stock, please contact our transfer agent at:

American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, NY 10038
Telephone: (800) 937-5449
Website Address: www.amstock.com

INFORMATION ABOUT THE ANNUAL REPORT

Will I receive a copy of our annual report?

We have mailed you a copy of the 2007 Annual Report with this Proxy Statement. The 2007 Annual Report includes our audited financial statements, along with other financial information, and we urge you to read it carefully.

How can I receive a copy of our 10-K?

You can obtain, free of charge, a copy of our 2007 Annual Report on Form 10-K for the year ended December 31, 2007 (“2007 Form 10-K”), by:

•	accessing our Internet site at www.cvrenergy.com; or

•	writing to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Vice President, Investor Relations

You can also obtain a copy of our 2007 Form 10-K and other periodic filings with the SEC from the SEC’s EDGAR database at www.sec.gov.

CORPORATE GOVERNANCE

Operation and Meetings

The Board oversees the business of the Company, which is conducted by the Company’s employees and officers under the direction of the chief executive officer of the Company. The Board performs a number of specific functions, including (1) reviewing, approving and monitoring fundamental financial and business strategies and major corporate actions; (2) selecting, evaluating and compensating the chief executive officer and other executive officers of the Company; and (3) reviewing the Company’s compliance with its public disclosure obligations. Members of the Board are kept informed about our Company’s business by various documents sent to them before each meeting and oral reports made to them during these meetings by members of the Company’s management. The full Board is also advised of actions taken by the various committees of our Board by the chairpersons of those committees. Directors have access to all of our books, records and reports, and members of management are available at all times to answer their questions. Management also communicates with the various members of our Board on a regular informal basis as is needed to effectively oversee the activities of our Company.

During 2007, the board of directors of CVR Energy held two meetings. Also, the board of directors of Coffeyville Acquisition LLC, CVR Energy’s predecessor, held five meetings during 2007, one of which was a joint meeting of the boards of directors of CVR Energy and Coffeyville Acquisition LLC. The board of directors of CVR Energy acted once by consent action during 2007 and the board of directors of Coffeyville Acquisition LLC acted three times by consent action during 2007. Each then incumbent director attended at least 75% of the total meetings of the Board and the Board committees on which such director served in 2007. For more information, see “— Committees — Committee Membership as of March 31, 2008 and Meetings Held During 2007 and the First Quarter of 2008” below. In addition, while we do not have a specific policy regarding attendance at the annual meeting, all director nominees are encouraged to attend our annual meetings of stockholders.

Meetings of Non-Management Directors and Executive Sessions

To promote open discussion among non-management directors, we schedule regular executive sessions in which non-management directors meet without management participation. “Non-management directors” are all directors who are not executive officers. All of our directors are non-management directors except for Mr. John J. Lipinski, our president, chief executive officer and chairman of the Board. The non-management directors determine who presides at the executive sessions. Our non-management directors met once in 2007.

Communications with Directors

Stockholders and other interested parties wishing to communicate with our Board may send a written communication addressed to:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

Our General Counsel will forward all appropriate communications directly to our Board or to any individual director or directors, depending upon the facts and circumstances outlined in the communication. Any stockholder or other interested party who is interested in contacting only the non-management directors as a group or the director who presides over the meetings of the non-management directors may also send written communications to the contact above, and should state for whom the communication is intended.

The “Controlled Company” Exemption and Director Independence

“Controlled Company” Exemption

Our Board has determined that we are a controlled company under the rules of the NYSE, and, as a result, we will qualify for, and may rely on, exemptions from certain director independence requirements of the NYSE.

Under the rules of the NYSE, a listed company is a controlled company when more than 50% of the voting power is held by an individual, a group or another company. Our Board has determined that we are a controlled company because Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) together own 73% of our outstanding common stock. CA and CA II are parties to a stockholders agreement pursuant to which CA, which is controlled by certain affiliates of Kelso & Company, L.P. (the “Kelso Funds”), and CA II, which is controlled by certain affiliates of The Goldman Sachs Group, Inc. (the “Goldman Sachs Funds”), have agreed to the following:

•	CA and CA II shall each designate two directors for election to the Board and have agreed to vote for each other’s designees;

•	CA and CA II shall each vote for our chief executive officer as the fifth director of the Board; and

•	CA and CA II shall have other rights with respect to the composition of certain committees of the Board.

Thus, more than 50% of the voting power of the Company is held by the Goldman Sachs Funds and the Kelso Funds, who through the stockholders agreement vote together for five directors and thus control the Board. Consequently, the Company has availed itself of the controlled company exemption. For a description of the stockholders agreement, please refer to “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement.”

Director Independence

Due to our status as a controlled company, we are relying on exemptions from the NYSE rules that require that (a) our Board be comprised of a majority of independent directors as defined under the rules of the NYSE, (b) our compensation committee be comprised solely of independent directors and (c) our nominating and corporate governance committee be comprised solely of independent directors.

The controlled company exemption does not modify the independence requirements for the audit committee. The Sarbanes-Oxley Act and the NYSE rules require that our audit committee be composed entirely of independent directors, except that our audit committee (1) is only required to have one independent director for 90 days following October 22, 2007, which was the effective date (the “Effective Date”) of our Registration Statement on Form S-1 in connection with our initial public offering and (2) is only required to have a majority of independent directors for one year from the Effective Date. The audit committee currently has three members, two of which are independent directors. Thus, the composition of our audit committee satisfies the independence requirements of the NYSE and the Sarbanes-Oxley Act. Wesley K. Clark and Mark E. Tomkins are the independent directors currently serving on the audit committee. Our Board has affirmatively determined that Messrs. Wesley K. Clark and Mark E. Tomkins are independent directors under the rules of the SEC and the NYSE. We do not believe that our reliance on the exemption that allows our audit committee to consist only of a majority of independent directors until October 22, 2008 will adversely affect the ability of our audit committee to act independently and to satisfy the NYSE’s independence requirements. The Board intends to appoint Mr. Steve A. Nordaker to the Board effective May 14, 2008 in connection with the Annual Meeting. His nomination was recommended by the nominating and corporate governance committee and approved by the Board, after following our candidate identification process. See “— Director Qualifications” below. Once Mr. Nordaker’s appointment to the Board is confirmed by stockholders at the Annual Meeting, we anticipate that Mr. Nordaker will replace Mr. Clark on the audit committee. Our Board has affirmatively determined that Mr. Nordaker will be an independent director.

Committees

Our Board has the authority to delegate the performance of certain oversight and administrative functions to committees of the Board. Our Board currently has an audit committee, a compensation committee, a nominating and corporate governance committee and a conflicts committee. In addition, from time to time, special committees may be established under the direction of our Board when necessary to address specific issues. Each committee has adopted a charter which is reviewed annually by that committee and changes, if any, are recommended to our Board for approval. The charters for the audit committee, the compensation committee and the nominating and corporate governance committee are subject to certain NYSE rules, and our charters for those committees comply with such rules. Copies of the audit committee charter, compensation committee charter, and nominating and corporate governance committee charter, as in effect from time to time, are available free of charge on our Internet site at www.cvrenergy.com. These charters are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

The following table shows the membership of each committee of our Board as of March 31, 2008 and the number of meetings held by each committee during 2007 and the first quarter of 2008. As of the date of this Proxy Statement, the membership of each committee of the Board has not changed since December 31, 2007:

Committee Membership as of March 31, 2008 and Meetings Held During 2007
and the First Quarter of 2008*

Nominating and
	Audit	Compensation	Corporate Governance	Conflicts
Director	Committee	Committee	Committee	Committee

John J. Lipinski			X
Wesley K. Clark	X	X
Scott L. Lebovitz			Chair
Regis B. Lippert			X
George E. Matelich		Chair
Stanley de J. Osborne	X		X
Kenneth A. Pontarelli		X
Mark E. Tomkins	Chair	X		X
Number of Meetings
Year ended December 31, 2007	5**	1†	0†	0†
Quarter ended March 31, 2008	3	0	1	0

*	We anticipate that following the Annual Meeting, Mr. Steve A. Nordaker will replace Mr. Clark on the audit and compensation committees and will join the conflicts committee.

**	The audit committee of the board of directors of CVR Energy met twice in 2007. The audit committee of the board of directors of Coffeyville Acquisition LLC, CVR Energy’s predecessor, met three times in 2007.

†	CVR Energy consummated its initial public offering on October 26, 2007. The compensation committee, nominating and corporate governance committee and conflicts committee of the Board were formed in October 2007.

Audit Committee

Our Board has an audit committee comprised of Messrs. Mark E. Tomkins, Wesley K. Clark, and Stanley de J. Osborne. Mr. Tomkins is chairman of the audit committee. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Our Board has also determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Additionally, our Board has determined that Messrs. Clark and Tomkins are independent under current NYSE independence requirements and SEC rules. Once Mr. Nordaker’s appointment to the Board is confirmed by stockholders, we anticipate that Mr. Nordaker will replace Mr. Clark on the audit committee. Our Board has determined that Mr. Nordaker is “financially literate” under the requirements of the NYSE and will be an independent director. Under current NYSE independence requirements and SEC rules, our audit committee is currently required to consist of a majority of independent directors and will be required to be composed entirely of independent directors by October 22, 2008. See “— The “Controlled Company” Exemption and Director Independence — Director Independence” above.

The audit committee’s responsibilities are to review the accounting and auditing principles and procedures of our Company; to assist the Board in monitoring our financial reporting process, accounting functions and internal controls; to oversee the qualifications, independence, appointment, retention, compensation and performance of our independent registered public accounting firm; to recommend to the Board the engagement of our independent accountants; to review with the independent accountants the plans and results of the auditing engagement; and to oversee “whistle-blowing” procedures and certain other compliance matters. We anticipate that following the Annual Meeting, Mr. Steve A. Nordaker will replace Mr. Osborne as the third independent director on the audit committee.

Compensation Committee

Our compensation committee is comprised of Messrs. George E. Matelich, Kenneth A. Pontarelli, Wesley K. Clark, and Mark E. Tomkins. Mr. Matelich is chairman of the compensation committee. The principal responsibilities of the compensation committee are to establish policies and periodically determine matters involving executive compensation, recommend changes in employee benefit programs, grant or recommend the grant of stock options and stock awards and provide counsel regarding key personnel selection. In addition, the compensation committee reviews and discusses our Compensation Discussion and Analysis with management and produces a report on executive compensation for inclusion in our annual proxy statement in compliance with applicable federal securities laws. A subcommittee of the compensation committee consisting of Messrs. Clark and Tomkins makes stock and option awards to the extent deemed necessary or advisable for regulatory purposes. Once Mr. Nordaker’s appointment to the Board is confirmed by stockholders, we anticipate that Mr. Nordaker will replace Mr. Clark on the compensation committee and the subcommittee that makes certain stock and option awards.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Scott L. Lebovitz, Stanley de J. Osborne, John J. Lipinski and Regis B. Lippert. Mr. Lebovitz is chairman of the nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee are to recommend to the Board proposed nominees for election to the Board by the stockholders at annual meetings and to develop and make recommendations to the Board regarding corporate governance matters and practices.

Conflicts Committee

Our conflicts committee is comprised of Mr. Mark E. Tomkins. We anticipate that following the Annual Meeting, Mr. Steve A. Nordaker will join the conflicts committee. The principal duties of the conflicts committee are to determine, in accordance with the conflicts of interests policy adopted by our Board, if the resolution of a conflict of interest between the Company and our subsidiaries, on the one hand, and CVR Partners, LP (the “Partnership”), the Partnership’s managing general partner or any subsidiary of the Partnership, on the other hand, is fair and reasonable to us.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the nominating and corporate governance committee for a position on our Board. Our Board seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board and the Company. The nominating and corporate governance committee identifies candidates through a variety of means, including recommendations from members of the Committee and the Board and suggestions from Company management, including the chief executive officer. The nominating and corporate governance committee also considers candidates recommended by stockholders. At least annually, the nominating and corporate governance committee shall review with the Board the background and qualifications of each member of the Board, as well as an assessment of the Board’s composition in light of the Board’s needs and objectives after considering issues of judgment, diversity, age, skills, background and experience. Qualified candidates for membership on the Board will be considered without regard to race, color, religion, sex, ancestry, sexual orientation, national origin or disability.

Identifying and Evaluating Nominees for Directors

Our Board is responsible for selecting its own members, and delegates the screening process for new directors to the nominating and corporate governance committee. This committee is responsible for identifying, screening and recommending candidates to the entire Board for Board membership. Stockholders may propose nominees for consideration by this committee by submitting names and supporting information to the Company’s General Counsel. The Board will review the nominating and corporate governance committee’s recommendations of candidates for election to the Board. The Board will nominate directors for election at each annual meeting of stockholders. The Board is responsible for filling any director vacancies that may occur between annual meetings of stockholders.

The nominating and corporate governance committee utilizes a number of methods for identifying and evaluating nominees for Board membership. In the event our Board elects to increase the number of its members or there is a vacancy on our Board, this committee will consider various potential candidates for director, which may come to the attention of this committee through current Board members, professional search firms, stockholders, or other persons. In reviewing director candidates, this committee will review each candidate’s qualifications for membership on the Board, consider the enhanced independence, financial literary and financial expertise standards that may be required for Audit Committee membership, and assess the performance of current directors who are proposed to be renominated to the Board. We may from time to time engage a third party search firm to assist our Board and the nominating and corporate governance committee in identifying and recruiting candidates for Board membership.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Messrs. George E. Matelich, Kenneth A. Pontarelli, Wesley K. Clark and Mark E. Tomkins. Mr. Matelich is a managing director of Kelso & Company and Mr. Pontarelli is a partner managing director in the Merchant Banking Division of Goldman, Sachs & Co. For a description of the Company’s transactions with certain affiliates of Kelso & Company and certain affiliates of Goldman, Sachs & Co., see “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds.”

Mr. John J. Lipinski, our chief executive officer, is also a director of and serves on the compensation committee of INTERCAT, Inc., a privately held company of which Regis B. Lippert, who serves as a director on our Board, is the chief executive officer. Otherwise, no interlocking relationship exists between our Board or compensation committee and the board of directors or compensation committee of any other company.

Corporate Governance Guidelines and Codes of Ethics

Our Corporate Governance Guidelines, as well as our Code of Ethics, which applies to all of our directors, officers and employees, and our Senior Officer Code of Ethics, which applies to our principal executive and senior financial and accounting officers, are available free of charge on our Internet site at www.cvrenergy.com. Our Corporate Governance Guidelines, Code of Ethics and Senior Officer Code of Ethics are also available in print to any stockholder who requests them by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

PROPOSAL 1— ELECTION OF DIRECTORS

Nominees for Election as Directors

A Board consisting of eight directors is proposed to be elected to serve a one-year term or until their successors have been elected and qualified. The eight nominees, together with their ages, positions and biographies, are listed below. All of the nominees except Mr. Steve A. Nordaker are currently directors. Mr. Wesley K. Clark, who was elected to our Board in 2006, has advised the Board that due to his various outside interests and responsibilities he did not want the Board to nominate him for reelection to our Board this year. Mr. Clark has been a valuable member of our Board for the past three years and our Board thanks him for his service. In order to benefit from Mr. Clark’s business experience and knowledge of our operations, the Company intends to enter into a two-year consulting agreement with Mr. Clark following the Annual Meeting. We expect to pay him a $2,000 per month retainer under this agreement. The Board intends to appoint Mr. Nordaker to the Board to replace Mr. Clark effective May 14, 2008 in connection with the Annual Meeting, and therefore nominates him for election along with seven of our eight current directors. Our Board is not aware that any nominee named in this Proxy Statement is unable or unwilling to accept nomination or election. If any nominee becomes unable to accept nomination or election, the persons named in the proxy card will vote your shares for the election of a substitute nominee selected by the Board.

Vote Required and Recommendation of Board

The eight nominees receiving the greatest number of votes duly cast for election as directors will be elected. Abstentions will be counted for purposes of determining whether a quorum is present at the Annual Meeting, but will not be counted for purposes of calculating a plurality. Therefore, abstentions will have no impact as to the election of directors. Under NYSE regulations, brokers will have discretionary voting power over director elections at the Annual Meeting.

Under the terms of a stockholders agreement, two of the Company’s stockholders — Coffeyville Acquisition LLC (“CA”) and Coffeyville Acquisition II LLC (“CA II”) — have agreed to vote their shares in a manner such that each designate two directors to our Board. Additionally, pursuant to the stockholders agreement, CA and CA II have agreed to vote for the Company’s chief executive officer as a director. See “Certain Relationships and Related Party Transactions — Transactions with the Goldman Sachs Funds and the Kelso Funds — Stockholders Agreement.” The aggregate number of shares of common stock owned by CA and CA II as of April 7, 2008 was 62,866,720, which was approximately 73% of our then outstanding common stock. Of the eight nominees listed below, Messrs. George Matelich and Stanley de J. Osborne were designated by CA and Messrs. Kenneth A. Pontarelli and Scott L. Lebovitz were designated by CA II. Pursuant to the terms of the stockholders agreement, Mr. John J. Lipinski has been designated as a nominee by reason of his position as chief executive officer of the Company.

Our Amended and Restated By-Laws provide that the number of directors on the Board can be no fewer than three and no greater than fifteen. The exact number of directors is to be determined from time to time by resolution adopted by our Board. Currently, our Amended and Restated By-Laws set the size of the Board at eight.

Our Board unanimously recommends a vote “FOR” the election of the eight nominees listed below.

			First Elected
Name	Age(1)	Position	Director

John J. Lipinski	57	Chairman of the Board, Chief Executive Officer and President	9/06
Scott L. Lebovitz	32	Director	9/06
Regis B. Lippert	68	Director	6/07
George E. Matelich	51	Director	9/06
Steve A. Nordaker	61	Director Nominee	—
Stanley de J. Osborne	37	Director	9/06
Kenneth A. Pontarelli	37	Director	9/06
Mark E. Tomkins	52	Director	1/07

(1)	Ages are as of March 31, 2008.

John J. Lipinski has served as our chairman of the Board since October 2007, our chief executive officer and president and a member of our Board since September 2006, chief executive officer and president of Coffeyville Acquisition LLC since June 2005 and chief executive officer and president of Coffeyville Acquisition II LLC and Coffeyville Acquisition III LLC since October 2007. Since October 2007 Mr. Lipinski has also served as the chief executive officer, president and a director of the managing general partner of the Partnership. Mr. Lipinski has over 35 years of experience in the petroleum refining and nitrogen fertilizer industries. He began his career with Texaco Inc. In 1985, Mr. Lipinski joined The Coastal Corporation, eventually serving as Vice President of Refining with overall responsibility for Coastal Corporation’s refining and petrochemical operations. Upon the merger of Coastal with El Paso Corporation in 2001, Mr. Lipinski was promoted to Executive Vice President of Refining and Chemicals, where he was responsible for all refining, petrochemical, nitrogen-based chemical processing, and lubricant operations, as well as the corporate engineering and construction group. Mr. Lipinski left El Paso in 2002 and became an independent management consultant. In 2004, he became a Managing Director and Partner of Prudentia Energy, an advisory and management firm. Mr. Lipinski graduated from Stevens Institute of Technology with a Bachelor of Engineering (Chemical) and received a Juris Doctor degree from Rutgers University School of Law.

Scott L. Lebovitz has been a member of our Board since September 2006 and a member of the board of directors of Coffeyville Acquisition II LLC and Coffeyville Acquisition III LLC since October 2007. He was also a member of the board of directors of Coffeyville Acquisition LLC from June 2005 until October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Lebovitz is a managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Lebovitz joined Goldman, Sachs & Co. in 1997 and became a managing director in 2007. He is a director of Energy Future Holdings Corp. and Village Voice Media Holdings, LLC. He received his B.S. in Commerce from the University of Virginia.

Regis B. Lippert has been a member of our Board since June 2007. He was also a member of the board of directors of Coffeyville Acquisition LLC from June 2007 until October 2007. He is the founder, principal shareholder and a director of INTERCAT, Inc., a specialty chemicals company which primarily develops, manufactures, markets and sells specialty catalysts used in petroleum refining. Mr. Lippert serves as President and Chief Executive Officer of INTERCAT, Inc. and its affiliate companies and is a Managing Director of INTERCAT Europe B.V. Mr. Lippert is also a director of Indo Cat Private Limited, an Indian company which is part of a joint venture between INTERCAT, Inc. and Indian Oil Corporation Limited. Prior to founding INTERCAT, Mr. Lippert served from 1981 to 1985 as President, Chief Executive Officer and a director of Katalistiks, Inc., a manufacturer of fluid cracking catalysts which ultimately became a subsidiary of Union Carbide Corporation. From 1979 to 1981, Mr. Lippert was an Executive Vice President with Catalysts Recovery, Inc. In this capacity he was responsible for developing the joint venture which ultimately formed Katalistiks. From 1963 to 1979, Mr. Lippert was employed by Engelhard Minerals and Chemical Co., where he attained the position of Director of Sales and Marketing/Catalysts. Mr. Lippert attended Carnegie-Mellon University where he studied metallurgy. He is a member of the National Petroleum Refiners Association.

George E. Matelich has been a member of our Board since September 2006, a member of the board of directors of Coffeyville Acquisition LLC since June 2005 and a member of the board of directors of Coffeyville Acquisition III LLC since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Matelich has been a Managing Director of Kelso & Company since 1989. Mr. Matelich has been affiliated with Kelso since 1985. Mr. Matelich is a Certified Public Accountant and holds a Certificate in Management Consulting. Mr. Matelich received a B.A. in Business Administration from the University of Puget Sound and an M.B.A. from the Stanford Graduate School of Business. He is a director of Global Geophysical Services, Inc., Shelter Bay Energy Inc. and Waste Services, Inc. He is also a Trustee of the University of Puget Sound and serves on the National Council of the American Prairie Foundation.

Steve A. Nordaker has been nominated to serve as a member of our Board beginning in May 2008. He has served as senior vice president finance of Energy Capital Group Holdings LLC, a development company dedicated to building, owning and operating gasification and IGCC units for the refining, petrochemical and fertilizer industries since June 2004. Mr. Nordaker has also worked as a financial consultant for various companies in the areas of acquisitions, divestitures, restructuring and financial matters since January 2002. From 1996 through 2001, he was a managing director at J.P. Morgan Securities/JPMorgan Chase Bank in the global chemicals group and global oil & gas group. From 1992 to 1995, he was a managing director in the Chemical Bank worldwide energy, refining and petrochemical group. From 1982 to 1992, Mr. Nordaker served in numerous banking positions in the energy group at Texas Commerce Bank. Mr. Nordaker was Manager of Projects for the Frantz Company, an engineering consulting firm from 1977 through 1982 and worked as a Chemical Engineer for UOP, Inc. from 1968 through 1977. Mr. Nordaker received a B.S. in chemical engineering from South Dakota School of Mines and Technology and an M.B.A. from the University of Houston.

Stanley de J. Osborne has been a member of our Board since September 2006, a member of the board of directors of Coffeyville Acquisition LLC since June 2005 and a member of the board of directors of Coffeyville Acquisition III LLC since October 2007. He has also been a member of the board of directors of the managing general partner of the Partnership since October 2007. Mr. Osborne was a Vice President of Kelso & Company from 2004 through 2007 and has been a Managing Director since 2007. Mr. Osborne has been affiliated with Kelso since 1998. Prior to joining Kelso, Mr. Osborne was an Associate at Summit Partners. Previously, Mr. Osborne was an Associate in the Private Equity Group and an Analyst in the Financial Institutions Group at J.P. Morgan & Co. He received a B.A. in Government from Dartmouth College. Mr. Osborne is a director of Custom Building Products, Inc., Global Geophysical Services, Inc., Karat Acquisition LLC, Shelter Bay Energy Inc. and Traxys S.A.

Kenneth A. Pontarelli has been a member of our Board since September 2006 and a member of the board of directors of Coffeyville Acquisition II LLC and Coffeyville Acquisition III LLC since October 2007. He has also been a director of the managing general partner of the Partnership since October 2007. He also was a member of the board of directors of Coffeyville Acquisition LLC from June 2005 until October 2007. Mr. Pontarelli is a partner managing director in the Merchant Banking Division of Goldman, Sachs & Co. Mr. Pontarelli joined Goldman, Sachs & Co. in 1992 and became a managing director in 2004. He is a director of CCS, Inc., Cobalt International Energy, L.P., Energy Future Holdings Corp., Knight Holdco LLC, Kinder Morgan, Inc., and NextMedia Investors LLC. He received a B.A. from Syracuse University and an M.B.A. from Harvard Business School.

Mark Tomkins has been a member of our Board since January 2007. He also was a member of the board of directors of Coffeyville Acquisition LLC from January 2007 until October 2007. Mr. Tomkins has served as the senior financial officer at several large companies during the past ten years. He was Senior Vice President and Chief Financial Officer of Innovene, a petroleum refining and chemical polymers business and a subsidiary of British Petroleum, from May 2005 to January 2006, when Innovene was sold to a strategic buyer. From January 2001 to May 2005 he was Senior Vice President and Chief Financial Officer of Vulcan Materials Company, a publicly traded construction materials and chemicals company. From August 1998 to January 2001 Mr. Tomkins was Senior Vice President and Chief Financial Officer of Chemtura (formerly GreatLakes Chemical Corporation), a publicly traded specialty chemicals company. From July 1996 to August 1998 he worked at Honeywell Corporation as Vice President of Finance and Business Development for its polymers division and as Vice President of Finance and Business Development for its electronic materials division. From November 1990 to July 1996 Mr. Tomkins worked at Monsanto Company in various financial and accounting positions, including Chief Financial Officer of the growth enterprises division from January 1995 to July 1996. Prior to joining Monsanto he worked at Cobra Corporation and as an auditor in private practice. Mr. Tomkins received a B.S. degree in business, with majors in Finance and Management, from Eastern Illinois University and an M.B.A. from Eastern Illinois University and is a CPA. Mr. Tomkins is a director of W.R. Grace & Co. and Elevance Renewable Sciences, Inc.

DIRECTOR COMPENSATION FOR 2007

The following table provides compensation information for the year ended December 31, 2007 for each non-management director of our Board.

	Fees
	Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards(1)(2)	Awards(3)(4)(5)	Compensation		Total

Wesley K. Clark	$60,000	—	—	$449,290	(6)	$509,290
Regis B. Lippert	$35,000	$11,885	$7,737	—		$54,662
Mark E. Tomkins	$75,000	$29,714	$7,737	—		$112,451
Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne and Kenneth A. Pontarelli	—	—	—	—		—

(1)	Mr. Lippert and Mr. Tomkins were awarded 5,000 and 12,500 shares of restricted stock, respectively, on October 22, 2007. The dollar amounts in the table reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with FAS 123(R). Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed on March 28, 2008.

(2)	The grant date fair value of stock awards granted during 2007, calculated in accordance with FAS 123(R), was $104,400 for Mr. Lippert and $261,000 for Mr. Tomkins. Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in Company’s Annual Report on Form 10-K filed on March 28, 2008.

(3)	Mr. Lippert and Mr. Tomkins were awarded stock options in respect of (x) 5,150 shares each on October 22, 2007 and (y) 4,300 shares each on December 21, 2007. The amounts in the table reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R). Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed on March 28, 2008.

(4)	The grant date fair value of Mr. Lippert’s and Mr. Tomkins’s option awards granted during 2007, calculated in accordance with FAS 123(R), was $117,881 for each director. Assumptions used in these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed on March 28, 2008.

(5)	The aggregate number of shares subject to option awards outstanding on December 31, 2007 was 9,450 for each of Messrs. Lippert and Tomkins.

(6)	Mr. Clark was awarded 244,038 phantom service points and 244,038 phantom performance points under the Coffeyville Resources, LLC Phantom Unit Plan (Plan I) in September 2005 for his services as a director. Collectively, Mr. Clark’s phantom points represent 2.44% of the total phantom points awarded. The value of the interest was $71,234 on the grant date. In accordance with SFAS 123(R), we apply a fair-value-based measurement method in accounting for share-based issuance of the phantom points. An independent third-party valuation was performed as of December 31, 2007 using the December 31, 2007 CVR Energy common stock closing price on the NYSE to determine the equity value of CVR Energy. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in Company’s Annual Report on Form 10-K filed on March 28, 2008. The phantom points are more fully described under “Compensation of Executive Officers — Employment Agreements and Other Arrangements — Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

Non-employee directors who do not work principally for entities affiliated with us were entitled to receive an annual retainer of $60,000 for 2007. In addition, all directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings. Effective January 1,

2007, Mark Tomkins joined our board of directors. Mr. Tomkins was elected as the chairman of the audit committee and in that role he receives an additional annual retainer of $15,000. Regis Lippert joined our board of directors in June 2007. Messrs. Lebovitz, Matelich, Osborne and Pontarelli received no compensation in respect of their service as directors in 2006.

In addition to the annual retainer described above, we granted to each of Mr. Tomkins and Mr. Lippert an option to purchase 5,150 shares of CVR Energy with an exercise price equal to the initial public offering price ($19.00) on October 22, 2007. These options generally vest in one-third annual increments beginning on the first anniversary of the date of grant. We also granted 12,500 restricted shares of CVR Energy to Mr. Tomkins and 5,000 restricted shares of CVR Energy to Mr. Lippert on October 24, 2007. These shares of restricted stock generally vest in one-third annual increments beginning on the first anniversary of the date of grant, although the holder has the right to vote the shares whether or not they have vested.

We also granted to each of Mr. Tomkins and Mr. Lippert an option to purchase 4,300 shares of CVR Energy with an exercise price of $24.73 on December 21, 2007. All grants were made pursuant to our 2007 Long Term Incentive Plan.

SECURITIES OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND OFFICERS AND DIRECTORS

The following table presents information regarding beneficial ownership of our common stock by:

•	each of our directors and nominees for director;

•	each of our named executive officers;

•	each stockholder known by us to beneficially hold five percent or more of our common stock; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 7, 2008 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the business address for each of our beneficial owners is c/o CVR Energy, Inc., 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479.

	Shares Beneficially
Beneficial Owner	Owned
Name and Address	Number	Percent

Coffeyville Acquisition LLC(1)	31,433,360	36.5%
Kelso Investment Associates VII, L.P.(1)	31,433,360	36.5%
KEP VI, LLC(1)	31,433,360	36.5%
320 Park Avenue, 24th Floor New York, New York 10022
Coffeyville Acquisition II LLC(2)	31,433,360	36.5%
The Goldman Sachs Group, Inc.(2)	31,433,360	36.5%
85 Broad Street New York, New York 10004
John J. Lipinski(3)	247,471	*
Stanley A. Riemann(4)	—	—
James T. Rens(5)	—	—
Robert W. Haugen(6)	5,000	*
Daniel J. Daly, Jr.(7)	—	—
Wesley Clark(8)	—	—
Scott L. Lebovitz(2)	31,433,360	36.5%
Regis B. Lippert(9)	7,500	*
George E. Matelich(1)	31,433,360	36.5%
Steve A. Nordaker	—	—
Stanley de J. Osborne(1)	31,433,360	36.5%
Kenneth A. Pontarelli(2)	31,433,360	36.5%
Mark Tomkins(10)	12,500	*
All directors and executive officers, as a group (17 persons)(11)	63,145,691	73.3%

*	Less than 1%.

(1)	Coffeyville Acquisition LLC directly owns 31,433,360 shares of common stock. Kelso Investment Associates VII, L.P. (“KIA VII”), a Delaware limited partnership, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 24,557,883 shares of common stock, and KEP VI, LLC

(“KEP VI”), a Delaware limited liability company, owns a number of common units in Coffeyville Acquisition LLC that corresponds to 6,081,000 shares of common stock. The Kelso Funds may be deemed to beneficially own indirectly, in the aggregate, all of the common stock of the Company owned by Coffeyville Acquisition LLC because the Kelso Funds control Coffeyville Acquisition LLC and have the power to vote or dispose of the common stock of the Company owned by Coffeyville Acquisition LLC. KIA VII and KEP VI, due to their common control, could be deemed to beneficially own each of the other’s shares but each disclaims such beneficial ownership. Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore may be deemed to share beneficial ownership of shares of common stock owned of record or beneficially owned by KIA VII, KEP VI and Coffeyville Acquisition LLC by virtue of their status as managing members of KEP VI and of Kelso GP VII, LLC, a Delaware limited liability company, the principal business of which is serving as the general partner of Kelso GP VII, L.P., a Delaware limited partnership, the principal business of which is serving as the general partner of KIA VII. Each of Messrs. Nickell, Wall, Matelich, Goldberg, Bynum, Wahrhaftig, Berney, Loverro, Connors, Osborne and Moore share investment and voting power with respect to the ownership interests owned by KIA VII, KEP VI and Coffeyville Acquisition LLC but disclaim beneficial ownership of such interests.

(2)	Coffeyville Acquisition II LLC directly owns 31,433,360 shares of common stock. GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P. (collectively, the “Goldman Sachs Funds”) are members of CA II and own common units of Coffeyville Acquisition II LLC. The Goldman Sachs Funds’ common units in CA II correspond to 31,125,918 shares of common stock. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. may be deemed to beneficially own indirectly, in the aggregate, all of the common stock owned by Coffeyville Acquisition II LLC through the Goldman Sachs Funds because (i) affiliates of Goldman, Sachs & Co. and The Goldman Sachs Group, Inc. are the general partner, managing general partner, managing partner, managing member or member of the Goldman Sachs Funds and (ii) the Goldman Sachs Funds control Coffeyville Acquisition II LLC and have the power to vote or dispose of the common stock of the Company owned by Coffeyville Acquisition II LLC. Goldman, Sachs & Co. is a direct and indirect wholly owned subsidiary of The Goldman Sachs Group, Inc. Goldman, Sachs & Co. is the investment manager of certain of the Goldman Sachs Funds. Shares that may be deemed to be beneficially owned by the Goldman Sachs Funds consist of: (1) 16,389,665 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Fund, L.P. and its general partner, GSCP V Advisors, L.L.C., (2) 8,466,218 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Offshore Fund, L.P. and its general partner, GSCP V Offshore Advisors, L.L.C., (3) 5,620,242 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V Institutional, L.P. and its general partner, GSCP V Advisors, L.L.C., and (4) 649,793 shares of common stock that may be deemed to be beneficially owned by GS Capital Partners V GmbH & Co. KG and its general partner, Goldman, Sachs Management GP GmbH. Kenneth A. Pontarelli is a partner managing director of Goldman, Sachs & Co. and Scott L. Lebovitz is a managing director of Goldman, Sachs & Co. Mr. Pontarelli, Mr. Lebovitz, The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaims beneficial ownership of the shares of common stock owned directly or indirectly by the Goldman Sachs Funds, except to the extent of their pecuniary interest therein, if any.

(3)	Mr. Lipinski owns 247,471 shares of common stock directly. In addition, Mr. Lipinski owns 158,285 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Lipinski does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares. Mr. Lipinski also owns (i) profits interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in Coffeyville Acquisition III LLC. See “Compensation of Executive Officers — Outstanding Equity Awards at 2007 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards at 2007 Fiscal Year-End That Have Vested.” Such

interests do not give Mr. Lipinski beneficial ownership of any shares of our common stock because they do not give Mr. Lipinski the power to vote or dispose of any such shares.

(4)	Mr. Riemann owns no shares of common stock directly. Mr. Riemann owns 97,408 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Riemann does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares. Mr. Riemann also owns (i) profits interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in Coffeyville Acquisition III LLC. See “Compensation of Executive Officers — Outstanding Equity Awards at 2007 Fiscal Year- End” and “Compensation of Executive Officers — Equity Awards at 2007 Fiscal Year-End That Have Vested.” Such interests do not give Mr. Riemann beneficial ownership of any shares of our common stock because they do not give Mr. Riemann the power to vote or dispose of any such shares.

(5)	Mr. Rens owns no shares of common stock directly. Mr. Rens owns 60,879 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Rens does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares. Mr. Rens also owns (i) profits interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in Coffeyville Acquisition III LLC. See “Compensation of Executive Officers — Outstanding Equity Awards at 2007 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards at 2007 Fiscal Year-End That Have Vested.” Such interests do not give Mr. Rens beneficial ownership of any shares of our common stock because they do not give Mr. Rens the power to vote or dispose of any such shares.

(6)	Mr. Haugen owns 5,000 shares of common stock directly. Mr. Haugen owns 24,352 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Haugen does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares. Mr. Haugen also owns (i) profits interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in Coffeyville Acquisition III LLC. See “Compensation of Executive Officers — Outstanding Equity Awards at 2007 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards at 2007 Fiscal Year-End That Have Vested.” Such interests do not give Mr. Haugen beneficial ownership of any shares of our common stock because they do not give Mr. Haugen the power to vote or dispose of any such shares.

(7)	Mr. Daly owns no shares of common stock directly. Mr. Daly owns 12,176 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Daly does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares. Mr. Daly also owns (i) profits interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, (ii) phantom points under each of the Phantom Unit Plans and (iii) common units and override units in Coffeyville Acquisition III LLC. See “Compensation of Executive Officers — Outstanding Equity Awards at 2007 Fiscal Year-End” and “Compensation of Executive Officers — Equity Awards at 2007 Fiscal Year-End That Have Vested.” Such interests do not give Mr. Daly beneficial ownership of any shares of our common stock because they do not give Mr. Daly the power to vote or dispose of any such shares.

(8)	Mr. Clark owns no shares of common stock directly. Mr. Clark owns 60,880 shares indirectly through his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Mr. Clark does not have the power to vote or dispose of shares that correspond to his ownership of common units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and thus does not have beneficial ownership of such shares.

(9)	In connection with our initial public offering, our Board awarded 5,000 shares of non-vested restricted stock to Mr. Lippert. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Lippert has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Because Mr. Lippert has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. In addition, our Board awarded Mr. Lippert options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of our common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, our Board awarded Mr. Lippert options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, members of Mr. Lippert’s immediate family own 2,500 shares of our common stock directly. Mr. Lippert disclaims beneficial ownership of shares of our common stock owned by members of his immediate family.

(10)	In connection with our initial public offering, our Board awarded 12,500 shares of non-vested restricted stock to Mark Tomkins. The date of grant for these shares of restricted stock was October 24, 2007. Under the terms of the restricted stock agreement, Mr. Tomkins has the right to vote his shares of restricted stock after the date of grant. However, the transfer restrictions on these shares will generally lapse in one-third annual increments beginning on the first anniversary of the date of grant. Because Mr. Tomkins has the right to vote his non-vested shares of restricted stock, he is deemed to have beneficial ownership of such shares. In addition, our Board awarded Mr. Tomkins options to purchase 5,150 shares of common stock with an exercise price equal to the initial public offering price of our common stock, which was $19.00 per share. The date of grant for these options was October 22, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant. Additionally, our Board awarded Mr. Tomkins options to purchase 4,300 shares of common stock with an exercise price equal to the closing price of our common stock on the date of grant, which was $24.73. The date of grant for these options was December 21, 2007. These options will generally vest in one-third annual increments beginning on the first anniversary of the date of grant.

(11)	The number of shares of common stock owned by all directors and executive officers, as a group, reflects the sum of (1) all shares of common stock directly owned by Coffeyville Acquisition LLC, with respect to which Messrs. George Matelich and Stanley de J. Osborne may be deemed to share beneficial ownership, (2) all shares of common stock directly owned by Coffeyville Acquisition II LLC, with respect to which Messrs. Kenneth A. Pontarelli and Scott L. Lebovitz may be deemed to share beneficial ownership, (3) the 247,471 shares of common stock owned directly by Mr. John J. Lipinski, the 1,000 shares of common stock owned directly by Mr. Gross, the 5,000 shares of common stock owned directly by Mr. Haugen, the 3,500 shares of common stock owned directly by Mr. Jernigan, the 1,000 shares of common stock owned directly by Mr. Vick and the 1,000 shares of common stock owned directly by Mr. Swanberg, (4) the 12,500 shares owned by Mr. Tomkins and (5) the 5,000 shares owned by Mr. Lippert and the 2,500 shares owned by members of Mr. Lippert’s family.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors, and other persons who own more than ten percent (10%) of our outstanding common stock, to file reports of their stock ownership and changes in their ownership of our common stock with the SEC and the NYSE. These same people must also furnish us with copies of these reports. We have performed a general review of such reports and amendments thereto filed in 2007. Based on our review of these reports, to our knowledge all of our executive officers and directors, and other persons who own more than ten percent (10%) of our outstanding common stock, have fully complied with the reporting requirements of Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our compensation committee is comprised of Messrs. George E. Matelich (as chairperson), Kenneth Pontarelli, Wesley Clark and Mark Tomkins.

The executive compensation philosophy of the compensation committee is threefold:

•	To align the executive officers’ interest with that of the stockholders and stakeholders, which provides long-term economic benefits to the stockholders;

•	To provide competitive financial incentives in the form of salary, bonuses, and benefits with the goal of retaining and attracting talented and highly motivated executive officers; and

•	To maintain a compensation program whereby the executive officers, through exceptional performance and equity ownership, will have the opportunity to realize economic rewards commensurate with appropriate gains of other equity holders and stake holders.

The compensation committee reviews and makes recommendations to the board of directors regarding our overall compensation strategy and policies, with the full board of directors having the final authority on compensation matters. The board of directors may from time to time delegate to the compensation committee the authority to take actions on specific compensation matters or with respect to compensation matters for certain employees or officers. In the past, there has been no such delegation, but our board of directors may delegate to the compensation committee, for example, in order to comply with Section 16 of the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986 when those laws require actions by outside or non-employee directors, as applicable. Rule 16b-3 issued under Section 16 of the Exchange Act provides that a transaction between an issuer and its officers or directors involving issuer securities may be exempt from Section 16(b) of the Exchange Act if it meets certain requirements, one of which is approval by a committee of the board of directors of the issuer consisting of two or more non-employee directors. Section 162(m) of the Code limits deductions by publicly held corporations for compensation paid to its “covered employees” (i.e., its chief executive officer and next four highest compensated officers) to the extent that the employee’s compensation for the taxable year exceeds $1,000,000. This limit does not apply to “qualified performance-based compensation,” which requires, among other things, satisfaction of a performance goal that is established by a committee of the board of directors consisting of two or more outside directors.

The compensation committee (1) develops, approves and oversees policies relating to compensation of our chief executive officer and other executive officers, (2) discharges the board’s responsibility relating to the establishment, amendment, modification, or termination of our 2007 Long Term Incentive Plan, the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) (the “Phantom Unit Plan I”) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (the “Phantom Unit Plan II”), health and welfare plans, incentive plans, defined contribution plans (“401(k) plans”), and any other benefit plan, program or arrangement which we sponsor or maintain and (3) discharges the responsibilities of the override unit committee of the board of directors.

Specifically, the compensation committee reviews and makes recommendations to the board of directors regarding annual and long-term performance goals and objectives for the chief executive officer and our other senior executives; reviews and makes recommendations to the board of directors regarding the annual salary, bonus and other incentives and benefits, direct and indirect, of the chief executive officer and our senior executives; reviews and authorizes the company to enter into employment, severance or other compensation agreements with the chief executive officer and other senior executives; administers our executive incentive plans, including the Phantom Unit Plan I and the Phantom Unit Plan II; establishes and periodically reviews perquisites and fringe benefits policies; reviews annually the implementation of our company-wide incentive bonus program; oversees contributions to our 401(k) plan; and performs such duties and responsibilities as may be assigned by the board of directors to the compensation committee under the terms of any executive compensation plan, incentive compensation plan or equity-based plan and as may be assigned to the compensation committee with respect to the issuance and management of the override units in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.

The compensation committee has regularly scheduled meetings concurrent with the board of directors meetings and additionally meets at other times as needed throughout the year. Frequently issues are discussed via teleconferencing. The chief executive officer, while a member of the compensation committee prior to our becoming a public company, did not participate in the determination of his own compensation, thereby avoiding any potential conflict of interest. However, he actively provided and will continue to provide guidance and recommendations to the committee regarding the amount and form of the compensation of the other executive officers and key employees. During 2006 and prior to our becoming a public company, given that the compensation committee consisted of senior representatives of the Goldman Sachs Funds and the Kelso Funds, as well as our chief executive officer, the board did not change or reject decisions made by the compensation committee.

Compensation paid to executive officers is closely aligned with our performance on both a short-term and long-term basis. Compensation is structured competitively in order to attract, motivate and retain executive officers and key employees and is considered crucial to our long-term success and the long-term enhancement of stockholder value. Compensation is structured to ensure that the executive officers’ objectives and rewards are directly correlated to our long-term objectives and the executive officers’ interests are aligned with those of stockholders. To this end, the compensation committee believes that the most critical component of compensation is equity compensation.

The following discusses in detail the foundation underlying and the drivers of our executive compensation philosophy, and also how the related decisions are made. Qualitative information related to the most important factors utilized in the analysis of these decisions is described.

Elements of Compensation

The three primary components of the compensation program are salary, an annual cash incentive bonus, and equity awards. Executive officers are also provided with benefits that are generally available to our salaried employees.

While these three components are related, we view them as separate and analyze them as such. The compensation committee believes that equity compensation is the primary motivator in attracting and retaining executive officers. Salary and cash incentive bonuses are viewed as secondary; however, the compensation committee views a competitive level of salary and cash bonus as critical to retaining talented individuals.

Base Salary

We fix the base salary of each of our executive officers at a level that we believe enables us to hire, motivate, and retain individuals in a competitive environment and to reward satisfactory individual and company performance. In determining its recommendations for salary levels, the compensation committee takes into account peer group pay and individual performance.

With respect to our peer group, management, through the chief executive officer, provides the compensation committee with information gathered through a detailed annual review of executive compensation programs of other publicly and privately held companies in our industry, which are similar to us in size and operations (among other factors). In 2007, management reviewed and provided information to the compensation committee regarding the salary, bonus and other compensation amounts paid to named executive officers in respect of 2006 for the following independent refining companies, which we view as members of our peer group: Frontier Oil Corporation, Holly Corporation and Tesoro Corporation. Management also reviewed the following fertilizer businesses for executives focused on our fertilizer business: CF Industries Holdings Inc. and Terra Industries, Inc. It then averaged these peer group salary levels over a number of years to develop a range of salaries of similarly situated executives of these companies, and used this range as a factor in determining base salary (and overall cash compensation) of the named executive officers. Management also reviewed the differences in levels of compensation among the named executive officers of this peer group, and used these differences as a factor in setting a different level of salary and overall compensation for each of our named executive officers based on their relative positions and levels of responsibility.

With respect to individual performance, the compensation committee considered, among other things, the following specific achievements over the past 12 months with respect to Mr. Lipinski.

•	Flood Response. Mr. Lipinski directed the Company’s successful response to an unprecedented flood which devastated portions of the city of Coffeyville during the weekend of June 30, 2007 and closed down our refinery and the nitrogen fertilizer plant. The flood also resulted in a crude oil discharge from our refinery into the Verdigris River that required an immediate environmental response. Under Mr. Lipinski’s leadership, the refinery was restored to full operation in approximately six weeks, and the fertilizer plant, situated on higher ground, returned to full operation in approximately 18 days. In addition, Mr. Lipinski oversaw our efforts to work closely with the EPA and Kansas regulators to review and analyze the environmental effects of the crude oil discharge and coordinate a property repurchase project in which we purchased approximately 300 homes from citizens of Coffeyville at their pre-flood values (or greater). This effort contributed to a successful outcome in our defense of two class action lawsuits.

•	Initial Public Offering. Mr. Lipinski supervised the initial filing of our registration statement with the Securities and Exchange Commission in September 2006 and the consummation of our initial public offering in October 2007. The initial public offering process required a large amount of time and attention due to the turnaround in the first quarter of 2007, the decision to move our nitrogen fertilizer operations into a limited partnership structure, and the flood which occurred during the weekend of June 30, 2007. We ultimately listed our shares of common stock on the New York Stock Exchange and sold 23 million shares in the offering at an initial price of $19.00 per share.

•	Business Expansion. Mr. Lipinski directed the Company’s growth strategy beginning in 2005, which included our refinery expansion project during 2006 and 2007 and the fertilizer plant UAN expansion project that commenced in 2007. Nearly every process unit at the refinery was involved in the refinery expansion project, which was consummated in the fourth quarter of 2007. Our refinery capacity, averaging less than 90,000 barrels per day (“bpd”) prior to June 2005, averaged over 110,000 bpd of crude during the fourth quarter of 2007, a record rate for our refinery. In addition, the blend of crudes was optimized to accommodate larger volumes of heavy sour crude. We processed more than 21,000 bpd of heavy sour crude in the fourth quarter of 2007, as compared with 2,700 bpd of heavy sour crude in the first quarter of 2006. Part of this project also included the addition of a new 24,000 bpd continuous catalytic reforming (“CCR”) unit which replaced an older technology unit two-thirds its size. The new CCR increased reforming capacity and also over time will produce more hydrogen, which over time will reduce our refinery’s dependence on the fertilizer business for hydrogen purchases. The fertilizer plant UAN expansion project is expected to enable the nitrogen fertilizer plant to consume substantially all of its net ammonia production in the production of UAN, historically a higher margin product than ammonia. We estimate that it will result in an approximately 400,000 ton, or 50%, increase in the fertilizer plant’s annual UAN production.

With respect to individual performance of Messrs. Riemann, Rens, Haugen and Daly, the compensation committee considered, among other things, management’s immediate and effective response to the June 2007 flood, the successful completion of our initial public offering in October 2007 and the expansion of our refinery’s capacity as evidenced by achievement of record throughput rates in the fourth quarter of 2007.

Each of the named executive officers has an employment agreement which sets forth his base salary. Salaries are reviewed annually by the compensation committee with periodic informal reviews throughout the year. Adjustments, if any, are usually made on January 1st of the year immediately following the review. In the fourth quarter of 2006, the compensation committee determined that Mr. Haugen’s base salary should be increased from $225,000 to $275,000 due to his increased responsibilities with our Company. The base salaries of Mr. Lipinski, Mr. Riemann, and Mr. Rens were not adjusted at that time. The compensation committee most recently reviewed the level of cash salary and bonus for each of the executive officers in

November 2007 and noted certain changes of responsibilities and promotions. Individual performance, the practices of our peer group of companies and changes in an executive officer’s status were considered, and each measurement was given relatively equal weight. The compensation committee recommended that the board of directors increase the 2008 salaries of Messrs. Lipinski (to $700,000 from $650,000), Riemann (to $375,000 from $350,000) and Rens (to $300,000 from $250,000), effective January 1, 2008, due to the increase in the cost of living and in order align their total compensation with compensation paid by companies in our peer group. Prior to October 23, 2007, Mr. Daly did not have an employment agreement with the Company. His base salary of $215,000 for 2007 was increased to $220,000 effective January 1, 2008 pursuant to the terms of the October 23, 2007 employment agreement. Mr. Haugen’s salary for 2008 remained at $275,000.

In addition, the compensation committee determined that no equity awards should be made to the named executive officers in connection with our initial public offering in 2007. However, the compensation committee may elect to make restricted stock grants, option grants or other equity grants during 2008 in its discretion. In addition, Coffeyville Acquisition III LLC, which owns the managing general partner of the Partnership, made limited equity grants of interests in Coffeyville Acquisition III LLC to the executive officers in 2007.

Annual Bonus

We use information about total cash compensation paid by members of our peer group of companies, the composition of which is discussed above, in determining both the level of bonus award and the ratio of salary to bonus because we believe that maintaining a level of bonus and a ratio of fixed salary (which is fixed and guaranteed) to bonus (which may fluctuate) that is in line with those of our competitors is an important factor in retaining the executives. The compensation committee also desires that a significant portion of our executive officers’ compensation package be at risk. That is, a portion of the executive officers’ overall compensation would not be guaranteed and would be determined based on individual and company performance. With respect to individual performance, the compensation committee considered the specific achievements of our named executive officers, as described above.

Our program provides for greater potential bonus awards as the authority and responsibility of a position increase. Our chief executive officer has the greatest percentage of his compensation at risk in the form of a discretionary bonus. Bonuses are determined based on our analysis of the total compensation packages for executive officers in our peer group. Our named executive officers retain a significant percentage of their compensation package at risk in the form of potential discretionary bonuses.

Bonuses may be paid in an amount equal to the target percentage, less than the target percentage or greater than the target percentage based on current year performance as recommended by the compensation committee. The performance determination takes into account overall operational performance, financial performance, factors affecting shareholder value including growth initiatives, and the individual’s personal performance. The determination of whether the target bonus amount should be paid is not based on specific metrics, but rather a general assessment of how the business performed as compared to the business plan developed for the year. Due to the nature of the business, financial performance alone may not dictate or be a fair indicator of the performance of the executive officers. Conversely, financial performance may exceed all expectations, but it could be due to outside forces in the industry rather than true performance by an executive that exceeds expectations. In order to take this mismatch into consideration and to assess the executive officers’ performance on their own merits, the compensation committee makes an assessment of the executive officer’s performance separate from the actual financial performance of the company, although such measurement is not based on any specific metrics.

The compensation committee reviewed the individualized performance and company performance as compared to expectations for the year ended December 31, 2007. Under their employment agreements, the 2007 target bonuses were the following percentages of salary for each of the following: Mr. Lipinski (250%), Mr. Rens (120%), Mr. Riemann (200%), Mr. Haugen (120%) and Mr. Daly (80%). The bonuses in respect of 2007 performance were greater than target for Messrs. Lipinski and Rens due to their significant and continuous involvement in our initial public offering, which was consummated in October 2007, and due to their effective leadership role in and their coordination of the effective response to the flood that occurred during the weekend of June 30, 2007. Bonuses in respect of 2007 performance were less than target for Messrs. Riemann and Haugen because of a review of how the business performed as compared to our business plan developed for the year. Mr. Daly’s bonus was approximately equivalent to his target bonus amount. Under their employment agreements, the 2008 target bonuses will be the following percentages of salary for each of the following: Mr. Lipinski (250%), Mr. Rens (120%), Mr. Riemann (200%), Mr. Haugen (120%) and Mr. Daly (80%).

Annual cash incentive bonuses for our named executive officers are established as part of their respective individual employment agreements. Each of these employment agreements provides that the executive will receive an annual cash performance bonus determined in the discretion of the board of directors, with a target bonus amount specified as a percentage of salary for that executive officer based on individualized performance goals and company performance goals. In connection with the review of peer company compensation practices with respect to total cash compensation paid as described above, in November 2007, the compensation committee did not adjust the future target percentage for the performance-based annual cash bonus for executive officers as the compensation committee felt such targets were comparable to, and appropriate with respect to, its peer companies.

Equity

We use equity incentives to reward long-term performance. The issuance of equity to executive officers is intended to generate significant future value for each executive officer if the company’s performance is outstanding and the value of the Company’s equity increases for all stockholders. The compensation committee believes that this also promotes long-term retention of the executive. The equity incentives were negotiated to a large degree at the time of the acquisition of our business in June 2005 (with additional units that were not originally allocated in June 2005 issued in December 2006) in order to bring the executive officers’ compensation package in line with executives at private equity portfolio companies, based on the private equity market practices at that time.

The greatest share of total compensation to the chief executive officer and other named executive officers (as well as selected senior executives and key employees) is in the form of equity: common units in our two largest stockholders, Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, override units within Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and common and override units in Coffeyville Acquisition III LLC, the entity which owns the managing general partner of the Partnership which holds the nitrogen fertilizer business. Any financial obligations related to such common units and override units reside with the issuer of such units and not with CVR Energy. Separately, Coffeyville Resources, LLC, a subsidiary of CVR Energy, issued phantom points to certain members of management, and any financial obligations related to such phantom points are the obligations of CVR Energy. The total number of such awards is detailed in this Proxy Statement and was approved by the board of directors.

The limited liability company agreements of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC provide the methodology for payouts for most of this equity based compensation. In general terms, the agreements provide for two classes of interests in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC: (1) common units and (2) profits interests, which are called override units (and consist of both operating units and value units). Each of the named executive officers has capital accounts under which his balance is increased or decreased to reflect his allocable share of net income and gross income of Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable, the capital that the named executive officer contributed in exchange for his common units, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC may make distributions to their members to the extent that the cash available to them is in excess of the business’s reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. All cash payable pursuant to the limited liability company agreements of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC will be paid by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, respectively, and will not be paid by CVR Energy. Although CVR Energy is required to recognize a compensation expense with respect to such awards, CVR Energy also records a contribution to capital with respect to these awards, and as a result, there is no cash effect on CVR Energy.

The Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) (which we refer to as the Phantom Unit Plan I) works in correlation with the methodology established by the Coffeyville Acquisition LLC limited liability company agreement and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) (which we refer to as the Phantom Unit Plan II) works in correlation with the methodology established by the Coffeyville Acquisition II LLC limited liability company agreement.

The limited liability company agreement of Coffeyville Acquisition III LLC provides for two classes of interests in Coffeyville Acquisition III LLC: (1) common units and (2) profits interests, which are called override units. Each of the named executive officers has a capital account under which his balance is increased or decreased to reflect his allocable share of net income and gross income of Coffeyville Acquisition III LLC, the capital that the named executive officer contributed, distributions paid to such named executive officer and his allocable share of net loss and items of gross deduction. Coffeyville Acquisition III LLC may make distributions to its members to the extent that the cash available to it is in excess of the business’s reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds.

All issuances of override units and phantom points made through December 31, 2007 were made at what the board of directors determined to be their fair value on their respective grant dates. For a more detailed description of these plans, please see “Compensation of Executive Officers — Employment Agreements and Other Arrangements — Executives’ Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Executive Officer’s Interests in Coffeyville Acquisition III LLC,” and “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II),” below.

Additionally, there was a pool of override units under the Coffeyville Acquisition LLC limited liability company agreement that had not been issued as of December 2006. It was the intent that, upon a filing of a registration statement, the unallocated override units in the pool would be issued. The compensation committee recommended the issuance of all remaining override units in the pool available be issued to John J. Lipinski on December 29, 2006. The compensation committee made its decision and recommendation to the board of directors to grant Mr. Lipinski these additional units based on his accomplishments (and made the decision and recommendation without any input from Mr. Lipinski). Mr. Lipinski has been and will continue to be instrumental in positioning the company to become more competitive and in increasing the capacity of the refinery operations through his negotiating and obtaining favorable crude oil pricing, as well as in helping to gain access to capital in order to expand overall operations of both segments of our business. The increased value and growth of the business is directly attributable to the actions and leadership that Mr. Lipinski has provided for the overall executive management group.

Additionally, due to the significant contributions of Mr. Lipinski as reflected above, in December 2006 the compensation committee awarded him for his services 0.1044200 shares in Coffeyville Refining & Marketing, Inc. and 0.2125376 shares in Coffeyville Nitrogen Fertilizers, Inc. This approximated 0.31% and 0.64% of each company’s total shares outstanding, respectively, at that time. The shares were issued to compensate him for his exceptional performance related to the operations of the business. In connection with the formation of Coffeyville Refining & Marketing Holdings, Inc. in August 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing, Inc. were exchanged for an equivalent number of shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. Prior to our becoming a public company in October 2007, these shares were exchanged for 247,471 shares of common stock in CVR Energy at an equivalent fair market value.

We also established a stock incentive plan in connection with our initial public offering in October 2007. No awards have been established at this time for the chief executive officer or other named executive officers. In keeping with the compensation committee’s stated philosophy, such awards will be intended to help achieve the compensation goals necessary to run our business. As stated above, the compensation committee may elect to make awards under this plan in 2008 at its discretion.

Other Forms of Compensation

Each of our executive officers has a provision in his employment agreement providing for certain severance benefits in the event of termination without cause. These severance provisions are described in “Compensation of Executive Officers — Employment Agreements and Other Arrangements.” The severance arrangements were all negotiated with the original employment agreements between the executive officer and the company. There are no change of control arrangements, but the compensation committee believed that there needed to be some form of compensation upon certain events of termination of services as is customary for similar companies.

As a general matter, we do not provide a significant number of perquisites to named executive officers.

Compensation Policies and Philosophy

Ours is a commodity business with high volatility and risk where earnings are not only influenced by margins, but also by unique, innovative and aggressive actions and business practices on the part of the executive team. The compensation committee routinely reviews financial and operational performance compared to our business plan, positive and negative industry factors, and the response of the senior management team in dealing with and maximizing operational and financial performance in the face of otherwise negative situations. Due to the nature of our business, performance of an individual or the business as a whole may be outstanding; however, our financial performance may not depict this same level of achievement. The financial performance of the company is not necessarily reflective of individual operational performance. These are some of the factors used in setting executive compensation. Specific performance levels or benchmarks are not necessarily used to establish compensation; however, the compensation committee takes into account all factors to make a subjective determination of related compensation packages for the executive officers.

The compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and current compensation, between cash and non-cash compensation, or among different forms of compensation other than its belief that the most crucial component is equity compensation. The decision is strictly made on a subjective and individual basis considering all relevant facts.

For compensation decisions, including decisions regarding the grant of equity compensation relating to executive officers (other than our chief executive officer and chief operating officer), the compensation committee typically considers the recommendations of our chief executive officer.

In recommending compensation levels and practices, our management reviews peer group compensation practices based on publicly available data. The analysis is done in-house in its entirety and is reviewed by executive officers who are not members of the compensation committee. The analysis is based on public information available through proxy statements and similar sources. Because the analysis is almost always performed based on prior year public information, it may often be somewhat outdated. We have not historically and at this time do not intend to hire or rely on independent consultants to analyze or prepare formal surveys for us. We do receive certain unsolicited executive compensation surveys; however, our use of these is limited as we believe we need to determine our baseline based on practices of other companies in our industry.

Because we are now a public company, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid out to our executive officers unless specific and detailed criteria are satisfied. We believe that it is in our best interest to deduct compensation paid to our executive officers. We will consider the anticipated tax treatment to the company and our executive officers in the review and determination of the compensation payments and incentives. No assurance, however, can be given that the compensation will be fully deductible under Section 162(m).

Nitrogen Fertilizer Limited Partnership

A number of our executive officers, including our chief executive officer, chief operating officer, chief financial officer, general counsel, executive vice president/general manager for nitrogen fertilizer, and vice president, environmental, health and safety, serve as executive officers for both our company and the Partnership. These executive officers receive all of their compensation and benefits from us, including compensation related to services for the Partnership, and are not paid by the Partnership or its managing general partner. However, the Partnership or the managing general partner must reimburse us pursuant to a services agreement for the time our executive officers spend working for the Partnership. The percentage of each named executive officer’s compensation that represent the services provided to the Partnership in 2007 are approximately as follows: John J. Lipinski (25%), Stanley A. Riemann (40%), James T. Rens (35%), Robert W. Haugen (5%) and Daniel J. Daly, Jr. (10%).

We have entered into a services agreement with the Partnership and its managing general partner in which we have agreed to provide management services to the Partnership for the operation of the nitrogen fertilizer business. Under this agreement any of the Partnership, its managing general partner or Coffeyville Resources Nitrogen Fertilizers, LLC, a subsidiary of the Partnership, are required to pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share must be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs; and (iv) various other administrative costs in accordance with the terms of the agreement. Either we or the managing general partner of the Partnership may terminate the agreement upon at least 90 days’ notice. If the Partnership’s initial public offering is consummated, we plan to amend the services agreement to provide that the agreement may not be terminated for one year following such offering.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

George E. Matelich, Chairperson
Kenneth A. Pontarelli
Wesley K. Clark
Mark E. Tomkins

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the years ended December 31, 2006 and December 31, 2007 earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers as of December 31, 2007. In this Proxy Statement, we refer to these individuals as our named executive officers.

						Non-Equity
					Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus(1)		Awards (3)	Compensation(1)(4)	Compensation(5)		Total

John J. Lipinski	2007	$650,000	$1,850,000		—	—	$12,189,955	(6)	$14,689,955
Chief Executive Officer	2006	$650,000	$1,331,790		$4,326,188	$487,500	$5,007,935	(7)	$11,803,413
James T. Rens	2007	$250,000	$400,000		—	—	$2,761,144	(8)	$3,411,144
Chief Financial Officer	2006	$250,000	$205,000		—	$130,000	$695,316	(9)	$1,280,316
Stanley A. Riemann	2007	$350,000	$722,917	(2)	—	—	$4,911,011	(10)	$5,983,928
Chief Operating Officer	2006	$350,000	$772,917	(2)	—	$210,000	$943,789	(11)	$2,276,706
Robert W. Haugen	2007	$275,000	$230,000		—	—	$2,822,978	(12)	$3,327,978
Executive Vice President,	2006	$225,000	$205,000		—	$117,000	$695,471	(13)	$1,242,471
Refining Operations
Daniel J. Daly, Jr.	2007	$215,000	$200,000		—	—	$2,355,059	(14)	$2,770,059
Executive Vice President,	2006	$185,000	$175,000		—	$96,200	$714,705	(15)	$1,170,905
Strategy

(1)	Bonuses are reported for the year in which they were earned, though they may have been paid the following year.

(2)	Includes a retention bonus in the amount of $122,917.

(3)	Reflects the amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006 and December 31, 2007 with respect to shares of common stock of each of Coffeyville Refining & Marketing, Inc. and Coffeyville Nitrogen Fertilizers, Inc. granted to Mr. Lipinski effective December 28, 2006. In connection with the formation of Coffeyville Refining & Marketing Holdings, Inc. in August 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing, Inc. were exchanged for an equivalent number of shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. In connection with our initial public offering in October 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. were exchanged by Mr. Lipinski for 247,471 shares of our common stock.

(4)	Reflects cash awards to the named individuals in respect of 2006 performance pursuant to our Variable Compensation Plan. Beginning in 2007, our executive officers no longer participated in this plan.

(5)	The amounts shown represent grants of profits interests in Coffeyville Acquisition LLC, Coffeyville Acquisition II LLC and Coffeyville Acquisition III LLC and grants of phantom points in Phantom Unit Plan I and Phantom Unit Plan II and reflect the dollar amounts recognized for financial statement reporting purposes for the years ended December 31, 2006 and December 31, 2007 in accordance with FAS 123(R). For the 2006 amounts, assumptions used in the calculation are included in footnote 5 to our audited financial statements for the year ended December 31, 2006 included in the Company’s registration statement on Form S-1/A filed on October 16, 2007. For the 2007 amounts, assumptions used in the calculation are included in footnote 3 to our audited financial statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed on March 28, 2008. The profits interests in Coffeyville Acquisition LLC, Coffeyville Acquisition II LLC and Coffeyville Acquisition III LLC and the phantom points in Phantom Unit Plan I and Phantom Unit Plan II are more fully described below under “— Employment Agreements and Other Arrangements — Executives’ Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC,” “— Executive Officers’ Interests in Coffeyville Acquisition III LLC,” and “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(6)	Includes (a) a company contribution under our 401(k) plan in 2007, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2007, (c) the premiums paid for by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in Coffeyville Acquisition LLC that were granted in 2005 in the amount of $8,057,632, (e) profits interests in Coffeyville Acquisition LLC that were granted on December 29, 2006 in the amount of $1,595,428, (f) profits interests in Coffeyville Acquisition III LLC that were granted in October 2007 in the amount of $1,080 and (g) phantom points granted during the period ending December 31, 2006 in the amount of $2,519,640.

(7)	Includes (a) a company contribution under our 401(k) plan in 2006, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2006, (c) forgiveness of a note that Mr. Lipinski owed to Coffeyville Acquisition LLC in the amount of $350,000, (d) forgiveness of accrued interest related to the forgiven note in the amount of $17,989, (e) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $630,059, (f) a cash payment in respect of taxes payable on his December 28, 2006 grant of subsidiary stock in the amount of $2,481,346, (g) profits interests in Coffeyville Acquisition LLC that were granted on December 29, 2006 in the amount of $20,510 and (h) phantom points granted during the period ending December 31, 2006 in the amount of $1,495,211.

(8)	Includes (a) a company contribution under our 401(k) plan in 2007, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2007, (c) the premiums paid for by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $1,836,087, (e) profits interests in Coffeyville Acquisition III LLC that were granted in October 2007 in the amount of $201 and (f) phantom points granted to Mr. Rens during the period ending December 31, 2006 in the amount of $911,768.

(9)	Includes (a) a company contribution under our 401(k) plan in 2006, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2006, (c) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $279,670 and (d) phantom points granted to Mr. Rens during the period ending December 31, 2006 in the amount of $651,299.

(10)	Includes (a) a company contribution under our 401(k) plan in 2007, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2007, (c) the premiums paid for by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $3,576,617, (e) profits interests in Coffeyville Acquisition III LLC that were granted in October 2007 in the amount of $393, (f) phantom points granted to Mr. Riemann during the period ending December 31, 2006 in the amount of $1,097,527 and (g) a relocation bonus of $222,099.

(11)	Includes (a) a company contribution under our 401(k) plan in 2006, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2006, (c) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $143,571 and (d) phantom points granted to Mr. Riemann during the period ending December 31, 2006 in the amount of $541,061.

(12)	Includes (a) a company contribution under our 401(k) plan in 2007, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2007, (c) the premiums paid for by us on behalf of the executive officer with respect to our basic life insurance program, (d) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $1,836,087, (e) profits interests in Coffeyville Acquisition III LLC that were granted in October 2007 in the amount of $201, (f) phantom points granted to Mr. Haugen during the period ending December 31, 2006 in the amount of $911,768 and (g) a relocation bonus of $61,500.

(13)	Includes (a) a company contribution under our 401(k) plan in 2006, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2006, (c) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $143,571 and (d) phantom points granted to Mr. Haugen during the period ending December 31, 2006 in the amount of $541,061.

(14)	Includes (a) a company contribution under our 401(k) plan in 2007, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2007, (c) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $1,324,168, (d) profits interests in Coffeyville Acquisition III LLC that were granted in October 2007 in the amount of $144 and (e) phantom points granted to Mr. Daly during the period ending December 31, 2006 in the amount of $1,016,972.

(15)	Includes (a) a company contribution under our 401(k) plan in 2006, (b) the premiums paid by us on behalf of the executive officer with respect to our executive life insurance program in 2006, (c) profits interests in Coffeyville Acquisition LLC granted in 2005 in the amount of $103,543 and (d) phantom points granted to Mr. Daly during the period ending December 31, 2006 in the amount of $603,491.

Employment Agreements and Other Arrangements

Employment Agreements

John J. Lipinski.  On July 12, 2005, Coffeyville Resources, LLC entered into an employment agreement with Mr. Lipinski, as Chief Executive Officer, which was subsequently assumed by CVR Energy and amended and restated effective as of December 29, 2007. The agreement has a rolling term of three years so that at the end of each month it automatically renews for one additional month, unless otherwise terminated by CVR Energy or Mr. Lipinski. Mr. Lipinski receives an annual base salary of $650,000 ($700,000 effective January 1, 2008). Mr. Lipinski is eligible to receive a performance-based annual cash bonus with a target payment equal to 250% of his annual base salary to be based upon individual and/or company performance criteria as established by our board of directors for each fiscal year.

Mr. Lipinski’s agreement provides for certain severance payments that may be due following the termination of his employment. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

Stanley A. Riemann, James T. Rens, Robert W. Haugen and Daniel J. Daly, Jr.  On July 12, 2005, Coffeyville Resources, LLC entered into employment agreements with each of Mr. Riemann, Mr. Rens, and Mr. Haugen. The agreements were subsequently assumed by CVR Energy and amended and rested effective as of December 29, 2007. The agreements have a term of three years and expire in December 2010, unless otherwise terminated earlier by the parties. CVR Energy entered into an employment agreement with Mr. Daly on October 23, 2007 and amended that agreement as of November 30, 2007. The agreements provide for an annual base salary of $350,000 for Mr. Riemann ($375,000 effective January 1, 2008), $250,000 for Mr. Rens ($300,000 effective January 1, 2008), $275,000 for Mr. Haugen and $215,000 for Mr. Daly ($220,000 effective January 1, 2008). Each executive officer is eligible to receive a performance-based annual cash bonus to be based upon individual and/or company performance criteria as established by the board of directors of Coffeyville Resources, LLC for each fiscal year. The target annual bonus percentages are as follows: Mr. Riemann (200%), Mr. Rens (120%), Mr. Haugen (120%) and Mr. Daly (80%).

These agreements provide for certain severance payments that may be due following the termination of the executive officers’ employment. These benefits are described below under “— Potential Payments Upon Termination or Change-of-Control.”

Long Term Incentive Plan

The CVR Energy, Inc. 2007 Long Term Incentive Plan (the “LTIP”) permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, dividend equivalent rights, share awards and performance awards (including performance share units, performance units and performance-based restricted stock). Individuals who are eligible to receive awards and grants under the LTIP include our and our subsidiaries’ employees, officers, consultants, advisors and directors. A summary of the principal features of the LTIP is provided below. As of December 31, 2007, no awards had been made under the LTIP to any of our executive officers.

Shares Available for Issuance.  The LTIP authorizes a share pool of 7,500,000 shares of our common stock, 1,000,000 of which may be issued in respect of incentive stock options. Whenever any outstanding award granted under the LTIP expires, is canceled, is settled in cash or is otherwise terminated for any reason without having been exercised or payment having been made in respect of the entire award, the number of shares available for issuance under the LTIP shall be increased by the number of shares previously allocable to the expired, canceled, settled or otherwise terminated portion of the award. As of December 31, 2007, 7,463,600 shares of common stock were available for issuance under the LTIP.

Administration and Eligibility.  The LTIP is administered by a committee, which is currently the compensation committee. The committee determines who is eligible to participate in the LTIP, determines the types of awards to be granted, prescribes the terms and conditions of all awards, and construes and interprets the terms of the LTIP. All decisions made by the committee are final, binding and conclusive.

Award Limits.  In any three calendar year period, no participant may be granted awards in respect of more than 6,000,000 shares in the form of (i) stock options, (ii) SARs, (iii) performance-based restricted stock and (iv) performance share units, with the above limit subject to the adjustment provisions discussed below. The maximum dollar amount of cash or the fair market value of shares that any participant may receive in any calendar year in respect of performance units may not exceed $3,000,000.

Type of Awards.  Below is a description of the types of awards available for grant pursuant to the LTIP.

Stock Options.  The compensation committee is authorized to grant stock options to participants. The stock options may be either nonqualified stock options or incentive stock options. The exercise price of any stock option must be equal to or greater than the fair market value of a share on the date the stock option is granted. The term of a stock option cannot exceed ten (10) years (except that options may be exercised for up to one (1) year following the death of a participant even, with respect to nonqualified stock options, if such period extends beyond the ten (10) year term). Subject to the terms of the LTIP, the option’s terms and conditions, which include but are no limited to, exercise price, vesting, treatment of the award upon termination of employment, and expiration of the option, are determined by the committee and will be set forth in an award agreement. Payment for shares purchased upon exercise of an option must be made in full at the time of purchase. The exercise price may be paid (i) in cash or its equivalent (e.g., check), (ii) in shares of our common stock already owned by the participant, on terms determined by the committee, (iii) in the form of other property as determined by the committee, (iv) through participation in a “cashless exercise” procedure involving a broker or (v) by a combination of the foregoing.

SARS.  The compensation committee may, in its discretion, either alone or in connection with the grant of an option, grant a SAR to a participant. The terms and conditions of the award will be set forth in an award agreement. SARs may be exercised at such times and be subject to such other terms, conditions, and provisions as the committee may impose. SARs that are granted in tandem with an option may only be exercised upon the surrender of the right to purchase an equivalent number of shares of our common stock under the related option and may be exercised only with respect to the shares of our common stock for which the related option is then exercisable. The committee may establish a maximum amount per share that would be payable upon exercise of a SAR. A SAR entitles the participant to receive, on exercise of the SAR, an amount equal to the product of (i) the excess of the fair market value of a share of our common stock on the date preceding the date of surrender over the fair market value of a share of our common stock on the date the SAR was issued, or, if the SAR is related to an option, the per-share exercise price of the option and (ii) the number of shares of our common stock subject to the SAR or portion thereof being exercised. Subject to the discretion of the committee, payment of a SAR may be made (i) in cash, (ii) in shares of our common stock or (iii) in a combination of both (i) and (ii).

Dividend Equivalent Rights.  The compensation committee may grant dividend equivalent rights either in tandem with an award or as a separate award. The terms and conditions applicable to each dividend equivalent right be specified in an award agreement. Amounts payable in respect of dividend equivalent rights may be payable currently or, if applicable, deferred until the lapsing of restrictions on the dividend equivalent rights or until the vesting, exercise, payment, settlement or other lapse of restrictions on the award to which the dividend equivalent rights relate.

Service Based Restricted Stock and Restricted Stock Units.  The compensation committee may grant awards of time-based restricted stock and restricted stock units. Restricted stock and restricted stock units may not be sold, transferred, pledged, or otherwise transferred until the time, or until the satisfaction of such other terms, conditions, and provisions, as the committee may determine. When the period of restriction on restricted stock terminates, unrestricted shares of our common stock will be delivered. Unless the committee otherwise determines at the time of grant, restricted stock carries with it full voting rights and other rights as a stockholder, including rights to receive dividends and other distributions. At the time an award of restricted stock is granted, the committee may determine that the payment to the participant of dividends be deferred until the lapsing of the restrictions imposed upon the shares and whether deferred dividends are to be converted into additional shares of restricted stock or held in cash. The deferred dividends would be subject to the same forfeiture restrictions and restrictions on transferability as the restricted stock with respect to which they were paid. Each restricted stock unit represents the right of the participant to receive a payment upon vesting of the restricted stock unit or on any later date specified by the committee. The payment will equal the fair market value of a share of common stock as of the date the restricted stock unit was granted, the vesting date, or such other date as determined by the committee at the time the restricted stock unit was granted. At the time of grant, the committee may provide a limitation on the amount payable in respect of each restricted stock unit. The committee may provide for a payment in respect of restricted stock unit awards (i) in cash or (ii) in shares of our common stock having a fair market value equal to the payment to which the participant has become entitled.

Share Awards.  The compensation committee may award shares to participants as additional compensation for service to us or a subsidiary or in lieu of cash or other compensation to which participants have become entitled. Share awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the committee determines to be appropriate.

Performance Share Units and Performance Units.  Performance share unit awards and performance unit awards may be granted by the compensation committee under the LTIP. Performance share units are denominated in shares and represent the right to receive a payment in an amount based on the fair market value of a share on the date the performance share units were granted, become vested or any other date specified by the committee, or a percentage of such amount depending on the level of performance goals attained. Performance units are denominated in a specified dollar amount and represent the right to receive a payment of the specified dollar amount or a percentage of the specified dollar amount, depending on the level of performance goals attained. Such awards would be earned only if performance goals established for performance periods are met. A minimum one-year performance period is required. At the time of grant the committee may establish a maximum amount payable in respect of a vested performance share or performance unit. The committee may provide for payment (i) in cash, (ii) in shares of our common stock having a fair market value equal to the payment to which the participant has become entitled or (iii) by a combination of both (i) and (ii).

Performance-Based Restricted Stock.  The compensation committee may grant awards of performance-based restricted stock. The terms and conditions of any such award will be set forth in an award agreement. Such awards would be earned only if performance goals established for performance periods are met. Upon the lapse of the restrictions, the committee will deliver a stock certificate or evidence of book entry shares to the participant. Awards of performance-based restricted stock will be subject to a minimum one-year performance cycle. At the time an award of performance-based restricted stock is granted, the committee may determine that the payment to the participant of dividends will be deferred until the lapsing of the restrictions imposed upon the performance-based restricted stock and whether deferred dividends are to be converted into additional shares of performance-based restricted stock or held in cash.

Performance Objectives.  Performance share units, performance units and performance-based restricted stock awards under the LTIP may be made subject to the attainment of performance goals based on one or more of the following business criteria: (i) stock price; (ii) earnings per share; (iii) operating income; (iv) return on equity or assets; (v) cash flow; (vi) earnings before interest, taxes, depreciation and amortization, or EBITDA; (vii) revenues; (viii) overall revenue or sales growth; (ix) expense reduction or management; (x) market position; (xi) total stockholder return; (xii) return on investment; (xiii) earnings before interest and taxes, or EBIT; (xiv) net income; (xv) return on net assets; (xvi) economic value added; (xvii) stockholder value added; (xviii) cash flow return on investment; (xix) net operating profit; (xx) net operating profit after tax; (xxi) return on capital; (xxii) return on invested capital; or (xxiii) any combination, including one or more ratios, of the foregoing.

Performance criteria may be in respect of our performance, that of any of our subsidiaries, that of any of our divisions or any combination of the foregoing. Performance criteria may be absolute or relative (to our prior performance or to the performance of one or more other entities or external indices) and may be expressed in terms of a progression within a specified range. The compensation committee may, at the time performance criteria in respect of a performance award are established, provide for the manner in which performance will be measured against the performance criteria to reflect the effects of extraordinary items, gain or loss on the disposal of a business segment (other than the provisions for operating losses or income during the phase-out), unusual or infrequently occurring events and transactions that have been publicly disclosed, changes in accounting principles, the impact of specified corporate transactions (such as a stock split or stock divided), special charges and tax law changes, all as determined in accordance with generally accepted accounting principles (to the extent applicable).

Amendment and Termination of the LTIP.  Our board of directors has the right to amend the LTIP except that our board of directors may not amend the LTIP in a manner that would impair or adversely affect the rights of the holder of an award without the award holder’s consent. In addition, our board of directors may not amend the LTIP absent stockholder approval to the extent such approval is required by applicable law, regulation or exchange requirement. The LTIP will terminate on the tenth anniversary of the date of stockholder approval. The board of directors may terminate the LTIP at any earlier time except that termination cannot in any manner impair or adversely affect the rights of the holder of an award without the award holder’s consent.

Repricing of Options or SARs.  Unless our stockholders approve such adjustment, the compensation committee will not have authority to make any adjustments to options or SARs that would reduce or would have the effect of reducing the exercise price of an option or SAR previously granted under the LTIP.

Change in Control.  The effect, if any, of a change in control on each of the awards granted under the LTIP may be set forth in the applicable award agreement.

Adjustments.  In the event of a reclassification, recapitalization, merger, consolidation, reorganization, spin-off, split-up, stock dividend, stock split or reverse stock split, or similar transaction or other change in corporate structure affecting our common stock, adjustments and other substitutions will be made to the LTIP, including adjustments in the maximum number of shares subject to the LTIP and other numerical limitations. Adjustments will also be made to awards under the LTIP as the compensation committee determines appropriate. In the event of our merger or consolidation, liquidation or dissolution, outstanding options and awards will either be treated as provided for in the agreement entered into in connection with the transaction (which may include the accelerated vesting and cancellation of the options and SARs or the cancellation of options and SARs for payment of the excess, if any, of the consideration paid to stockholders in the transaction over the exercise price of the options or SARs), or converted into options or awards in respect of the same securities, cash, property or other consideration that stockholders received in connection with the transaction.

Executives’ Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC

The following is a summary of the material terms of the Coffeyville Acquisition LLC Second Amended and Restated Limited Liability Company Agreement and the Coffeyville Acquisition II LLC Agreement as they relate to the limited liability company interests granted to our named executive officers pursuant to those agreements as of December 31, 2007. We refer to the limited liability company agreements of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC collectively as the “LLC Agreements.” The terms of the two limited liability company agreements which relate to the interests granted to our named executive officers are identical to each other.

General.  The LLC Agreements provide for two classes of interests in the respective limited liability companies: (i) common units and (ii) profits interests, which are called override units (which consist of both operating units and value units) (common units and override units are collectively referred to as “units”). The common units provide for voting rights and have rights with respect to profits and losses of, and distributions from, Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, as applicable. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, as applicable, or one of its or their subsidiaries. The common units were issued to our named executive officers in the following amounts (as subsequently adjusted) in exchange for capital contributions in the following amounts: Mr. Lipinski (capital contribution of $650,000 in exchange for 57,446 units), Mr. Riemann (capital contribution of $400,000 in exchange for 35,352 units), Mr. Rens (capital contribution of $250,000 in exchange for 22,095 units), Mr. Haugen (capital contribution of $100,000 in exchange for 8,838 units) and Mr. Daly (capital contribution of $50,000 in exchange for 4,419 units). These named executive officers were also granted override units, which consist of operating units and value units, in the following amounts: Mr. Lipinski (an initial grant of 315,818 operating units and 631,637 value units and a December 2006 grant of 72,492 operating units and 144,966 value units), Mr. Riemann (140,185 operating units and 280,371 value units), Mr. Rens (71,965 operating units and 143,931 value units), Mr. Haugen (71,965 operating units and 143,931 value units) and Mr. Daly (51,901 operating units and 103,801 value units). Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable. Our named executive officers were not required to make any capital contribution with respect to the override units; override units were issued only to certain members of management who own common units and who agreed to provide services to Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable.

In addition, common units were issued to the following executive officers in the following amounts (as subsequently adjusted) in exchange for the following capital contributions: Mr. Kevan Vick (capital contribution of $250,000 in exchange for 22,095 units), Mr. Edmund Gross (capital contribution of $30,000 in exchange for 2,651 units), Mr. Chris Swanberg (capital contribution of $25,000 in exchange for 2,209 units) and Mr. Wyatt Jernigan (capital contribution of $100,000 in exchange for 8,838 units). Also, Mr. Vick was granted 71,965 operating units and 143,931 value units and Mr. Jernigan was granted 71,965 operating units and 143,931 value units.

If all of the shares of common stock of our Company held by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC were sold at $24.94 per share, which was the price of our common stock on December 31, 2007, and cash was distributed to members pursuant to the limited liability company agreements of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, our named executive officers would receive a cash payment in respect of their override units in the following approximate amounts: Mr. Lipinski ($66.0 million), Mr. Riemann ($25.7 million), Mr. Rens ($13.2 million), Mr. Haugen ($13.2 million), and Mr. Daly ($9.5 million).

Forfeiture of Override Units Upon Termination of Employment.  If the executive officer ceases to provide services to Coffeyville Acquisition LLC or Coffeyville Acquisition II, LLC, as applicable, or a subsidiary due to a termination for “cause” (as such term is defined in the LLC Agreements), the executive officer will forfeit all of his override units. If the executive officer ceases to provide services for any reason other than cause before the fifth anniversary of the date of grant of his operating units, and provided that an event that is an “Exit Event” (as such term is defined in the LLC Agreements) has not yet occurred and there is no definitive agreement in effect regarding a transaction that would constitute an Exit Event, then (a) unless the termination was due to the executive officer’s death or “disability” (as that term is defined in the LLC Agreements), in which case a different vesting schedule will apply based on when the death or disability occurs, all value units will be forfeited and (b) a percentage of the operating units will be forfeited according to the following schedule: if terminated before the second anniversary of the date of grant, 100% of operating units are forfeited; if terminated on or after the second anniversary of the date of grant, but before the third anniversary of the date of grant, 75% of operating units are forfeited; if terminated on or after the third anniversary of the date of grant, but before the fourth anniversary of the date of grant, 50% of operating units are forfeited; and

if terminated on or after the fourth anniversary of the date of grant, but before the fifth anniversary of the date of grant, 25% of his operating units are forfeited.

Adjustments to Capital Accounts; Distributions.  Each of the executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction.

Value units owned by the executive officers do not participate in distributions under the LLC Agreements until the “Current Value” is at least two times the “Initial Price” (as these terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price. Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC may make distributions to their members to the extent that the cash available to them is in excess of the applicable business’s reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units (both operating units and value units), however, will be reduced until the total reductions in proposed distributions in respect of the override units equals the Benchmark Amount (i.e., $11.31 for override units granted on July 25, 2005 and $34.72 for Mr. Lipinski’s later grant). The boards of directors of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC will determine the “Benchmark Amount” with respect to each override unit at the time of its grant. There is also a catch-up provision with respect to any value unit that was not previously entitled to participate in a distribution because the Current Value was not at least four times the Initial Price.

Other Provisions Relating to Units.  The executive officers are subject to transfer restrictions on their units, although they may make certain transfers of their units for estate planning purposes.

Executive Officers’ Interests in Coffeyville Acquisition III LLC

Coffeyville Acquisition III LLC, the sole owner of the managing general partner of the Partnership, is owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Mr. Wesley Clark, Magnetite Asset Investors III L.L.C. and other members of our management. The following is a summary of the material terms of the Coffeyville Acquisition III LLC limited liability company agreement as they relate to the limited liability company interests held by our executive officers.

General.  The Coffeyville Acquisition III LLC limited liability company agreement provides for two classes of interests in Coffeyville Acquisition III LLC: (i) common units and (ii) profits interests, which are called “override units.”

The common units provide for voting rights and have rights with respect to profits and losses of, and distributions from, Coffeyville Acquisition III LLC. Such voting rights cease, however, if the executive officer holding common units ceases to provide services to Coffeyville Acquisition III LLC or one of its subsidiaries. In October 2007 CVR Energy’s executive officers made the following capital contributions to Coffeyville Acquisition III LLC and received a number of Coffeyville Acquisition III LLC common units equal to their pro rata portion of all contributions: Mr. Lipinski ($68,146), Mr. Riemann ($16,360), Mr. Rens ($10,225), Mr. Haugen ($4,090), Mr. Daly ($2,045), Mr. Jernigan ($4,090), Mr. Gross ($1,227), Mr. Vick ($10,225) and Mr. Swanberg ($1,022).

Override units have no voting rights attached to them, but have rights with respect to profits and losses of, and distributions from, Coffeyville Acquisition III LLC. The override units have the following terms:

•	Approximately 25% of all of the override units have been awarded to members of our management team. These override units automatically vested. These units will be owned by the members of our management team even if they no longer perform services for us or are no longer employed by us. The following executive officers received the following grants of this category of override units: Mr. Lipinski (81,250), Mr. Riemann (30,000), Mr. Rens (16,634), Mr. Haugen (16,634), Mr. Jernigan (14,374), Mr. Gross (8,786), Mr. Vick (13,405), Mr. Swanberg (8,786) and Mr. Daly (13,269).

•	Approximately 75% of the override units have been awarded to members of our management team responsible for the growth of the nitrogen fertilizer business. Some portion of these units may be awarded to members of management added in the future. These units vest on a five-year schedule, with 33.3% vesting on the third anniversary of the closing date of the Partnership’s initial public offering (if any such offering occurs), an additional 33.4% vesting on the fourth anniversary of the closing date of such an offering, and the remaining 33.3% vesting on the fifth anniversary of the closing date of such an offering. Override units are entitled to distributions whether or not they have vested. Management members will forfeit unvested units if they are no longer employed by us; however, if a management member has three full years of service with the Partnership following the completion of an initial public offering of the Partnership, such management member may retire at age 62 and will be entitled to permanently retain all of his or her units whether or not they have vested pursuant to the vesting schedule described above. Units forfeited will be either retired or reissued to others (with a catchup payment provision); retired units will increase the unit values of all other units on a pro rata basis. The following executive officers received the following grants of this category of override units: Mr. Lipinski (219,378), Mr. Riemann (75,000), Mr. Rens (48,750), Mr. Haugen (13,125), Mr. Jernigan (11,250), Mr. Gross (22,500), Mr. Vick (45,000), Mr. Swanberg (11,250) and Mr. Daly (18,750).

The override units granted to management are entitled to 15% of all distributions made by Coffeyville Acquisition III LLC. All vested and unvested override units are entitled to distributions. To the extent that at any time not all override units have yet been granted, the override units that have been granted will be entitled to the full 15% of all distributions (e.g., if only 90% of the override units have been granted, the holders of these 90% are entitled to 15% of all distributions).

A portion of the override units may be granted in the future to new members of management. A catch up payment will be made to new members of management who receive units at a time when the current unit value has increased from the initial unit value.

The value of the common units and override units in Coffeyville Acquisition III LLC depends on the ability of the Partnership’s managing general partner to make distributions. The managing general partner will not receive any distributions from the Partnership until the Partnership’s aggregate adjusted operating surplus through December 31, 2009 has been distributed. Based on the Partnership’s current projections, the Partnership believes that the executive officers will not begin to receive distributions on their common and override units until after December 31, 2010.

Adjustments to Capital Accounts; Distributions.  Each of the executive officers has a capital account under which his balance is increased or decreased, as applicable, to reflect his allocable share of net income and gross income of Coffeyville Acquisition III LLC, the capital that the executive officer contributed, distributions paid to such executive officer and his allocable share of net loss and items of gross deduction.

Override units owned by the executive officers do not participate in distributions under the Coffeyville Acquisition III LLC limited liability company agreement until the “Current Value” is at least equal to the “Initial Price” (as these terms are defined in the Coffeyville Acquisition III LLC limited liability company agreement). Coffeyville Acquisition III LLC may make distributions to its members to the extent that the cash available to it is in excess of the business’s reasonably anticipated needs. Distributions are generally made to members’ capital accounts in proportion to the number of units each member holds. Distributions in respect of override units, however, will be reduced until the total reductions in proposed distributions in respect of the override units equals the aggregate capital contributions of all members.

Other Provisions Relating to Coffeyville Acquisition III LLC Units.  The executive officers are subject to transfer restrictions on their Coffeyville Acquisition III LLC units, although they may make certain transfers of their units for estate planning purposes.

Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II)

The following is a summary of the material terms of the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I), or the Phantom Unit Plan I, and the Coffeyville Resources LLC Phantom Unit Appreciation Plan (Plan II), or the Phantom Unit Plan II, as they relate to our named executive officers. Payments under the Phantom Unit Plan I are tied to distributions made by Coffeyville Acquisition LLC, and payments under the Phantom Unit Plan II are tied to distributions made by Coffeyville Acquisition II LLC. We refer to the Phantom Unit Plan I and Phantom Unit Plan II collectively as the Phantom Unit Plans.

General.  The Phantom Unit Plan I and Phantom Unit Plan II are administered by the compensation committees of the boards of directors of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, as applicable. The Phantom Unit Plans provide for two classes of interests: phantom service points and phantom performance points (collectively referred to as “phantom points”). Holders of the phantom service points and phantom performance points have the opportunity to receive a cash payment when distributions are made pursuant to the LLC Agreements in respect of operating units and value units, respectively. The phantom points represent a contractual right to receive a payment when payment is made in respect of certain profits interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, as applicable.

Phantom points have been granted under each of the Phantom Unit Plans to our named executive officers in the following amounts: Mr. Lipinski (1,368,571 phantom service points and 1,368,571 phantom performance points, which represents approximately 14% of the total phantom points awarded), Mr. Riemann (596,133 phantom service points and 596,133 phantom performance points, which represents approximately 6% of the total phantom points awarded), Mr. Rens (495,238 phantom service points and 495,238 phantom performance points, which represents approximately 5% of the total phantom points awarded), Mr. Haugen (495,238 phantom service points and 495,238 phantom performance points, which represents approximately 5% of the total phantom points awarded) and Mr. Daly (552,381 phantom service points and 552,381 phantom performance points, which represents approximately 6% of the total phantom points awarded).

If all of the shares of common stock of our company held by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC were sold at $24.94 per share, which was the closing price of our common stock on December 31, 2007, and cash was distributed to members pursuant to the LLC Agreement and the Coffeyville Acquisition II LLC Agreement, our named executive officers would receive a cash payment in respect of their phantom points in the following amounts: Mr. Lipinski ($8.8 million), Mr. Riemann ($3.8 million), Mr. Rens ($3.2 million), Mr. Haugen ($3.2 million) and Mr. Daly ($3.5 million). The compensation committees of the boards of directors of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC have authority to make additional awards of phantom points under the Phantom Unit Plans.

Phantom Point Payments.  Payments in respect of phantom service points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of operating units. Cash payments in respect of phantom performance points will be made within 30 days from the date distributions are made pursuant to the LLC Agreements in respect of value units (i.e., not until the “Current Value” is at least two times the “Initial Price” (as such terms are defined in the LLC Agreements), with full participation occurring when the Current Value is four times the Initial Price and pro rata distributions when the Current Value is between two and four times the Initial Price). There is also a catch-up provision with respect to phantom performance points for which no cash payment was made because no distribution pursuant to the LLC Agreements was made with respect to value units.

Other Provisions Relating to the Phantom Points.  The boards of directors of Coffeyville Acquisition LLC and Coffeyville Acquisition II may, at any time or from time to time, amend or terminate the Phantom Unit Plans. If a participant’s employment is terminated prior to an “Exit Event” (as such term is defined in the LLC Agreements), all of the participant’s phantom points are forfeited. Phantom points are generally non-transferable (except by will or the laws of descent and distribution). If payment to a participant in respect of his phantom points would result in the application of the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then the payment will be “cut back” only if that reduction would be more beneficial to the participant on an after-tax basis than if there were no reduction.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Stock Awards
	Number of Shares		Market Value of
	or Units of Stock		Shares or Units of
	That Have Not		Stock That Have Not
Name	Vested (#)(1)(2)		Vested ($)(3)

John J. Lipinski	118,431.7	(4)	$6,139,499
	315,818.5	(5)	$16,372,031
	36,246.0	(6)	$1,878,993
	72,483.0	(7)	$2,366,570
	118,431.7	(8)	$6,139,499
	315,818.5	(9)	$16,372,031
	36,246.0	(10)	$1,878,993
	72,483	(11)	$2,366,570
	1,368,571	(12)	$1,241,568
	1,368,571	(13)	$2,483,136
	1,368,571	(14)	$1,241,568
	1,368,571	(15)	$2,483,136
James T. Rens	26,986.9	(16)	$1,399,001
	71,965.5	(17)	$3,730,692
	26,986.9	(18)	$1,399,001
	71,965.5	(19)	$3,730,692
	495,238	(20)	$449,271
	495,238	(21)	$898,569
	495,238	(22)	$449,271
	495,238	(23)	$898,569
Stanley A. Riemann	52,569.4	(24)	$2,725,198
	140,185.5	(25)	$7,267,216
	52,569.4	(26)	$2,725,198
	140,185.5	(27)	$7,267,216
	596,133	(28)	$540,821
	596,133	(29)	$1,081,616
	596,133	(30)	$540,821
	596,133	(31)	$1,081,616
Robert W. Haugen	26,986.9	(32)	$1,399,001
	71,965.5	(33)	$3,730,692
	26,986.9	(34)	$1,399,001
	71,965.5	(35)	$3,730,692
	495,238	(36)	$449,271
	495,238	(37)	$898,569
	495,238	(38)	$449,271
	495,238	(39)	$898,569
Daniel J. Daly, Jr.	19,462.9	(40)	$1,008,957
	51,900.5	(41)	$2,690,522
	19,462.9	(42)	$1,008,957
	51,900.5	(43)	$2,690,522
	552,381	(44)	$501,111
	552,381	(45)	$1,002,249
	552,381	(46)	$501,111
	552,381	(47)	$1,002,249

(1)	The profits interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant, and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Executives’ Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(2)	The phantom points granted pursuant to the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) are generally forfeitable upon termination of employment. The phantom points are more fully described above under “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(3)	The dollar amount shown reflects the fair value as of December 31, 2007, based upon an independent third-party valuation performed as of December 31, 2007 using the December 31, 2007 CVR Energy common stock closing price on the NYSE to determine the equity value of CVR Energy. Assumptions used in the calculation of these amounts are included in footnote 3 to the Company’s audited financial statements for the year ended December 31, 2007 included in Company’s Annual Report on Form 10-K filed on March 28, 2008.

(4)	Represents 118,431.7 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(5)	Represents 315,818.5 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents 36,246.0 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on December 29, 2006. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents 72,483.0 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on December 29, 2006. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(8)	Represents 118,431.7 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on December 29, 2006. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(9)	Represents 315,818.5 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on December 29, 2006. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(10)	Represents 36,246.0 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on December 29, 2006. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(11)	Represents 72,483 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on December 29, 2006. These value units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(12)	Represents 1,368,571 phantom service points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(13)	Represents 1,368,571 phantom performance points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(14)	Represents 1,368,571 phantom service points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(15)	Represents 1,368,571 phantom performance points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(16)	Represents 26,986.9 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(17)	Represents 71,965.5 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(18)	Represents 26,986.9 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(19)	Represents 71,965.5 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(20)	Represents 495,238 phantom service points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(21)	Represents 495,238 phantom performance points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(22)	Represents 495,238 phantom service points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(23)	Represents 495,238 phantom performance points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(24)	Represents 52,569.4 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(25)	Represents 140,185.5 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(26)	Represents 52,569.4 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(27)	Represents 140,185.5 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(28)	Represents 596,133 phantom service points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(29)	Represents 596,133 phantom performance points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(30)	Represents 596,133 phantom service points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(31)	Represents 596,133 phantom performance points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(32)	Represents 26,986.9 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(33)	Represents 71,965.5 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(34)	Represents 26,986.9 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(35)	Represents 71,965.5 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(36)	Represents 495,238 phantom service points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(37)	Represents 495,238 phantom performance points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(38)	Represents 495,238 phantom service points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(39)	Represents 495,238 phantom performance points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(40)	Represents 19,462.9 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(41)	Represents 51,900.5 value units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(42)	Represents 19,462.9 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(43)	Represents 51,900.5 value units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(44)	Represents 552,381 phantom service points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(45)	Represents 552,381 phantom performance points under the Phantom Unit Plan I granted to the executive on December 11, 2006.

(46)	Represents 552,381 phantom service points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

(47)	Represents 552,381 phantom performance points under the Phantom Unit Plan II granted to the executive on December 11, 2006.

Equity Awards at 2007 Fiscal Year-End That Have Vested

	Stock Awards
	Number of Shares
	Acquired on		Value Realized
Name	Vesting (#)(1)(2)(3)		on Vesting ($)(4)

John J. Lipinski	39,477.3	(5)	$1,516,323
	39,477.3	(6)	$1,516,323
	53,921	(7)	$1,078
James T. Rens	8,995.6	(8)	$345,521
	8,995.6	(9)	$345,521
	10,066	(10)	$201
Stanley A. Riemann	17,523.1	(11)	$673,062
	17,523.1	(12)	$673,062
	19,650	(13)	$393
Robert W. Haugen	8,995.6	(14)	$345,521
	8,995.6	(15)	$345,521
	10,066	(16)	$201
Daniel J. Daly, Jr.	6,487.6	(17)	$249,189
	6,487.6	(18)	$249,189
	7,190	(19)	$144

(1)	The profits interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC generally vest as follows: operating units generally become non-forfeitable in 25% annual increments beginning on the second anniversary of the date of grant, and value units are generally forfeitable upon termination of employment. The profits interests are more fully described above under “— Executives’ Interests in Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.”

(2)	The profits interests in Coffeyville Acquisition III LLC described in this table were granted on October 24, 2007 and automatically vested on the date of grant, as more fully described above under “— Executive Officers’ Interests in Coffeyville Acquisition III LLC.”

(3)	The phantom points granted pursuant to the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and the Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II) are generally forfeitable upon termination of employment. The phantom points are more fully described above under “— Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan I) and Coffeyville Resources, LLC Phantom Unit Appreciation Plan (Plan II).”

(4)	The dollar amounts shown are based on a valuation determined for purposes of SFAS 123(R) at the relevant vesting date of the respective override units.

(5)	Represents 39,477.3 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(6)	Represents 39,477.3 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005. These operating units have been transferred to trusts for the benefit of members of Mr. Lipinski’s family.

(7)	Represents profits interests in Coffeyville Acquisition III LLC (53,921 override units) granted to the executive on October 24, 2007.

(8)	Represents 8,995.6 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(9)	Represents 8,995.6 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(10)	Represents profits interests in Coffeyville Acquisition III LLC (10,066 override units) granted to the executive on October 24, 2007.

(11)	Represents 17,523.1 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(12)	Represents 17,523.1 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(13)	Represents profits interests in Coffeyville Acquisition III LLC (19,650 override units) granted to the executive on October 24, 2007.

(14)	Represents 8,995.6 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(15)	Represents 8,995.6 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(16)	Represents profits interests in Coffeyville Acquisition III LLC (10,066 override units) granted to the executive on October 24, 2007.

(17)	Represents 6,487.6 operating units in Coffeyville Acquisition LLC deemed to be granted to the executive on June 24, 2005.

(18)	Represents 6,487.6 operating units in Coffeyville Acquisition II LLC deemed to be granted to the executive on June 24, 2005.

(19)	Represents profits interests in Coffeyville Acquisition III LLC (7,190 override units) granted to the executive on October 24, 2007.

Potential Payments Upon Termination or Change-of-Control

Under the terms of their respective employment agreements, the named executive officers may be entitled to severance and other benefits following the termination of their employment. These benefits are summarized below. The amounts of potential post-employment payments assume that the triggering event took place on December 31, 2007.

If Mr. Lipinski’s employment is terminated either by CVR Energy without “cause” and other than for disability or by Mr. Lipinski for “good reason” (as these terms are defined in Mr. Lipinski’s employment agreement), then Mr. Lipinski is entitled to receive as severance (a) salary continuation for 36 months and (b) the continuation of medical benefits for thirty-six months at active-employee rates or until such time as Mr. Lipinski becomes eligible for medical benefits from a subsequent employer. The estimated total amounts of these payments are set forth in the table below. As a condition to receiving the salary continuation and continuation of medical benefits, Mr. Lipinski must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. If Mr. Lipinski’s employment is terminated as a result of his disability, then in addition to any payments to be made to Mr. Lipinski under disability plan(s), Mr. Lipinski is entitled to supplemental disability payments equal to, in the aggregate, Mr. Lipinski’s base salary as in effect immediately before his disability (the estimated total amount of this payment is set forth in the table below). Such supplemental disability payments will be made in installments for a period of 36 months from the date of disability. If Mr. Lipinski’s employment is terminated at any time by reason of his death, then Mr. Lipinski’s beneficiary (or his estate) will be paid the base salary Mr. Lipinski would have received had he remained employed through the remaining term of his contract. Notwithstanding the foregoing, CVR Energy may, at its option, purchase insurance to cover the obligations with respect to either Mr. Lipinski’s supplemental disability payments or the payments due to Mr. Lipinski’s beneficiary or estate by reason of his death. Mr. Lipinski will be required to cooperate in obtaining such insurance. If any payments or distributions due to Mr. Lipinski would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended, then such payments or distributions will be “cut back” only if that reduction would be more beneficial to him on an after-tax basis than if there were no reduction.

The agreement requires Mr. Lipinski to abide by a perpetual restrictive covenant relating to non-disclosure. The agreement also includes covenants relating to non-solicitation and non-competition during Mr. Lipinski’s employment term and, following the end of term, for as long as he is receiving severance or supplemental disability payments or one year if he is receiving none.

If the employment of Mr. Riemann, Mr. Rens, Mr. Haugen or Mr. Daly is terminated either by CVR Energy without cause and other than for disability or by the executive officer for good reason (as such terms are defined in the respective employment agreements), then the executive officer is entitled to receive as severance (a) salary continuation for 12 months (18 months for Mr. Riemann) and (b) the continuation of medical benefits for 12 months (18 months for Mr. Riemann) at active-employee rates or until such time as the executive officer becomes eligible for medical benefits from a subsequent employer. The amount of these payments is set forth in the table below. As a condition to receiving the salary, the executives must (a) execute, deliver and not revoke a general release of claims and (b) abide by restrictive covenants as detailed below. The agreements provide that if any payments or distributions due to an executive officer would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, as amended, then such payments or distributions will be cut back only if that reduction would be more beneficial to the executive officer on an after-tax basis than if there were no reduction.

The agreements require each of the executive officers to abide by a perpetual restrictive covenant relating to non-disclosure. The agreements also include covenants relating to non-solicitation and non-competition during their employment and, following termination of employment, for one year (for Mr. Riemann, the applicable period is during his employment and, following termination of employment, for as long as he is receiving severance, or one year if he is receiving none).

Below is a table setting forth the estimated aggregate amount of the payments discussed above assuming a December 31, 2007 termination date (and, where applicable, no offset due to eligibility to receive medical benefits from a subsequent employer). The table assumes that the executive officers’ termination was by CVR Energy without cause or by the executive officers for good reason, and in the case of Mr. Lipinski also provides information assuming his termination was due to his disability.

		Estimated Dollar
	Total Severance	Value of Medical
Name	Payments	Benefits

John J. Lipinski (severance if terminated without cause or resigns for good reason)	$1,950,000	$25,106
John J. Lipinski (supplemental disability payments if terminated due to disability)	$650,000	—
Stanley A. Riemann (severance if terminated without cause or resigns for good reason)	$525,000	$12,553
James T. Rens (severance if terminated without cause or resigns for good reason)	$250,000	$11,998
Robert W. Haugen (severance if terminated without cause or resigns for good reason)	$275,000	$11,998
Daniel J. Daly, Jr. (severance if terminated without cause or resigns for good reason)	$215,000	$3,899

Equity Compensation Plan Information

The following table shows the total number of outstanding options and shares available for future issuances under our equity compensation plans as of December 31, 2007.

	Number of		Number of Securities
	Securities to be		Remaining Available
	Issued Upon	Weighted-Average	for Future Issuance
	Exercise of	Exercise Price of	Under Equity
	Outstanding	Outstanding	Compensation Plans
	Options, Warrants	Options, Warrants	(Excluding Securities
Plan Category	and Rights	and Rights	Reflected in Column (a))

Equity Compensation Plans Approved by Security Holders	18,900	$21.61	7,463,600
Equity Compensation Plans Not Approved by Security Holders	—	—	—

Total	18,900	$21.61	7,463,600

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

This section describes related party transactions between the Company (and its predecessors) and its directors, executive officers and 5% stockholders that occurred during the year ended December 31, 2007.

Transactions with the Goldman Sachs Funds and the Kelso Funds

Split of Coffeyville Acquisition LLC

Prior to our initial public offering in October 2007, GS Capital Partners V Fund, L.P. and related entities, or the Goldman Sachs Funds, and Kelso Investment Associates VII, L.P. and related entity, or the Kelso Funds, were the majority owners of Coffeyville Acquisition LLC. Other members of Coffeyville Acquisition LLC were John J. Lipinski, Stanley A. Riemann, James T. Rens, Edmund Gross, Robert W. Haugen, Wyatt E. Jernigan, Kevan A. Vick, Christopher Swanberg, Wesley Clark, Magnetite Asset Investors III L.L.C. and other members of our management.

Immediately prior to our initial public offering, Coffeyville Acquisition LLC redeemed all of the outstanding common units held by the Goldman Sachs Funds in exchange for the same number of common units in Coffeyville Acquisition II LLC, a newly formed limited liability company to which Coffeyville Acquisition LLC transferred half of its interests in each of Coffeyville Refining & Marketing Holdings, Inc., Coffeyville Nitrogen Fertilizers, Inc. and CVR Energy. As a result, we were then owned equally by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. In addition, half of the common units and override units in Coffeyville Acquisition LLC held by each executive officer and Wesley Clark were redeemed in exchange for an equal number of common units and override units in Coffeyville Acquisition II LLC. As a result of these transactions, the Kelso Funds became the majority owner of Coffeyville Acquisition LLC, the Goldman Sachs Funds became the majority owner of Coffeyville Acquisition II LLC, and management and Wesley Clark retained an equivalent interest in each of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC.

Stockholders Agreement

In October 2007, we entered into a stockholders agreement with Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC. Pursuant to the agreement, for so long as Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC each have the right to designate two directors to our board of directors so long as that party holds an amount of our common stock that represent 20% or more of our outstanding common stock and one director to our board of directors so long as that party holds an amount of our common stock that represent less than 20% but more than 5% of our outstanding common stock. If Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC cease to collectively beneficially own in the aggregate an amount of our common stock that represents at least 40% of our outstanding common stock, the foregoing rights become a nomination right and the parties to the stockholders agreement are not obligated to vote for each other’s nominee. In addition, the stockholders agreement contains certain tag-along rights with respect to certain transfers (other than underwritten offerings to the public) of shares of common stock by the parties to the stockholders agreement. For so long as Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC beneficially own in the aggregate at least 40% of our common stock, (i) each such stockholder that has the right to designate at least two directors will have the right to have at least one of its designated directors on any committee (other than the audit committee and conflicts committee), to the extent permitted by SEC or NYSE rules, (ii) directors designated by the stockholders will be a majority of each such committee (at least 50% in the case of the compensation committee and the nominating committee), and (iii) the chairman of each such committee will be a director designated by such stockholder.

Registration Rights Agreement

In October 2007 we entered into a registration rights agreement with Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC pursuant to which we may be required to register the sale of our shares held by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC and permitted transferees. Under the registration rights agreement, the Goldman Sachs Funds and the Kelso Funds each have the right to request that we register the sale of shares held by Coffeyville Acquisition LLC or Coffeyville Acquisition II LLC, as applicable, on their behalf on three occasions including requiring us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the Goldman Sachs Funds and the Kelso Funds have the ability to exercise certain piggyback registration rights with respect to their own securities if we elect to register any of our equity securities. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of our shares held by Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC are entitled to these registration rights.

Dividend

In connection with our initial public offering, the directors of Coffeyville Acquisition LLC and Coffeyville Acquisition II LLC, respectively, approved a special dividend of approximately $10.6 million to their members, including $5,227,584 to the Goldman Sachs Funds, $5,145,787 to the Kelso Funds, $81,798 to Magnetite Asset Investors III L.L.C. and $103,269 to certain members of our management and Wesley K. Clark. The common unit holders receiving this special dividend contributed approximately $10.6 million collectively to Coffeyville Acquisition III LLC, which used such amounts to acquire the managing general partner of the Partnership.

J. Aron & Company

In June 2005 Coffeyville Acquisition LLC entered into commodity derivative contracts in the form of three swap agreements for the period from July 1, 2005 through June 30, 2010 with J. Aron, a subsidiary of The Goldman Sachs Group, Inc. (the “Cash Flow Swap”). These agreements were assigned to Coffeyville Resources, LLC, a subsidiary of the Company, on June 24, 2005. The Cash Flow Swap represents approximately 58% and 14% of crude oil capacity for the periods January 1, 2008 through June 30, 2009 and July 1, 2009 through June 30, 2010, respectively. Under the terms of our credit facility (the “Credit Facility”) and upon meeting specific requirements related to our leverage ratio and our credit ratings, we may reduce the Cash Flow Swap to 35,000 bpd, or approximately 30% of expected crude oil capacity, for the period from April 1, 2008 through December 31, 2008 and terminate the Cash Flow Swap in 2009 and 2010. The Cash Flow Swap has resulted in unrealized losses of approximately $(103,211,660) for the year ended December 31, 2007.

As a result of the flood and the temporary cessation of our Company’s operations on June 30, 2007, Coffeyville Resources, LLC was required to enter into several deferral agreements with J. Aron with respect to the Cash Flow Swap. These deferral agreements deferred to August 31, 2008 the payment of approximately $123.7 million (plus accrued interest) which we owed to J. Aron. We are required to use 37.5% of our consolidated excess cash flow for any quarter after January 31, 2008 to prepay the deferred amounts.

During 2007 we were party to a crude oil supply agreement with J. Aron. On December 31, 2007, we entered into an amended and restated crude oil supply agreement with J. Aron. The terms of the agreement provide that we will obtain all of the crude oil for our refinery through J. Aron, other than crude oil that we acquire in Kansas, Missouri, Oklahoma, Wyoming and all states adjacent thereto. Pursuant to the agreement, we identify crude oil and pricing terms that meet our requirements and from time to time notify J. Aron of sourcing opportunities that we deem acceptable. We and/or J. Aron negotiate the cost of each barrel of crude oil that is purchased from third party crude oil suppliers. J. Aron executes all third party sourcing transactions and provides transportation and other logistical services for the crude oil it delivers to us. We generally pay J. Aron a fixed supply service fee per barrel over the negotiated cost of each barrel of crude oil purchased. In some cases, J. Aron will sell crude oil directly to us without having executed a specific third party sourcing transaction.

As a result of the refinery turnaround in early 2007, we needed to delay the processing of quantities of crude oil that we purchased from various small independent producers. In order to facilitate this anticipated delay, we entered into a purchase, storage and sale agreement for gathered crude oil, dated March 20, 2007, with J. Aron. Pursuant to the terms of the agreement, J. Aron agreed to purchase gathered crude oil from us, store the gathered crude oil and sell us the gathered crude oil on a forward basis. This agreement is no longer in effect.

Consulting and Advisory Agreements

Coffeyville Acquisition LLC entered into separate consulting and advisory agreements, dated June 24, 2005, with each of Goldman, Sachs & Co. and Kelso & Company, L.P. We paid $809,783 to Goldman Sachs and $894,207 to Kelso & Company during 2007 pursuant to these agreements.

These agreements were terminated in connection with our initial public offering in October 2007 and each of Goldman, Sachs & Co. and Kelso & Company, L.P. received a one-time fee of $5 million by reason of such termination in conjunction with the offering.

Credit Facilities

Goldman Sachs Credit Partners L.P., an affiliate of Goldman, Sachs & Co., is one of the lenders under our Credit Facility. Goldman Sachs Credit Partners is also a joint lead arranger and bookrunner under the Credit Facility.

In addition, Goldman Sachs Credit Partners L.P. was the sole arranger and sole bookrunner of our $25 million secured facility, our $25 million unsecured facility, and our $75 million unsecured facility, which we entered into in August 2007. In connection with entering into these facilities, we paid approximately $1.3 million in fees and associated expense reimbursement to Goldman Sachs Credit Partners. These facilities were fully repaid and terminated in October 2007 upon the consummation of our initial public offering.

Guarantees

During 2007 one of the Goldman Sachs Funds and one of the Kelso Funds each guaranteed 50% of our payment obligations under the Cash Flow Swap in the amount of $123.7 million, plus accrued interest. These guarantees remain in effect as of December 31, 2007.

In addition, in August 2007 these funds also guaranteed our obligations under the $25 million secured facility, the $25 million unsecured facility and the $75 million unsecured facility. These guarantees were terminated when the credit facilities were repaid and terminated in connection with the consummation of our initial public offering in October 2007.

Initial Public Offering

Goldman, Sachs & Co. was the lead underwriter of our initial public offering in October 2007. Goldman, Sachs & Co. was paid a customary underwriting discount for serving as underwriter.

Transactions with Senior Management

On December 28, 2006, the directors of Coffeyville Nitrogen Fertilizers, Inc. approved the issuance of shares of common stock of Coffeyville Nitrogen Fertilizers, Inc., par value $0.01 per share, to John J. Lipinski in exchange for $10.00 pursuant to a Subscription Agreement. Mr. Lipinski also entered into a Stockholders Agreement with Coffeyville Nitrogen Fertilizers, Inc. and Coffeyville Acquisition LLC at the same time he entered into the Subscription Agreement. Pursuant to the Stockholders Agreement, among other things, Coffeyville Acquisition LLC had the right to exchange all shares of common stock in Coffeyville Nitrogen Fertilizers, Inc. held by Mr. Lipinski for such number of common units of Coffeyville Acquisition LLC or equity interests of a wholly-owned subsidiary of Coffeyville Acquisition LLC, in each case having a fair market value equal to the fair market value of the common stock in Coffeyville Nitrogen Fertilizers, Inc. held by Mr. Lipinski.

On December 28, 2006, the directors of Coffeyville Refining & Marketing, Inc. approved the issuance of shares of common stock of Coffeyville Refining & Marketing, Inc., par value $0.01 per share, to John J. Lipinski in exchange for $10.00 pursuant to a Subscription Agreement. Mr. Lipinski entered into a stockholders agreement with Coffeyville Refining & Marketing, Inc. similar to the agreement he entered into with Coffeyville Nitrogen Fertilizers, Inc.

In August 2007, Mr. Lipinski’s shares of common stock in Coffeyville Refining & Marketing, Inc. were exchanged for an equivalent number of shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. Mr. Lipinski also entered into a Stockholders Agreement with Coffeyville Refining & Marketing Holdings, Inc. and Coffeyville Acquisition LLC at the time of the exchange. Pursuant to the Stockholders Agreement, among other things, Coffeyville Acquisition LLC had the right to exchange all shares of common stock in Coffeyville Refining & Marketing Holdings, Inc. held by Mr. Lipinski for such number of common units of Coffeyville Acquisition LLC or equity interests of a wholly-owned subsidiary of Coffeyville Acquisition LLC, in each case having a fair market value equal to the fair market value of the common stock in Coffeyville Refining & Marketing Holdings, Inc. held by Mr. Lipinski.

In October 2007, prior to our initial public offering, we entered into a Subscription Agreement with Mr. Lipinski pursuant to which Mr. Lipinski agreed to exchange his shares of common stock of Coffeyville Nitrogen Fertilizers, Inc. and Coffeyville Refining & Marketing Holdings, Inc. for shares of our common stock. In accordance with this agreement, we issued 247,471 shares of our common stock to Mr. Lipinski in October 2007. As a record holder of CVR Energy common stock on October 16, 2007, Mr. Lipinski received a dividend of $41,562 as part of a $10.6 million dividend approved by CVR Energy’s board of directors in October 2007.

In October 2007, we entered into a registration rights agreement with John J. Lipinski. Under the registration rights agreement, Mr. Lipinski will have the ability to exercise certain piggyback registration rights with respect to his own securities if any of our equity securities are offered to the public pursuant to a registration statement. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of the shares in our company held directly by John J. Lipinski are entitled to these registration rights.

Related Party Transaction Policy

Our board of directors has adopt a Related Party Transaction Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of related party transactions involving us. This policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeds $100,000, and in which any related party had, has or will have a direct or indirect material interest. The audit committee of our board of directors must review, approve and ratify a related party transaction if such transaction is consistent with the Related Party Transaction Policy and is on terms, taken as a whole, which the audit committee believes are no less favorable to us than could be obtained in an arms-length transaction with an unrelated third party, unless the audit committee otherwise determines that the transaction is not in our best interests. Any related party transaction or modification of such transaction which our board of directors has approved or ratified by the affirmative vote of a majority of directors, who do not have a direct or indirect material interest in such transaction, does not need to be approved or ratified by our audit committee. In addition, related party transactions involving compensation will be approved by our compensation committee in lieu of our audit committee.

Our board of directors has also adopted a Conflicts of Interests Policy, which is designed to monitor and ensure the proper review, approval, ratification and disclosure of transactions between the Partnership and us. The policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) between us or any of our subsidiaries, on the one hand, and the Partnership, its managing general partner and any subsidiary of the Partnership, on the other hand. According to the policy, all such transactions must be fair and reasonable to us. If such transaction is expected to involve a value, over the life of such transaction, of less than $1 million, no special procedures will be required. If such transaction is expected to involve a value of more than $1 million but less than $5 million, it is deemed to be fair and reasonable to us if (i) such transaction is approved by the conflicts committee of our board of directors, (ii) the terms of such transaction are no less favorable to us than those generally being provided to or available from unrelated third parties or (iii) such transaction, taking into account the totality of any other such transaction being entered into at that time between the parties involved (including other transaction that may be particularly favorable or advantageous to us), is equitable to the Company. If such transaction is expected to involve a value, over the life of such transaction, of $5 million or more, it is deemed to be fair and reasonable to us if it has been approved by the conflicts committee of our board of directors.

Transactions with CVR Partners, LP

Background

In October 2007, prior to our initial public offering, we created a new limited partnership, CVR Partners, LP, or the Partnership. We transferred our nitrogen fertilizer business to this Partnership. The Partnership initially had three partners: a managing general partner, CVR GP, LLC, which we owned; a special general partner, CVR Special GP, LLC, which we owned; and a limited partner, Coffeyville Resources, LLC. We sold the managing general partner for $10.6 million to Coffeyville Acquisition III LLC, a newly created entity owned by the Goldman Sachs Funds, the Kelso Funds, our executive officers, Mr. Wesley Clark, Magnetite Asset Investors III L.L.C. and other members of our management.

In connection with the creation of the Partnership, CVR GP, LLC, as the managing general partner, Coffeyville Resources, LLC, as the limited partner, and CVR Special GP, LLC, as a general partner, entered into a limited partnership agreement which set forth the various rights and responsibilities of the partners in the Partnership. In addition, we entered into a number of intercompany agreements with the Partnership and the managing general partner which regulate certain business relations among us, the Partnership and the managing general partner.

Contribution, Conveyance and Assumption Agreement

In October 2007, the Partnership entered into a contribution, conveyance and assumption agreement, or the contribution agreement, with the Partnership’s managing general partner, CVR Special GP, LLC (our subsidiary that holds a general partner interest in the Partnership), and Coffeyville Resources, LLC (our subsidiary that holds a limited partner interest in the Partnership). Pursuant to the contribution agreement, Coffeyville Resources, LLC transferred our subsidiary that owns the fertilizer business to the Partnership in exchange for (1) the issuance to CVR Special GP, LLC of 30,303,000 special GP units, representing a 99.9% general partner interest in the Partnership, (2) the issuance to Coffeyville Resources, LLC of 30,333 special LP units, representing a 0.1% limited partner interest in the Partnership, (3) the issuance to the managing general partner of the managing general partner interest in the Partnership and (4) the agreement by the Partnership, contingent upon the Partnership consummating an initial public or private offering, to reimburse us for capital expenditures we incurred during the two year period prior to the sale of the managing general partner to Coffeyville Acquisition III LLC, in connection with the operations of the fertilizer plant (currently estimated to be $18.4 million). The Partnership assumed all liabilities arising out of or related to the ownership of the fertilizer business to the extent arising or accruing on and after the date of transfer.

Sale of Managing General Partner to Coffeyville Acquisition III LLC

Following formation of the Partnership pursuant to the contribution agreement in October 2007, the following entities and individuals contributed the following amounts in cash to Coffeyville Acquisition III LLC, a newly formed entity owned by our controlling stockholders and executive officers. Coffeyville Acquisition III LLC used these contributions to purchase the managing general partner of the Partnership from us:

Contributing Parties	Amount Contributed

The Goldman Sachs Funds	$5,227,584
The Kelso Funds	5,145,787
John J. Lipinski	68,146
Stanley A. Riemann	16,359
James T. Rens	10,225
Edmund S. Gross	1,227
Robert W. Haugen	4,090
Wyatt E. Jernigan	4,090
Kevan A. Vick	10,225
Christopher G. Swanberg	1,022
Daniel J. Daly, Jr.	2,045
Wesley Clark	10,225
Others	98,975
Total Contribution:	$10,600,000

Coffeyville Acquisition III purchased the managing general partner from us for $10.6 million, which our board of directors determined, after consultation with management, represented the fair market value of the managing general partner of the Partnership at that time. The valuation of the managing general partner interest was based on a discounted cash flow analysis, using a discount rate commensurate with the risk profile of the managing general partner interest. The key assumptions underlying the analysis were commodity price projections, which were used to estimate the Partnership’s raw material costs and output revenues. Other business expenses of the Partnership were estimated based on management’s projections. The Partnership’s cash distributions were assumed to be flat at expected forward fertilizer prices, with cash reserves developed in periods of high prices and cash reserves reduced in periods of lower prices. The Partnership’s projected cash distributions to the managing general partner under the terms of the Partnership’s partnership agreement used for the valuation were modeled based on the structure of the Partnership, the managing general partner’s incentive distribution rights (“IDRs”) and management’s expectations of the Partnership’s operations, including production volumes and operating costs, which were developed by management based on historical experience. As commodity price curve projections were key assumptions in the discounted cash flow analysis, alternative price curve projections were considered in order to test the reasonableness of these assumptions, which gave management an added level of assurance as to such reasonableness. Price projections were based on information received from Blue Johnson and Associates, a leading fertilizer industry consultant in the United States which we routinely use for fertilizer market analysis. There can be no assurance that the value of the managing general partner will not differ in the future from the amount initially paid for it.

February 2008 Filing of Form S-1 by CVR Partners, LP

On February 28, 2008, the Partnership filed a Form S-1 registration statement (the “Partnership S-1”) with the SEC for an initial public offering (the “Partnership Offering”) of common units representing limited partner interests in the Partnership. According to the Partnership S-1, the Partnership will issue 5,250,000 common units and the underwriters will have an option to purchase up to an additional 787,500 common units in the Partnership Offering. There can be no assurance that the Partnership Offering will be completed on the terms described in the Partnership S-1 or at all.

According to the Partnership S-1, the gross proceeds of the Partnership Offering are estimated to be $105.0 million and the net proceeds of the Partnership Offering to the Partnership, after deducting underwriting discounts and commissions and the estimated expenses of the Partnership Offering, are estimated to be approximately $93.4 million, based on an assumed initial public offering price of $20.00 per common unit. The Partnership S-1 also states that if the underwriters exercise their option to purchase up to an additional 787,500 common units in full, the additional net proceeds to the Partnership would be approximately $14.6 million. The Partnership intends to use the net proceeds of the Partnership Offering as follows: (1) approximately $18.4 million will be used to reimburse us for certain capital expenditures made on the Partnership’s behalf during the two year period prior to October 24, 2007; (2) approximately $2.5 million will be used by the Partnership to pay financing fees in connection with entering into the Partnership’s new revolving secured credit facility; and (3) approximately $72.5 million will be retained by the Partnership to fund working capital and future capital expenditures of the Partnership’s business, including the ongoing expansion of its nitrogen fertilizer plant.

According to the Partnership S-1, in connection with the Partnership Offering, we and the managing general partner of the Partnership will enter into a second amended and restated agreement of limited partnership. Also, all of our special general partner interests and special limited partner interests will be converted into a combination of GP units representing special general partner interests and subordinated GP units representing special general partner interests. Upon such conversion, we would hold 18,750,000 GP units and 16,000,000 subordinated GP units, which would constitute approximately 87% of the Partnership’s outstanding units. Additionally, the Partnership S-1 states that the Partnership will distribute to us all of its cash on hand immediately prior to the completion of the Partnership Offering, estimated in the Partnership S-1 to be $40.0 million, including settlement of net intercompany balances at the time of such distribution.

Feedstock and Shared Services Agreement

In October 2007 we entered into a feedstock and shared services agreement with the Partnership under which we and the Partnership agreed to provide feedstock and other services to each other. These feedstocks and services are utilized in the respective production processes of our refinery and the Partnership’s nitrogen fertilizer plant. Feedstocks provided under the agreement include, among others, hydrogen, high-pressure steam, nitrogen, instrument air, oxygen and natural gas.

The Partnership is obligated to provide us with hydrogen from time to time. The agreement provides hydrogen supply and pricing terms for circumstances where the refinery requires more hydrogen than it can generate. Although we expect that the Partnership will continue to provide hydrogen to us for at least the rest of 2008 as it has done in prior years, we believe that the Partnership’s transfer of hydrogen to our petroleum operations will decrease, to some extent, during 2008 because our new continuous catalytic reformer will produce hydrogen for us. Also, we expect that a project under consideration will further reduce the Partnership’s hydrogen transfers to our refinery. In connection with the closing of the Partnership Offering (if such an offering occurs), we intend to amend the feedstock and shared services agreement to provide that the Partnership will only be obligated to provide hydrogen to us upon our demand if, in the sole discretion of the board of directors of the managing general partner of the Partnership, sales of hydrogen to our refinery would not adversely affect the Partnership’s tax treatment.

The agreement provides that both parties must deliver high-pressure steam to one another under certain circumstances. The Partnership must make available to us any high-pressure steam produced by the nitrogen fertilizer plant that is not required for the operation of the nitrogen fertilizer plant. We must use commercially reasonable efforts to provide high-pressure steam to the Partnership for purposes of allowing the Partnership to commence and recommence operation of the nitrogen fertilizer plant from time to time, and also for use at the Linde air separation plant adjacent to our own facility. We are not required to provide such high-pressure steam if doing so would have a material adverse effect on the refinery’s operations. The price for such high pressure steam is calculated using a formula that is based on steam flow and the price of natural gas as published in “Inside F.E.R.C.’s Gas Market Report” under the heading “Prices of Spot Gas delivered to Pipelines” for Southern Star Central Gas Pipeline, Inc. for Texas, Oklahoma and Kansas.

The Partnership is also obligated to make available to us any nitrogen produced by the Linde air separation plant that is not required for the operation of the nitrogen fertilizer plant, as determined by the Partnership in a commercially reasonable manner. The price for the nitrogen is based on a cost of $0.035 cents per kilowatt hour, as adjusted to reflect changes in the Partnership’s electric bill.

The agreement also provides that both we and the Partnership must deliver instrument air to one another in some circumstances. The Partnership must make instrument air available for purchase by us at a minimum flow rate, to the extent produced by the Linde air separation plant and available to the Partnership. The price for such instrument air is $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in the Partnership’s electric bill. To the extent that instrument air is not available from the Linde air separation plant and is available from us, we are required to make instrument air available to the Partnership for purchase at a price of $18,000 per month, prorated according to the number of days of use per month, subject to certain adjustments, including adjustments to reflect changes in our electric bill.

With respect to oxygen requirements, the Partnership is obligated to provide us with oxygen produced by the Linde air separation plant and made available to the Partnership to the extent that such oxygen is not required for operation of the nitrogen fertilizer plant. The oxygen is required to meet certain specifications and is to be sold at a fixed price.

The agreement also addresses the means by which we and the Partnership obtain natural gas. Currently, natural gas is delivered to both the Partnership’s nitrogen fertilizer plant and our refinery pursuant to a contract between us and Atmos Energy Corp., or “Atmos.” Under the feedstock and shared services agreement, the Partnership reimburses us for natural gas transportation and natural gas supplies purchased on behalf of the Partnership. At our request or at the request of the Partnership, in order to supply the Partnership with natural gas directly, both parties will be required to use their commercially reasonable efforts to (i) add the Partnership as a party to the current contract with Atmos or reach some other mutually acceptable accommodation with Atmos whereby both we and the Partnership would each be able to receive, on an individual basis, natural gas transportation service from Atmos on similar terms and conditions as set forth in the current contract, and (ii) purchase natural gas supplies on their own account.

The agreement also addresses the allocation of various other feedstocks, services and related costs between the parties. Sour water, water for use in fire emergencies and costs associated with security services are all allocated between the two parties by the terms of the agreement. The agreement also requires the Partnership to reimburse us for utility costs related to a sulfur processing agreement between Tessenderlo Kerley, Inc., or Tessenderlo Kerley, and us. The Partnership has a similar agreement with Tessenderlo Kerley. Otherwise, costs relating to both our and the Partnership’s existing agreements with Tessenderlo Kerley are allocated equally between the two parties except in certain circumstances.

The parties may temporarily suspend the provision of feedstocks or services pursuant to the terms of the agreement if repairs or maintenance are necessary on applicable facilities. Additionally, the agreement imposes minimum insurance requirements on the parties and their affiliates.

The agreement has an initial term of 20 years, which will be automatically extended for successive five-year renewal periods. Either party may terminate the agreement, effective upon the last day of a term, by giving notice no later than three years prior to a renewal date. The agreement will also be terminable by mutual consent of the parties or if one party breaches the agreement and does not cure within applicable cure periods and the breach materially and adversely affects the ability of the terminating party to operate its facility. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or the refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding, or otherwise becomes insolvent.

Either party is entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

Coke Supply Agreement

We entered into a coke supply agreement with the Partnership in October 2007 pursuant to which we supply pet coke to the Partnership. This agreement provides that we must deliver to the Partnership during each calendar year an annual required amount of pet coke equal to the lesser of (i) 100 percent of the pet coke produced at our petroleum refinery or (ii) 500,000 tons of pet coke. The Partnership is also obligated to purchase this annual required amount. If during a calendar month we produce more than 41,667 tons of pet coke, then the Partnership has the option to purchase the excess at the purchase price provided for in the agreement. If the Partnership declines to exercise this option, we may sell the excess to a third party.

The price which the Partnership pays for the pet coke is based on the lesser of a coke price derived from the price received by the Partnership for UAN (subject to a UAN-based price ceiling and floor) and a coke index price but in no event will the pet coke price be less than zero. The Partnership also pays any taxes associated with the sale, purchase, transportation, delivery, storage or consumption of the pet coke. The Partnership is entitled to offset any amount payable for the pet coke against any amount due from us under the feedstock and shared services agreement between the parties. If the Partnership fails to pay an invoice on time, the Partnership will pay interest on the outstanding amount payable at a rate of three percent above the prime rate.

In the event we deliver pet coke to the Partnership on a short term basis and such pet coke is off-specification on more than 20 days in any calendar year, there will be a price adjustment to compensate the Partnership and/or capital contributions will be made to the Partnership to allow it to modify its equipment to process the pet coke received. If we determine that there will be a change in pet coke quality on a long term basis, then we will be required to notify the Partnership of such change with at least three years’ notice. The Partnership will then determine the appropriate changes necessary to its nitrogen fertilizer plant in order to process such off-specification coke. We will compensate the Partnership for the cost of making such modifications and/or adjust the price of pet coke on a mutually agreeable commercially reasonable basis.

The terms of the coke supply agreement provide benefits both to our petroleum business and the Partnership. In return for receiving a potentially lower price for coke in periods when the coke price is impacted by lower UAN prices, we enjoy the following benefits associated with the disposition of a low value by-product of the refining process: avoiding the capital cost and operating expenses associated with coke handling; enjoying flexibility in our crude slate and operations as a result of not being required to meet a specific coke quality; avoiding the administration, credit risk and marketing fees associated with selling coke; and obtaining a contractual right of first refusal to a secure and reliable long-term source of hydrogen from the Partnership to back up our refinery’s own internal hydrogen production. We require hydrogen in order to remove sulfur from diesel fuel and gasoline.

The cost of the pet coke supplied by us to the Partnership in most cases is lower than the price which the Partnership otherwise would pay to third parties. The cost to the Partnership is lower both because the actual price paid is lower and because the Partnership pays significantly reduced transportation costs (since the pet coke is supplied by an adjacent facility which involves no freight or tariff costs). In addition, because the cost the Partnership pays is formulaically related to the price received for UAN (subject to a UAN based price floor and ceiling), the Partnership enjoys lower pet coke costs during periods of lower revenues regardless of the prevailing pet coke market.

The Partnership may be obligated to provide security for its payment obligations under the agreement if in our sole judgment there is a material adverse change in the Partnership’s financial condition or liquidity position or in the Partnership’s ability to make payments. This security shall not exceed an amount equal to 21 times the average daily dollar value of pet coke purchased by the Partnership for the 90-day period preceding the date on which we give notice to the Partnership that we have deemed that a material adverse change has occurred. Unless otherwise agreed by us and the Partnership, the Partnership can provide such security by means of a standby or documentary letter of credit, prepayment, a surety instrument, or a combination of the foregoing. If such security is not provided by the Partnership, we may require the Partnership to pay for future deliveries of pet coke on a cash-on-delivery basis, failing which we may suspend delivery of pet coke until such security is provided and terminate the agreement upon 30 days’ prior written notice. Additionally, the Partnership may terminate the agreement within 60 days of providing security, so long as the Partnership provides five days prior written notice.

The agreement has an initial term of 20 years, which will be automatically extended for successive five year renewal periods. Either party may terminate the agreement by giving notice no later than three years prior to a renewal date. The agreement is also terminable by mutual consent of the parties or if a party breaches the agreement and does not cure within applicable cure periods. Additionally, the agreement may be terminated in some circumstances if substantially all of the operations at the nitrogen fertilizer plant or our refinery are permanently terminated, or if either party is subject to a bankruptcy proceeding or otherwise becomes insolvent.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements.

The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

Raw Water and Facilities Sharing Agreement

We entered into a raw water and facilities sharing agreement with the Partnership in October 2007 which (i) provides for the allocation of raw water resources between our refinery and the Partnership’s nitrogen fertilizer plant and (ii) provides for the management of the water intake system (consisting primarily of a water intake structure, water pumps, meters, and a short run of piping between the intake structure and the origin of the separate pipes that transport the water to each facility) which draws raw water from the Verdigris River for both our facility and the Partnership’s nitrogen fertilizer plant. This agreement provides that a water management team consisting of one representative from each party to the agreement will manage the Verdigris River water intake system. The water intake system is owned and operated by us. The agreement provides that both companies have an undivided one-half interest in the water rights which will allow the water to be removed from the Verdigris River for use at our refinery and the Partnership’s nitrogen fertilizer plant.

The agreement provides that both the Partnership’s nitrogen fertilizer plant and our refinery are entitled to receive sufficient amounts of water from the Verdigris River each day to enable them to conduct their businesses at their appropriate operational levels. However, if the amount of water available from the Verdigris River is insufficient to satisfy the operational requirements of both facilities, then such water shall be allocated between the two facilities on a prorated basis. This prorated basis will be determined by calculating the percentage of water used by each facility over the two calendar years prior to the shortage, making appropriate adjustments for any operational outages involving either of the two facilities.

Costs associated with operation of the water intake system and administration of water rights will be allocated on a prorated basis, calculated by us based on the percentage of water used by each facility during the calendar year in which such costs are incurred. However, in certain circumstances, such as where one party bears direct responsibility for the modification or repair of the water pumps, one party will bear all costs associated with such activity. Additionally, the Partnership must reimburse us for electricity required to operate the water pumps on a prorated basis that is calculated monthly.

Either we or the Partnership are entitled to terminate the agreement by giving at least three years’ prior written notice. Between the time that notice is given and the termination date, we must cooperate with the Partnership to allow the Partnership to build its own water intake system on the Verdigris River to be used for supplying water to its nitrogen fertilizer plant. We will be required to grant easements and access over our property so that the Partnership can construct and utilize such new water intake system, provided that no such easements or access over our property shall have a material adverse affect on our business or operations at the refinery. The Partnership will bear all costs and expenses for such construction if it is the party that terminated the original water sharing agreement. If we terminate the original water sharing agreement, the Partnership may either install a new water intake system at its own expense, or require us to sell the existing water intake system to the Partnership for a price equal to the depreciated book value of the water intake system as of the date of transfer.

Either party may assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The parties may obtain injunctive relief to enforce their rights under the agreement. The agreement contains an obligation to indemnify the other party and its affiliates against liability arising from breach of the agreement, negligence, or willful misconduct by the indemnifying party or its affiliates. The indemnification obligation will be reduced, as applicable, by amounts actually recovered by the indemnified party from third parties or insurance coverage. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain affiliates.

The term of the agreement is perpetual unless (1) the agreement is terminated by either party upon three years’ prior written notice in the manner described above or (2) the agreement is otherwise terminated by the mutual written consent of the parties.

Real Estate Transactions

Land Transfer

We have transferred certain parcels of land to the Partnership, including land where the Partnership expects to expand the nitrogen fertilizer facility.

Cross-Easement Agreement

We entered into a cross-easement agreement with the Partnership in October 2007 so that both we and the Partnership can access and utilize each other’s land in certain circumstances in order to operate our respective businesses. The agreement grants easements for the benefit of both parties and establishes easements for operational facilities, pipelines, equipment, access, and water rights, among other easements. The intent of the agreement is to structure easements which provides flexibility for both parties to develop their respective properties, without depriving either party of the benefits associated with the continuous reasonable use of the other party’s property.

The agreement provides that facilities located on each party’s property will generally be owned and maintained by the property-owning party; provided, however, that in certain specified cases where a facility that benefits one party is located on the other party’s property, the benefited party will have the right to use, and will be responsible for operating and maintaining, the overlapping facility.

The easements granted under the agreement are non-exclusive to the extent that future grants of easements do not interfere with easements granted under the agreement. The duration of the easements granted under the agreement will vary, and some will be perpetual. Easements pertaining to certain facilities that are required to carry out the terms of our other agreements with the Partnership terminate upon the termination of such related agreements. We also granted a water rights easement to the Partnership which is perpetual in duration. See “— Raw Water and Facilities Sharing Agreement” above.

The agreement contains an obligation to indemnify, defend and hold harmless the other party against liability arising from negligence or willful misconduct by the indemnifying party. The agreement also requires the parties to carry minimum amounts of employer’s liability insurance, commercial general liability insurance, and other types of insurance. If either party transfers its fee simple ownership interest in the real property governed by the agreement, the new owner of the real property will be deemed to have assumed all of the obligations of the transferring party under the agreement, except that the transferring party will retain liability for all obligations under the agreement which arose prior to the date of transfer.

Lease Agreement

We have entered into a five-year lease agreement with the Partnership under which we lease certain office and laboratory space to the Partnership. This agreement expires in October 2012.

Environmental Agreement

We entered into an environmental agreement with the Partnership in October 2007 which provides for certain indemnification and access rights in connection with environmental matters affecting our refinery and the Partnership’s nitrogen fertilizer plant. Generally, both we and the Partnership agreed to indemnify and defend each other and each other’s affiliates against liabilities associated with certain hazardous materials and violations of environmental laws that are a result of or caused by the indemnifying party’s actions or business operations. This obligation extends to indemnification for liabilities arising out of off-site disposal of certain hazardous materials. Indemnification obligations of the parties will be reduced by applicable amounts recovered by an indemnified party from third parties or from insurance coverage.

To the extent that one party’s property experiences environmental contamination due to the activities of the other party and the contamination is known at the time the agreement was entered into, the contaminating party is required to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for expenses incurred in connection with implementing such measures.

To the extent that liability arises from environmental contamination that is caused by us but is also commingled with environmental contamination caused by the Partnership, we may elect in our sole discretion and at our own cost and expense to perform government-mandated environmental activities relating to such liability, subject to certain conditions and provided that we will not waive any rights to indemnification or compensation otherwise provided for in the agreement.

The agreement also addresses situations in which a party’s responsibility to implement such government-mandated environmental activities as described above may be hindered by the property-owning party’s creation of capital improvements on the property. If a contaminating party bears such responsibility but the property-owning party desires to implement a planned and approved capital improvement project on its property, the parties must meet and attempt to develop a soil management plan together. If the parties are unable to agree on a soil management plan 30 days after receiving notice, the property-owning party may proceed with its own commercially reasonable soil management plan. The contaminating party is responsible for the costs of disposing of hazardous materials pursuant to such plan.

If the property-owning party needs to do work that is not a planned and approved capital improvement project but is necessary to protect the environment, health, or the integrity of the property, other procedures will be implemented. If the contaminating party still bears responsibility to implement government-mandated environmental activities relating to the property and the property-owning party discovers contamination caused by the other party during work on the capital improvement project, the property-owning party will give the contaminating party prompt notice after discovery of the contamination, and will allow the contaminating party to inspect the property. If the contaminating party accepts responsibility for the contamination, it may proceed with government-mandated environmental activities relating to the contamination, and it will be responsible for the costs of disposing of hazardous materials relating to the contamination. If the contaminating party does not accept responsibility for such contamination or fails to diligently proceed with government-mandated environmental activities related to the contamination, then the contaminating party must indemnify and reimburse the property-owning party upon the property-owning party’s demand for costs and expenses incurred by the property-owning party in proceeding with such government-mandated environmental activities.

The agreement also provides for indemnification in the case of contamination or releases of hazardous materials that are present but unknown at the time the agreement is entered into to the extent such contamination or releases are identified in reasonable detail during the period ending five years after the date of the agreement. The agreement further provides for indemnification in the case of contamination or releases which occur subsequent to the date the agreement is entered into. If one party causes such contamination or release on the other party’s property, the latter party must notify the contaminating party, and the contaminating party must take steps to implement all government-mandated environmental activities relating to the contamination, or else indemnify the property-owning party for the costs associated with doing such work.

The agreement also grants each party reasonable access to the other party’s property for the purpose of carrying out obligations under the agreement. However, both parties must keep certain information relating to the environmental conditions on the properties confidential. Furthermore, both parties are prohibited from investigating soil or groundwater conditions except as required for government-mandated environmental activities, in responding to an accidental or sudden contamination of certain hazardous materials, or in connection with implementation of a comprehensive coke management plan as discussed below.

In accordance with the agreement, the parties developed a comprehensive coke management plan after the execution of the environmental agreement. The plan established procedures for the management of pet coke and the identification of significant pet coke-related contamination. Also, the parties agreed to indemnify and defend one another and each other’s affiliates against liabilities arising under the coke management plan or relating to a failure to comply with or implement the coke management plan.

Either party will be entitled to assign its rights and obligations under the agreement to an affiliate of the assigning party, to a party’s lenders for collateral security purposes, or to an entity that acquires all or substantially all of the equity or assets of the assigning party related to the refinery or fertilizer plant, as applicable, in each case subject to applicable consent requirements. The term of the agreement is for at least 20 years, or for so long as the feedstock and shared services agreement is in force, whichever is longer. The agreement also contains a provision that prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from either party or certain of its affiliates.

We have entered into a supplement to the environmental agreement confirming that we remain responsible for existing environmental conditions on land that we transferred to the Partnership.

Indemnity and Transition Services Agreement

Prior to the completion of the Partnership Offering, we intend to enter into an indemnity and transition services agreement with the Partnership which will (1) contain the terms on which we and the Partnership will provide certain enumerated services to each other following the Partnership Offering and (2) provide that we will indemnify the Partnership in connection with all damages the Partnership has incurred or may incur after December 31, 2007 related to the flood that occurred during the weekend of June 30, 2007.

Omnibus Agreement

We entered into an omnibus agreement with the managing general partner and the Partnership in October 2007. The following discussion describes the material terms of the omnibus agreement.

Under the omnibus agreement the Partnership has agreed not to, and will cause its controlled affiliates not to, engage in, whether by acquisition or otherwise, (i) the ownership or operation within the United States of any refinery with processing capacity greater than 20,000 barrels per day whose primary business is producing transportation fuels or (ii) the ownership or operation outside the United States of any refinery, regardless of its processing capacity or primary business, or a refinery restricted business, in either case, for so long as we continue to own at least 50% of the Partnership’s outstanding units. The restrictions will not apply to:

•	any refinery restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a refinery restricted business, as determined in good faith by the managing general partner’s board of directors; however, if at any time the Partnership completes such an acquisition, the Partnership must, within 365 days of the closing of the transaction, offer to sell the refinery-related assets to us for their fair market value plus any additional tax or other similar costs that would be required to transfer the refinery-related assets to us separately from the acquired business or package of assets;

•	engaging in any refinery restricted business subject to the offer to us described in the immediately preceding bullet point pending our determination whether to accept such offer and pending the closing of any offers we accept;

•	engaging in any refinery restricted business if we have previously advised the Partnership that our board of directors has elected not to cause us to acquire or seek to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any refinery restricted business.

Under the omnibus agreement, we have agreed not to, and will cause our controlled affiliates other than the Partnership not to, engage in, whether by acquisition or otherwise, the production, transportation or distribution, on a wholesale basis, of fertilizer in the contiguous United States, or a fertilizer restricted business, for so long as we and certain of our affiliates continue to own at least 50% of the Partnership’s outstanding units. The restrictions do not apply to:

•	any fertilizer restricted business acquired as part of a business or package of assets if a majority of the value of the total assets or business acquired is not attributable to a fertilizer restricted business, as determined in good faith by our board of directors, as applicable; however, if at any time we complete such an acquisition, we must, within 365 days of the closing of the transaction, offer to sell the fertilizer-related assets to the Partnership for their fair market value plus any additional tax or other similar costs that would be required to transfer the fertilizer-related assets to the Partnership separately from the acquired business or package of assets;

•	engaging in any fertilizer restricted business subject to the offer to the Partnership described in the immediately preceding bullet point pending the Partnership’s determination whether to accept such offer and pending the closing of any offers the Partnership accepts;

•	engaging in any fertilizer restricted business if the Partnership has previously advised us that it has elected not to acquire such business; or

•	acquiring up to 9.9% of any class of securities of any publicly traded company that engages in any fertilizer restricted business.

Under the omnibus agreement we have also agreed that the Partnership has a preferential right to acquire any assets or group of assets that do not constitute (i) assets used in a refinery restricted business or (ii) assets used in a fertilizer restricted business. In determining whether to cause the Partnership to exercise any preferential right under the omnibus agreement, the managing general partner will be permitted to act in its sole discretion, without any fiduciary obligation to the Partnership or the unitholders whatsoever (including us). These obligations will continue until such time as we and certain of our affiliates cease to own at least 50% of the Partnership’s outstanding units.

Services Agreement

We entered into a services agreement with the Partnership and the managing general partner of the Partnership in October 2007 pursuant to which we provide certain management and other services to the Partnership and the managing general partner of the Partnership. Under this agreement, the managing general partner of the Partnership engaged us to conduct the day-to-day business operations of the Partnership. We provide the Partnership with the following services under the agreement, among others:

•	services by our employees in capacities equivalent to the capacities of corporate executive officers, except that those who serve in such capacities under the agreement shall serve the Partnership on a shared, part-time basis only, unless we and the Partnership agree otherwise;

•	administrative and professional services, including legal, accounting services, human resources, insurance, tax, credit, finance, government affairs and regulatory affairs;

•	management of the property of the Partnership and the property of the Partnership’s operating subsidiary in the ordinary course of business;

•	recommendations on capital raising activities to the board of directors of the managing general partner of the Partnership, including the issuance of debt or equity interests, the entry into credit facilities and other capital market transactions;

•	managing or overseeing litigation and administrative or regulatory proceedings, and establishing appropriate insurance policies for the Partnership, and providing safety and environmental advice;

•	recommending the payment of distributions; and

•	managing or providing advice for other projects, including acquisitions, as may be agreed by us and the managing general partner of the Partnership from time to time.

As payment for services provided under the agreement, the Partnership, the managing general partner of the Partnership, or Coffeyville Resources Nitrogen Fertilizers, LLC, the Partnership’s operating subsidiary, must pay us (i) all costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a full-time basis, but excluding share-based compensation; (ii) a prorated share of costs incurred by us in connection with the employment of our employees, other than administrative personnel, who provide services to the Partnership under the agreement on a part-time basis, but excluding share-based compensation, and such prorated share shall be determined by us on a commercially reasonable basis, based on the percent of total working time that such shared personnel are engaged in performing services for the Partnership; (iii) a prorated share of certain administrative costs, including payroll, office costs, services by outside vendors, other sales, general and administrative costs and depreciation and amortization; and (iv) various other administrative costs in accordance with the terms of the agreement, including travel, insurance, legal and audit services, government and public relations and bank charges. The Partnership must pay us within 15 days for invoices we submit under the agreement.

The Partnership and its managing general partner are not required to pay any compensation, salaries, bonuses or benefits to any of our employees who provide services to the Partnership or its managing general partner on a full-time or part-time basis; we will continue to pay their compensation. However, personnel performing the actual day-to-day business and operations at the nitrogen fertilizer plant level will be employed directly by the Partnership and its subsidiaries, and the Partnership will bear all personnel costs for these employees.

Either we or the managing general partner of the Partnership may temporarily or permanently exclude any particular service from the scope of the agreement upon 90 days’ notice. We also have the right to delegate the performance of some or all of the services to be provided pursuant to the agreement to one of our affiliates or any other person or entity, though such delegation does not relieve us from our obligations under the agreement. Either we or the managing general partner of the Partnership may terminate the agreement upon at least 90 days’ notice, but not more than one year’s notice. If the Partnership Offering is consummated, we will agree that the services agreement cannot be terminated for at least one year following the consummation of the Partnership Offering. Furthermore, the managing general partner of the Partnership may terminate the agreement immediately if we become bankrupt, or dissolve and commence liquidation or winding-up.

In order to facilitate the carrying out of services under the agreement, we and our affiliates, on the one hand, and the Partnership, on the other, have granted one another certain royalty-free, non-exclusive and non-transferable rights to use one another’s intellectual property under certain circumstances.

The agreement also contains an indemnity provision whereby the Partnership, its managing general partner, and Coffeyville Resources Nitrogen Fertilizers, LLC, as indemnifying parties, agree to indemnify us and our affiliates (other than the indemnifying parties themselves) against losses and liabilities incurred in connection with the performance of services under the agreement or any breach of the agreement, unless such losses or liabilities arise from a breach of the agreement by us or other misconduct on our part, as provided in the agreement. The agreement also contains a provision stating that we are an independent contractor under the agreement and nothing in the agreement may be construed to impose an implied or express fiduciary duty owed by us, on the one hand, to the recipients of services under the agreement, on the other hand. The agreement prohibits recovery of lost profits or revenue, or special, incidental, exemplary, punitive or consequential damages from us or certain affiliates, except in cases of gross negligence, willful misconduct, bad faith, reckless disregard in performance of services under the agreement, or fraudulent or dishonest acts on the part of the Partnership.

For the year ended December 31, 2007, the total amount paid or payable to us pursuant to the services agreement was $1.8 million.

Registration Rights Agreement

We entered into a registration rights agreement with the Partnership in October 2007 pursuant to which the Partnership may be required to register the sale of our units (as well as any common units issuable upon conversion of units held by us). Under the registration rights agreement, following the Partnership Offering, if any, we will have the right to request that the Partnership register the sale of units held by us (and the common units issuable upon conversion of units held by us) on our behalf on three occasions including requiring the Partnership to make available shelf registration statements permitting sales of common units into the market from time to time over an extended period. In addition, we have the ability to exercise certain piggyback registration rights with respect to our own securities if the Partnership elects to register any of its equity interests. Our piggyback registration rights will not apply to the Partnership Offering. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution, and allocation of expenses. All of the Partnership’s units held by us will be entitled to these registration rights.

Limited Partnership Agreement

In October 2007 the managing general partner, the special general partner and the limited partner entered into a limited partnership agreement which governs the relations among the parties. The following description of the Partnership Agreement includes a summary of provisions in the agreement which apply without giving effect to the Partnership’s proposed initial public offering. Following this description, we include a separate description of provisions in the Partnership Agreement that are proposed to be changed if the Partnership consummates its initial public offering.

Description of Partnership Interests Initially Following Formation

The partnership agreement provides that initially the Partnership has three types of partnership interests: (1) special GP units, representing special general partner interests, which are owned by the special general partner, (2) special LP units, representing a limited partner interest, which are owned by Coffeyville Resources, LLC, and (3) a managing general partner interest which has associated incentive distribution rights, or IDRs, which are held by the managing general partner.

Special units.  The special units include special GP units and special LP units. We indirectly own all 30,303,000 special GP units and all 30,333 special LP units. The special GP units are special general partner interests giving the holder thereof specified joint management rights (which we refer to as special GP rights), including rights with respect to the appointment, termination and compensation of the chief executive officer and the chief financial officer of the managing general partner, and entitling the holder to participate in

Partnership distributions and allocations of income and loss. Special LP units have identical voting and distribution rights as the special GP units, but represent limited partner interests in the Partnership and do not give the holder thereof the special GP rights.

In accordance with the partnership agreement, the special units are entitled to payment of a set target distribution of $0.4313 per unit ($13.1 million in the aggregate for all our special units each quarter), or $1.7252 per unit on an annualized basis ($52.3 million in the aggregate for all our special units annually), prior to the payment of any quarterly distribution in respect of the IDRs. Due to the various restrictions on distributions in respect of the IDRs, it is likely to be a number of years before there will be any cash distributions made in respect of the IDRs. For more information on cash distributions to the special units and the IDRs please see “— Cash Distributions by the Partnership.” We are permitted to sell the special units at any time without the consent of the managing general partner, subject to compliance with applicable securities laws, but upon any sale of special GP units to an unrelated third party the special GP rights will no longer apply to such units.

Managing general partner interest.  The managing general partner interest, which is held solely by the managing general partner, entitles the holder to manage (subject to our special GP rights) the business and operations of the Partnership, but does not entitle the holder to participate in Partnership distributions or allocations except in respect of associated incentive distribution rights, or IDRs. IDRs represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the target distribution ($0.4313 per unit per quarter) has been paid and following distribution of the aggregate adjusted operating surplus generated by the Partnership during the period from its formation through December 31, 2009 to the special units and/or the common and subordinated units (if issued). In addition, there can be no distributions paid on the managing general partner’s IDRs for so long as the Partnership or its subsidiaries are guarantors under our Credit Facility (in connection with the Partnership Offering, we expect to seek the release of the Partnership and its subsidiary from our Credit Facility). The IDRs are not transferable apart from the general partner interest. The managing general partner can be sold without the consent of other partners in the Partnership.

Provisions Regarding an Initial Offering by the Partnership

Under the partnership agreement and related agreements, the managing general partner has the sole discretion to cause the Partnership to undertake an initial private or public offering, subject to our joint management rights (as holder of the special GP rights, described below) if the offering involves the issuance of more than $200 million of the Partnership’s interests (exclusive of the underwriters’ overallotment option, if any).

The partnership agreement prohibits the Partnership’s managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner determines, after consultation with us, that the Partnership will likely be able to earn and pay the minimum quarterly distribution (which is currently set at $0.375 per unit) on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the minimum quarterly distribution for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the minimum quarterly distribution to an amount it determines to be appropriate and likely to be earned and paid during such periods.

The contribution agreement also provides that if the initial offering is not consummated by October 2009, the managing general partner can require us to purchase the managing general partner interest. This put right expires on the earlier of (1) October 2012 and (2) the closing of the Partnership’s initial offering. If the Partnership’s initial offering is not consummated by October 2012, we have the right to require the managing general partner to sell the managing general partner interest to us. This call right expires on the closing of the Partnership’s initial offering. In the event of an exercise of a put right or a call right, the purchase price will be the fair market value of the managing general partner interest at the time of purchase. The fair market value will be determined by an independent investment banking firm selected by us and the managing general partner. The independent investment banking firm may consider the value of the Partnership’s assets, the rights and obligations of the managing general partner and other factors it may deem relevant but the fair market value shall not include any control premium.

Management of the Partnership

The managing general partner manages the Partnership’s operations and activities, subject to our joint management rights, as specified in the partnership agreement. Among other things, the managing general partner has sole authority to effect an initial public or private offering of the Partnership, including the right to determine the timing, size (subject to our consent rights for any initial offering in excess of $200 million, exclusive of the underwriters’ overallotment option, if any) and underwriters or initial purchasers, if any, for any initial offering. The Partnership’s managing general partner is wholly-owned by an entity controlled by the Goldman Sachs Funds, the Kelso Funds and certain members of our senior management team. The operations of the managing general partner, in its capacity as the managing general partner of the Partnership, are managed by its board of directors. As of December 31, 2007, the board of directors of the managing general partner consisted of Messrs. John J. Lipinski, Scott L. Lebovitz, George E. Matelich, Stanley de J. Osborne and Kenneth A. Pontarelli. Actions by the managing general partner that are made in its individual capacity will be made by the sole member of the managing general partner and not by its board of directors. The managing general partner is not elected by the unitholders or us and is not subject to re-election on a regular basis in the future. The officers of the managing general partner will manage the day-to-day affairs of the Partnership’s business.

The special general partner, which we own, has special management rights. The special management rights will terminate if we cease to own 15% of more of all units of the Partnership. Our management rights include:

•	appointment rights and consent rights for the termination of employment and compensation of the chief executive officer and chief financial officer of the managing general partner, not to be exercised unreasonably (our approval for appointment of an officer is deemed given if the officer is an executive officer of CVR Energy);

•	the right to appoint two directors to the board of directors of the managing general partner and one such director to any committee thereof (subject to certain exceptions);

•	consent rights over any merger by the Partnership into another entity where:

•	for so long as we own 50% or more of all units of the Partnership immediately prior to the merger, less than 60% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	for so long as we own 25% or more of all units of the Partnership immediately prior to the merger, less than 50% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership; and

•	for so long as we own more than 15% of all of the units of the Partnership immediately prior to the merger, less than 40% of the equity interests of the resulting entity are owned by the pre-merger unitholders of the Partnership;

•	consent rights over any fundamental change in the conduct of the Partnership’s business;

•	consent rights over any purchase or sale, exchange or other transfer of assets or entities with a purchase/sale price equal to 50% or more of the Partnership’s asset value; and

•	consent rights over any incurrence of indebtedness or issuance of Partnership interests with rights to distribution or in liquidation ranking prior or senior to our units, in either case in excess of $125 million ($200 million in the case of the Partnership’s initial public or private offering, exclusive of the underwriters’ overallotment option, if any), increased by 80% of the purchase price for assets or entities whose purchase was approved by us as described in the immediately preceding bullet point.

As of December 31, 2007, the board of directors of the managing general partner consists of five directors, including two representatives of the Goldman Sachs Funds, two representatives of the Kelso Funds, and John J. Lipinski. If the Partnership effects an initial public offering in the future, the board of directors of the managing general partner will be required, subject to phase-in requirements of any national securities exchange upon which the Partnership’s common units are listed for trading, to have at least three members who are not officers or employees, and are otherwise independent, of the entity which owns the managing general partner, and its affiliates, including CVR Energy and the Partnership’s general partners. In addition, if an initial public offering of the Partnership occurs, the board of directors of the managing general partner will be required to maintain an audit committee comprised of at least three independent directors.

The partnership agreement permits the board of directors of the managing general partner to establish a conflicts committee, comprised of at least one independent director (if any), that may determine if the resolution of a conflict of interest with the Partnership’s general partners or their affiliates is fair and reasonable to the Partnership. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to the Partnership, approved by all of the Partnership’s partners and not a breach by the general partners of any duties they may owe the Partnership or the unitholders of the Partnership.

Cash Distributions by the Partnership

Available Cash.  The partnership agreement requires the Partnership to make quarterly distributions of 100% of its “available cash.” Available cash generally means, for each fiscal quarter, all cash on hand at the end of the quarter

•	less the amount of cash reserves established by the managing general partner to:

•	provide for the proper conduct of the Partnership’s business (including the satisfaction of obligations in respect of pre-paid fertilizer contracts, future capital expenditures, anticipated future credit needs and the payment of expenses and fees, including payments to the managing general partner);

•	comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership or any of its subsidiaries is a party or by which the Partnership is bound or its assets are subject; and

•	provide funds for distributions in respect of any one or more of the next eight quarters, provided, however, that following an initial public offering of the Partnership, the managing general partner may not establish cash reserves pursuant to this clause if the effect of such reserves would be that the Partnership would be unable to distribute the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon with respect to any such quarter;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are used solely for working capital purposes or to make distributions to partners.

Cash distributions will be made within 45 days after the end of each quarter. The amount of distributions paid by the Partnership and the decision to make any distribution will be determined by the managing general partner, taking into consideration the terms of the partnership agreement.

Prior to the earlier to occur of (i) such time as the limitations described below in “— Non-IDR surplus amount” no longer apply, after which time available cash from operating surplus could be distributed in respect of the IDRs, assuming each unit has received at least the first target distribution, as described below, and (ii) an initial offering by the Partnership, after which there will be limited partners to whom available cash could be distributed, all available cash is distributed to us, as holder of the special units.

Operating Surplus and Capital Surplus.  All cash distributed by the Partnership will be characterized either as operating surplus or capital surplus. The Partnership will distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus for any period generally consists of:

•	$60 million (as described below); plus

•	all of the Partnership’s cash receipts after formation (reset to the date of the Partnership’s initial offering if an initial offering occurs), excluding cash from “interim capital transactions” (as described below); plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; plus

•	cash distributions paid on equity interests issued by the Partnership to finance all or any portion of the construction, expansion or improvement of the Partnership’s facilities during the period from such financing until the earlier to occur of the date the capital asset is put into service or the date it is abandoned or disposed of; plus

•	cash distributions paid on equity interests issued by the Partnership to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the construction, expansion and improvement projects referred to above; less

•	all of the Partnership’s “operating expenditures” (as defined below) after formation (reset to the date of closing of the Partnership’s initial offering if an initial offering occurs); less

•	the amount of cash reserves established by the managing general partner to provide funds for future operating expenditures (which does not include expansion capital expenditures).

If a working capital borrowing, which increases operating surplus, is not repaid during the twelve-month period following the borrowing, it will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will not be treated as a reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

As described above, operating surplus does not reflect actual cash on hand that is available for distribution to unitholders. For example, it includes a provision that will enable the Partnership, if it chooses, to distribute as operating surplus up to $60 million of cash from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus would be to increase operating surplus by the amount of any such cash distributions. As a result, the Partnership may also distribute as operating surplus up to the amount of any such cash distributions it receives from non-operating sources.

“Operating expenditures” generally means all of the Partnership’s expenditures, including its expenses, taxes, reimbursements or payments of expenses to its managing general partner, repayment of working capital borrowings, debt service payments and capital expenditures, provided that operating expenditures will not include:

•	repayments of working capital borrowings, if such working capital borrowings were outstanding for twelve months, not repaid, but deemed repaid, thus decreasing operating surplus at such time;

•	payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings;

•	expansion capital expenditures;

•	investment capital expenditures;

•	payment of transaction expenses relating to “interim capital transactions”; or

•	distributions to partners.

Where capital expenditures are made in part for expansion and in part for other purposes, the managing general partner shall determine the allocation between the amounts paid for each.

“Interim capital transactions” means the following transactions if they occur prior to liquidation of the Partnership: (a) borrowings, refinancings or refundings of indebtedness (other than working capital borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business); (b) sales of equity interests and debt securities; and (c) sales or other voluntary or involuntary dispositions of any assets other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and (ii) sales or other dispositions of assets as part of normal retirements or replacements of assets.

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures represent capital expenditures to replace partially or fully depreciated assets to maintain the Partnership’s operating capacity (or productivity) or capital base. Maintenance capital expenditures include expenditures required to maintain equipment reliability, plant integrity and safety and to address environmental laws and regulations. Maintenance capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction, improvement or development of a replacement asset that is paid during the period that begins when the Partnership enters into a binding commitment or commences constructing or developing a replacement asset and ending on the earlier to occur of the date any such replacement asset commences commercial service or the date it is abandoned or disposed of.

Expansion capital expenditures include expenditures to acquire or construct assets to grow the Partnership’s business and to expand fertilizer production capacity. Expansion capital expenditures will also include interest (and related fees) on debt incurred and distributions on equity issued to finance all or any portion of the construction of such a capital improvement during the period that commences when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the date such capital improvement commences commercial service or the date that it is abandoned or disposed of.

Investment capital expenditures are those capital expenditures that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely will consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of a capital asset for investment purposes or development of facilities that are in excess of the maintenance of the Partnership’s existing operating capacity or productivity, but which are not expected to expand for the long-term the Partnership’s operating capacity or asset base.

As described above, none of the Partnership’s investment capital expenditures or expansion capital expenditures will be subtracted from operating surplus. Because investment capital expenditures and expansion capital expenditures include interest payments (and related fees) on debt incurred and distributions on equity issued to finance all of the portion of the construction, replacement or improvement of a capital asset during the period that begins when the Partnership enters into a binding obligation to commence construction of a capital improvement and ending on the earlier to occur of the date any such capital asset commences commercial service or the date that it is abandoned or disposed of, such interest payments and equity distributions are also not subtracted from operating surplus.

The officers and directors of the managing general partner will determine how to allocate a capital expenditure for the acquisition or expansion of the Partnership’s assets between maintenance capital expenditures and expansion capital expenditures.

Definition of Capital Surplus.  “Capital surplus” will generally be generated only by:

•	borrowings other than working capital borrowings;

•	sales of debt securities and equity interests; and

•	sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of the normal retirement or replacement of assets.

Distributions from Operating Surplus.  The Partnership’s distribution structure with respect to operating surplus will change based upon the occurrence of three events: (1) distribution by the Partnership of the non-IDR surplus amount (as defined below), together with a release of the guarantees by the Partnership and its subsidiaries of our Credit Facility, (2) occurrence of an initial offering by the Partnership (following which all or a portion of our interest will be converted into subordinated units and the minimum quarterly distribution could be reduced) and (3) expiration (or early termination) of the subordination period.

Minimum Quarterly Distributions.  The minimum quarterly distribution, or MQD, represents the set quarterly distribution amount that the common units, if issued, will be entitled to prior to the payment of any quarterly distribution on the subordinated units. The amount of the MQD will initially be set in the Partnership’s partnership agreement at $0.375 per unit, or $1.50 per unit on an annualized basis. The partnership agreement prohibits the managing general partner from causing the Partnership to undertake or consummate an initial offering unless the board of directors of the managing general partner, after consultation with us, concludes that the Partnership will be likely to be able to earn and pay the MQD on all units for each of the two consecutive, nonoverlapping four-quarter periods following the initial offering. If the managing general partner determines that the Partnership is not likely to be able to earn and pay the MQD for such periods, the managing general partner may, in its sole discretion and effective upon closing of the initial offering, reduce the MQD to an amount it determines to be appropriate and likely to be earned and paid during such periods. If the Partnership were to distribute $0.375 per unit on the number of units we own, we would receive a quarterly distribution of $11.4 million in the aggregate. The MQD for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods.

Target Distributions.  The Partnership’s partnership agreement provides for “target distribution levels.” After the limitations described below in “— Non-IDR surplus amount” no longer apply, the managing general partner’s IDRs will entitle it to receive increasing percentages of any incremental quarterly cash distributed by the Partnership as the target distribution levels for each quarter are exceeded. There are three target distribution levels set in the partnership agreement: $0.4313, $0.4688 and $0.5625, representing 115%, 125% and 150%, respectively, of the initial MQD amount. The target distribution levels for any period of less than a full calendar quarter (e.g., the periods before and after the closing of an initial offering by the Partnership) will be adjusted based on the actual length of the periods. The target distribution levels will not be adjusted in connection with any reduction of the MQD in connection with the Partnership’s initial offering unless we otherwise agree with the managing general partner.

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and the Partnership’s managing general partner up to and above the various target distribution levels. The amounts set forth under “marginal percentage interest in distributions” are the percentage interests of the Partnership’s managing general partner and the unitholders in any available cash from operating surplus the Partnership distributes up to and including the corresponding amount in the column “total quarterly distribution,” until the available cash from operating surplus the Partnership distributes reaches the next target distribution level, if any. The percentage interests shown for the unitholders and managing general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for the managing general partner represent distributions in respect of the IDRs.

Marginal Percentage Interest in Distributions

	Total Quarterly
	Distribution Target		Managing General
	Amount	Special Units(1)	Partner

Minimum Quarterly Distribution	$0.375	100%	0%
First Target Distribution	Up to $0.4313	100%	0%
Second Target Distribution	Above $0.4313 and up to $0.4688	87%	13%
Third Target Distribution	Above $0.4688 and up to $0.5625	77%	23%
Thereafter	Above $0.5625	52%	48%

(1)	Allocation will be among common units, GP units and subordinated GP units if the Partnership Offering occurs and the partnership agreement is amended in connection with the Partnership Offering. See “— Second Amended and Restated Partnership Agreement” below.

If legislation is enacted or if existing law is modified or interpreted by a court of competent jurisdiction so that the Partnership or any of its subsidiaries becomes taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, the managing general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter (after deducting the managing general partner’s estimate of the Partnership’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation) and the denominator of which is the sum of available cash for that quarter plus the managing general partner’s estimate of the Partnership’s aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Non-IDR surplus amount.  There will be no distributions paid on the IDRs until the aggregate “adjusted operating surplus” (as described below) generated by the Partnership during the period from its formation through December 31, 2009, or the non-IDR surplus amount, has been distributed in respect of the special units, or, following an initial public offering of the Partnership, the common units, GP units and subordinated GP units (if any are issued). In addition, there will be no distributions paid on the IDRs for so long as the Partnership or its subsidiaries are guarantors under our Credit Facility.

Definition of Adjusted Operating Surplus.  Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes the $60 million “basket” included as a component of operating surplus, net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus for any period generally means:

•	operating surplus generated with respect to that period (which does not include the $60 million basket described in the first bullet point of the definition of operating surplus above); less

•	any net increase in working capital borrowings with respect to that period; less

•	any net reduction in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period to the extent required by any debt instrument for the repayment of principal, interest or premium.

If the Partnership consummates an initial offering, cash received by the Partnership or its subsidiaries in respect of accounts receivable existing as of the closing of such an offering will be deemed to not be operating surplus and thus will be disregarded when calculating adjusted operating surplus.

Distributions Prior to the Partnership’s Initial Offering (if any).  Prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus (as described below) will be paid solely in respect of the special units until the non-IDR surplus amount has been distributed. After the limitations described in “— Non-IDR surplus amount” no longer apply and prior to the Partnership’s initial offering (if any), quarterly distributions of available cash from operating surplus will be paid in the following manner: (1) First, to the special units, until each special unit has received a total quarterly distribution equal to $0.4313 (the first target distribution), (2) Second, (i) 13% to the managing general partner interest (in respect of the IDRs) and (ii) 87% to the special units until each special unit has received a total quarterly amount equal to $0.4688 (the second target distribution), (3) Third, (i) 23% to the managing general partner interest (in respect of the IDRs) and (ii) 77% to the special units, until each special unit has received a total quarterly amount equal to $0.5625 (the third target distribution), and (4) Thereafter, (i) 48% to the managing general partner interest (in respect of the IDRs) and (ii) 52% to the special units.

Distributions from Capital Surplus.  Capital surplus is generally generated only by borrowings other than working capital borrowings, sales of debt securities and equity interests, and sales or other dispositions of assets for cash, other than inventory, accounts receivable and the other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

The Partnership will make distributions of available cash from capital surplus, if any, in the following manner: (1) First, to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below, (2) Second, to the common unitholders, if any, pro rata, until the Partnership distributes for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units, and (3) Thereafter, the Partnership will make all distributions of available cash from capital surplus as if they were from operating surplus. The preceding discussion is based on the assumptions that the Partnership does not issue additional classes of equity interests.

The partnership agreement will treat a distribution of capital surplus as the repayment of the consideration for the issuance of a unit by the Partnership, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had in relation to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for the managing general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once the Partnership reduces the minimum quarterly distribution and the target distribution levels to zero, the Partnership will then make all future distributions from operating surplus, with 52% being paid to the unitholders, pro rata, and 48% to the Partnership’s managing general partner.

Distributions of Cash Upon Liquidation.  If the Partnership dissolves in accordance with the partnership agreement, the Partnership will sell or otherwise dispose of its assets in a process called liquidation. The Partnership will first apply the proceeds of liquidation to the payment of its creditors. The Partnership will distribute any remaining proceeds to the unitholders and the managing general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of the Partnership’s assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by the unitholder to the Partnership for its units, which we refer to as the “initial unit price” for each unit. With respect to our special units, the initial unit price will be the value of the nitrogen fertilizer business we contribute to the Partnership, divided by the number of special units we receive. The initial unit price for the common units issued by the Partnership in the initial offering, if any, will be the price paid for the common units. If there are common units and subordinated units outstanding, the allocation is intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon the Partnership’s liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon the Partnership’s liquidation to enable the holders of units, including us, to fully recover all of the initial unit price. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the managing general partner.

The manner of the adjustment for gain is set forth in the partnership agreement. If the Partnership’s liquidation occurs after the Partnership’s initial offering, if any, and before the end of the subordination period, the Partnership will allocate any gain to the partners in the following manner: (1) First, to the managing general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances, (2) Second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of (i) the initial unit price, (ii) the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs, and (iii) any unpaid arrearages in payment of the minimum quarterly distribution, (3) Third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of (i) the initial unit price and (ii) the amount of the minimum quarterly distribution for the quarter during which the liquidation occurs, (4) Fourth, to all unitholders, pro rata, until the Partnership allocates under this paragraph an amount per unit equal to (i) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of the Partnership’s existence, less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that the Partnership distributed to the unitholders, pro rata, for each quarter of the Partnership’s existence, (5) Fifth, 87% to all unitholders, pro rata, and 13% to the managing general partner, until the Partnership allocates under this paragraph an amount per unit equal to (i) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of the Partnership’s existence; less the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that the Partnership distributed 87% to the unitholders, pro rata, and 13% to the managing general partner for each quarter of the Partnership’s existence, (6) Sixth, 77% to all unitholders, pro rata, and 23% to the managing general partner, until the Partnership allocates under this paragraph an amount per unit equal to: (i) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of the Partnership’s existence, less (ii) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that the Partnership distributed 77% to the unitholders, pro rata, and 23% to the managing general partner for each quarter of the Partnership’s existence, and (7) Thereafter, 52% to all unitholders, pro rata, and 48% to the managing general partner. The percentages set forth above are based on the assumption that the Partnership has not issued additional classes of equity interests.

If the liquidation occurs before the Partnership’s initial offering, the special units will receive allocations of gain in the same manner as described above for the common units, except that the distinction between common units and subordinated units will not be relevant, so that subclause (iii) of clause (2) above and all of clause (3) above will not be applicable. If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that subclause (iii) of clause (2) above and all of the third bullet point above will no longer be applicable.

If the Partnership’s liquidation occurs after the Partnership’s initial offering, if any, and before the end of the subordination period, the Partnership will generally allocate any loss to the managing general partner and the unitholders in the following manner: (1) First, to holders of subordinated units in proportion to the positive balances in their capital accounts, until the capital accounts of the subordinated unitholders have been reduced to zero, (2) Second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero, and (3) Thereafter, 100% to the managing general partner.

If the liquidation occurs before the Partnership’s initial offering, the special units will receive allocations of loss in the same manner as described above for the common units, except that the distinction between common units and subordinated units will not be relevant, so that all of clause (1) above will not be applicable. If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of clause (1) will no longer be applicable.

Adjustments to Capital Accounts.  The Partnership will make adjustments to capital accounts upon the issuance of additional units. In doing so, the Partnership will allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the managing general partner in the same manner as the Partnership allocates gain or loss upon liquidation. In the event that the Partnership makes positive adjustments to the capital accounts upon the issuance of additional units, the Partnership will allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon the Partnership’s liquidation in a manner which results, to the extent possible, in the managing general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

Withdrawal or Removal of the Managing General Partner

Except as described below, the managing general partner has agreed not to withdraw voluntarily as the Partnership’s managing general partner prior to June 30, 2017 without obtaining the approval of the holders of at least a majority of the outstanding units, excluding units held by the managing general partner and its affiliates (including us), and furnishing an opinion of counsel regarding limited liability and tax matters. On or after June 30, 2017, the managing general partner may withdraw as managing general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of the partnership agreement. Notwithstanding the information above, the managing general partner may withdraw without unitholder approval upon 90 days’ notice to the unitholders if at least 50% of the outstanding units are held or controlled by one person and its affiliates other than the managing general partner and its affiliates. In addition, the partnership agreement permits the managing general partner in some instances to sell or otherwise transfer all of its managing general partner interest without the approval of the unitholders. See “— Transfer of Managing General Partner Interest” below.

Upon withdrawal of the managing general partner under any circumstances, other than as a result of a transfer by the managing general partner of all or a part of its general partner interest in the Partnership, the holders of a majority of the outstanding classes of units voting as a single class may select a successor to that withdrawing managing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the Partnership will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue the business of the Partnership and to appoint a successor managing general partner. See “— Termination and Dissolution” below.

The managing general partner may not be removed unless that removal is approved by the vote of the holders of not less than 80% of the outstanding units, voting together as a single class, including units held by the managing general partner and its affiliates, and the Partnership receives an opinion of counsel regarding limited liability and tax matters. Prior to October 26, 2012, the managing general partner can only be removed for “cause.” Any removal of the managing general partner is also subject to the approval of a successor managing general partner by the vote of the unitholders holding a majority of each class of outstanding units, voting as separate classes.

The partnership agreement also provides that if the managing general partner is removed as managing general partner under circumstances where cause does not exist and no units held by us, including our subsidiary that holds the subordinated units (if any) and our other affiliates, are voted in favor of that removal, the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis, and any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished.

If the managing general partner is removed as managing general partner under circumstances where cause does not exist and no units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner) are voted in favor of that removal, the managing general partner will have the right to convert its managing general partner interest, including the incentive distribution rights, into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of the managing general partner under circumstances where cause exists or withdrawal of the managing general partner where that withdrawal violates the partnership agreement, a successor managing general partner will have the option to purchase the managing general partner interest, including the IDRs, of the departing managing general partner for a cash payment equal to the fair market value of the managing general partner interest. Under all other circumstances where the managing general partner withdraws or is removed, the departing managing general partner will have the option to require the successor managing general partner to purchase the managing general partner interest of the departing managing general partner for its fair market value. In each case, this fair market value will be determined by agreement between the departing managing general partner and the successor managing general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing managing general partner and the successor managing general partner will determine the fair market value. If the departing managing general partner and the successor managing general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing managing general partner or the successor managing general partner, the departing managing general partner’s general partner interest, including its IDRs, will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, the Partnership will be required to reimburse the departing managing general partner for all amounts due to it, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing managing general partner or its affiliates for the Partnership’s benefit.

Voting Rights

The partnership agreement provides that various matters require the approval of a “unit majority.” A unit majority requires (1) prior to the initial offering, the approval of a majority of the special units; (2) during the subordination period, the approval of a majority of the common units, excluding those common units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner), and a majority of the subordinated units, voting as separate classes; and (3) after the subordination period, the approval of a majority of the common units. In voting their units, the Partnership’s general partners and their affiliates will have no fiduciary duty or obligation whatsoever to the Partnership or the limited partners, including any duty to act in good faith or in the best interests of the Partnership and its limited partners.

The following is a summary of the vote requirements specified for certain matters under the partnership agreement:

•	Issuance of additional units: no approval right.

•	Amendment of the partnership agreement: certain amendments may be made by the managing general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority.

•	Merger of the Partnership or the sale of all or substantially all of the Partnership’s assets: unit majority in certain circumstances. In addition, the holder of special GP rights has joint management rights with respect to some mergers.

•	Dissolution of the Partnership: unit majority.

•	Continuation of the Partnership upon dissolution: unit majority.

•	Withdrawal of the managing general partner: under most circumstances, a unit majority is required for the withdrawal of the managing general partner prior to June 30, 2017 in a manner which would cause a dissolution of the Partnership.

•	Removal of the managing general partner: not less than 80% of the outstanding units, voting as a single class, including units held by the managing general partner and its affiliates (i) for cause prior to October 26, 2012 or (ii) with or without cause (as defined in the partnership agreement) on or after October 26, 2012.

•	Transfer of the managing general partner’s general partner interest: the managing general partner may transfer all, but not less than all, of its managing general partner interest in the Partnership without a vote of any unitholders and without our approval, to an affiliate or to another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding units, excluding units held by the managing general partner and its affiliates, voting as a class, and our approval, is required in other circumstances for a transfer of the managing general partner interest to a third party prior to October 26, 2017.

•	Transfer of ownership interests in the managing general partner: no approval required at any time.

Issuance of Additional Partnership Interests

The partnership agreement authorizes the Partnership to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by the managing general partner without the approval of the unitholders, subject to the special GP rights with respect to the issuance of equity with rights to distribution or in liquidation ranking prior to or senior to the common units.

Upon issuance of additional partnership interests, the Partnership’s managing general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, the Partnership issues those interests to persons other than the managing general partner and its affiliates, to the extent necessary to maintain its and its affiliates’ percentage interest, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. We will have similar rights to purchase common units, subordinated units or other partnership interests from the Partnership, except that our rights will not apply to any issuance of interests by the Partnership in its initial offering. For the purpose of these rights, we and the managing general partner shall be deemed not to be affiliates of one another, unless we otherwise agree. Other holders of units will not have preemptive rights to acquire additional common units or other partnership interests unless they are granted those rights in connection with the issuance of their units by the Partnership.

Amendment of the Partnership Agreement

General.  Amendments to the partnership agreement may be proposed only by the managing general partner. However, the managing general partner has no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any partner, including any duty to act in good faith or in the best interests of the Partnership or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, the managing general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments.  No amendment may be made that would: (1) enlarge the obligations of any limited partner or us, as a general partner, without its consent, unless approved by at least a majority of the type or class of partner interests so affected or (2) enlarge the obligations of, or restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by the Partnership to any general partner or any of its affiliates without its consent, which may be given or withheld in its sole discretion. The provision of the partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting together as a single class (including units owned by the managing general partner and its affiliates). As of December 31, 2007, we own all of the outstanding units.

No Unitholder Approval.  The managing general partner may generally make amendments to the partnership agreement without the approval of any unitholders to reflect (1) a change in the Partnership’s name, the location of its principal place of business, its registered agent or its registered office, (2) the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement, (3) a change that the managing general partner determines to be necessary or appropriate for the Partnership to qualify or to continue its qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither the Partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed), (4) an amendment that is necessary, in the opinion of the Partnership’s counsel, to prevent the Partnership or its general partners or their directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed, (5) an amendment that the managing general partner determines to be necessary or appropriate for the authorization of additional partnership interests or rights to acquire partnership interests, as otherwise permitted by the partnership agreement, (6) any amendment expressly permitted in our partnership agreement to be made by the Partnership’s managing general partner acting alone, (7) an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the partnership agreement, (8) any amendment that the Partnership’s managing general partner determines to be necessary or appropriate for the formation by the Partnership of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the partnership agreement, (9) a change in the Partnership’s fiscal year or taxable year and related changes, (10) mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger or conveyance other than those it receives by way of the merger or conveyance; or (11) any other amendments substantially similar to any of the matters described above.

In addition, the managing general partner may make amendments to the partnership agreement without the approval of any partner if the managing general partner determines that those amendments (1) do not adversely affect in any material respect the partners (considered as a whole or any particular class of partners), (2) are necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, ruling, or regulation of any federal or state agency or judicial authority or contained in any federal or state statute, (3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline, or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, (4) are necessary or appropriate for any action taken by the managing general partner relating to splits or combinations of units under the provisions of the partnership agreement or (5) are required to effect the intent of the provisions of the partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval.  For amendments of the type not requiring unitholder approval, the managing general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in the Partnership being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless the managing general partner first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of the Partnership’s limited partners. Finally, the managing general partner may consummate any merger without the prior approval of the Partnership’s unitholders if the Partnership is the surviving entity in the transaction, the transaction would not result in any amendment to the partnership agreement (other than an amendment that the managing general partner could adopt without the consent of other partners), each of the units outstanding immediately prior to the merger will be an identical unit of the Partnership following the transaction, the units to be issued do not exceed 20% of the outstanding units immediately prior to the transaction and the managing general partner has received an opinion of counsel regarding certain limited liability and tax matters.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale, or Other Disposition of Assets

A merger or consolidation of the Partnership requires the prior consent of the managing general partner. However, the managing general partner will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or other partners, including any duty to act in good faith or in the best interest of the Partnership or the other partners. We also have joint management rights with respect to certain mergers. Mergers and consolidations generally also require the affirmative vote or consent of the holders of a unit majority, unless the merger agreement contains any provision that, if contained in an amendment to the partnership agreement, would require for its approval the vote or consent of a greater percentage of the outstanding units or of any class of partners, in which case such greater percentage vote or consent shall be required.

In addition, the partnership agreement generally prohibits the managing general partner, without the prior approval of the holders of units representing a unit majority, from causing the Partnership to, among other things, sell, exchange or otherwise dispose of all or substantially all of the Partnership’s assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on the Partnership’s behalf the sale, exchange or other disposition of all or substantially all of the assets of the Partnership’s subsidiaries. The managing general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the Partnership’s assets without that approval. The managing general partner may also sell all or substantially all of the Partnership’s assets under a foreclosure or other realization upon those encumbrances without that approval.

If the conditions specified in the partnership agreement are satisfied, the managing general partner may, without other partner approval, convert the Partnership or any of its subsidiaries into a new limited liability entity or merge the Partnership or any of its subsidiaries into, or convey some or all of its assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in its legal form into another limited liability entity, the governing instruments of the new entity provide the limited partners and general partners with the same rights and obligations as contained in the partnership agreement and the Partnership receives an opinion of counsel regarding certain limited liability and tax matters. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of the Partnership’s assets or any other transaction or event.

Termination and Dissolution

The Partnership will continue as a limited partnership until terminated under the partnership agreement. The Partnership will dissolve upon (1) the election of the managing general partner to dissolve the Partnership, if approved by the holders of units representing a unit majority; (2) there being no limited partners, unless the Partnership continues without dissolution in accordance with applicable Delaware law; (3) the entry of a decree of judicial dissolution of the Partnership; or (4) the withdrawal or removal of the managing general partner or any other event that results in its ceasing to be the Partnership’s managing general partner other than by reason of a transfer of its managing general partner interest in accordance with the partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under clause (4), the holders of a unit majority may also elect, within specific time limitations, to continue the Partnership’s business on the same terms and conditions described in the partnership agreement by appointing as a successor managing general partner an entity approved by the holders of units representing a unit majority, subject to receipt of an opinion of counsel to the effect that (1) the action would not result in the loss of limited liability under Delaware law of any limited partner and (2) neither the Partnership nor any of its subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Upon dissolution of the Partnership, unless the business of the Partnership is continued, the liquidator authorized to wind up the Partnership’s affairs will, acting with all of the powers of the managing general partner that are necessary or appropriate, liquidate the Partnership’s assets and apply the proceeds of the liquidation as described in the partnership agreement. The liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

Transfer of Managing General Partner Interest

Except for the transfer by the managing general partner of all, but not less than all, of its managing general partner interest in the Partnership to (1) an affiliate of the managing general partner (other than an individual) or (2) another entity as part of the merger or consolidation of the managing general partner with or into another entity or the transfer by the managing general partner of all or substantially all of its assets to another entity, the managing general partner may not transfer all or any part of its managing general partner interest in the Partnership to another person prior to October 26, 2017 without the approval of both (1) the holders of at least a majority of the outstanding units (excluding units held by the managing general partner and its affiliates) and (2) us. On or after October 26, 2017, the managing general partner interest will be freely transferable. As a condition of any transfer, the transferee must, among other things, assume the rights and duties of the managing general partner, agree to be bound by the provisions of the partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters. The Partnership’s general partners and their affiliates may at any time transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to the Partnership.

Transfer of Ownership Interests in the Managing General Partner

At any time, the owners of the managing general partner may sell or transfer all or part of their ownership interests in the managing general partner to an affiliate or a third party without the approval of the Partnership’s unitholders.

Change of Management Provisions

The partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove the managing general partner as the managing general partner of the Partnership or otherwise change the Partnership’s management. If any person or group other than the managing general partner and its affiliates (including us) acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from the managing general partner or its affiliates and any transferees of that person or group approved by the managing general partner or to any person or group who acquires the units with the prior approval of the board of directors of the managing general partner.

The partnership agreement also provides that if the Partnership’s managing general partner is removed without cause and no units held by us, our subsidiary that holds the subordinated units (if any) and our other affiliates are voted in favor of that removal, the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis; and any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished.

If the managing general partner is removed as managing general partner under circumstances where cause does not exist and no units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner) are voted in favor of that removal, the managing general partner will have the right to convert its managing general partner interest, including its incentive distribution rights, into common units or to receive cash in exchange for the managing general partner interest.

Limited Call Right

If at any time the managing general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, the managing general partner will have the right, which it may assign in whole or in part to any of its affiliates or to the Partnership, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by the managing general partner, on at least 10 but not more than 60 days’ notice. The purchase price in the event of such an acquisition will be the greater of (1) the highest price paid by the managing general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which the managing general partner first mails notice of its election to purchase those limited partner interests, and (2) the average of the daily closing prices of the limited partner interests over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed. At any time following the Partnership’s initial offering, if any, if we fail to hold at least 20% of the units of the Partnership our common GP units will be deemed to be part of the same class of partnership interests as the common LP units for purposes of this provision. This provision will make it easier for the managing general partner to take the Partnership private in its discretion.

Indemnification

Under the partnership agreement, the Partnership will indemnify the following persons in most circumstances, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions suits or proceedings: (1) the Partnership’s general partners; (2) any departing general partner; (3) any person who is or was a director, officer, fiduciary, trustee, manager or managing member of the Partnership or any of the Partnership’s subsidiaries, its general partners or any departing general partner; (4) any person who is or was serving as a director, officer, fiduciary, trustee, manager or managing member of another person owing a fiduciary duty to the Partnership or any of its subsidiaries at the request of a general partner or any departing general partner; (5) any person who controls a general partner; or (6) any person designated by the Partnership’s managing general partner. Any indemnification under these provisions will only be out of the Partnership’s assets. Unless they otherwise agree, the Partnership’s general partners will not be personally liable for, or have any obligation to contribute or loan funds or assets to the Partnership to enable the Partnership to effectuate, indemnification. The Partnership may purchase insurance against liabilities asserted against and expenses incurred by persons for its activities, regardless of whether it would have the power to indemnify the person against liabilities under the partnership agreement.

Reimbursement of Expenses

The partnership agreement requires the Partnership to reimburse the Partnership’s managing general partner for (1) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership (including salary, bonus, incentive compensation and other amounts paid to any person, including affiliates of the managing general partner, to perform services for the Partnership or for the managing general partner in the discharge of its duties to the Partnership) and (2) all other expenses allocable to the Partnership or otherwise incurred by the managing general partner in connection with operating the Partnership’s business (including expenses allocated to the managing general partner by its affiliates). The managing general partner is entitled to determine the expenses that are allocable to the Partnership.

Conflicts of Interest

Under the partnership agreement the managing general partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders (including us) if the resolution of the conflict is either (1) approved by the conflicts committee of the board of directors of the managing general partner, although the managing general partner is not obligated to seek such approval, (2) approved by the vote of a majority of the outstanding common units, excluding any common units owned by the managing general partner or any of its affiliates (including us so long as we remain an affiliate), although the managing general partner is not obligated to seek such approval, (3) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (4) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

In addition to the provisions described above, the partnership agreement contains provisions that restrict the remedies available to the Partnership’s unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example:

•	The partnership agreement permits the managing general partner to make a number of decisions in its individual capacity, as opposed to its capacity as managing general partner, thereby entitling the managing general partner to consider only the interests and factors that it desires, and imposes no duty or obligation on the managing general partner to give any consideration to any interest of, or factors affecting, the common unitholders.

•	The partnership agreement provides that the managing general partner shall not have any liability to the Partnership or its unitholders (including us) for decisions made in its capacity as managing general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of the Partnership.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of the managing general partner and not involving a vote of unitholders must be on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to the Partnership, as determined by the managing general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” the managing general partner may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to the Partnership.

•	The partnership agreement provides that the managing general partner and its officers and directors will not be liable for monetary damages to the Partnership or its partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the general partner or its officers or directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

•	The partnership agreement provides that in resolving conflicts of interest, it will be presumed that in making its decision, the managing general partner or its conflicts committee acted in good faith, and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

The partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by the managing general partner. The Partnership has adopted these provisions to allow the Partnership’s general partners or their affiliates to engage in transactions with the Partnership that would otherwise be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to the Partnership’s interests when resolving conflicts of interest. Without such modifications, such transactions could result in violations of the Partnership’s general partners’ state law fiduciary duty standards.

•	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

•	The partnership agreement contains provisions that waive or consent to conduct by the Partnership’s general partners and their affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the partnership agreement provides that when either of the general partners is acting in its capacity as a general partner, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law. In addition, when either of the general partners is acting in its individual capacity, as opposed to in its capacity as a general partner, it may act without any fiduciary obligation to the Partnership or the unitholders whatsoever. These standards reduce the obligations to which the Partnership’s general partners would otherwise be held.

•	The partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of the Partnership’s managing general partner must be (1) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (2) “fair and reasonable” to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership).

•	If the Partnership’s managing general partner does not seek approval from the conflicts committee of its board of directors or the common unitholders and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet point above, then it will be presumed that, in making its decision, the board of directors of the managing general partner, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which the Partnership’s managing general partner would otherwise be held.

•	In addition to the other more specific provisions limiting the obligations of the Partnership’s general partners, the partnership agreement further provides that the Partnership’s general partners and their officers and directors will not be liable for monetary damages to the Partnership or its partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful.

Second Amended and Restated Partnership Agreement

In connection with the Partnership Offering (if such offering occurs), it is proposed that the partnership agreement will be amended to, among other things, clarify the nature of the post-offering partnership interests. Such amended partnership agreement is referred to herein as the “Amended Partnership Agreement.” The terms of the Amended Partnership Agreement, as proposed, will be substantially the same as described above, with the exception of the re-classification of certain partnership interests and other changes as more fully described below. Additionally, the Partnership’s cash distribution policy under the Amended Partnership Agreement is described below. There is no assurance that the Partnership Offering will be consummated or that the following provisions will be adopted as described.

Partnership Interests

Immediately following the completion of the Partnership Offering, the Partnership would have four types of equity interests outstanding: the managing general partner interest, which is held by the Partnership’s managing general partner; common units, which would be issued to the public in the Partnership Offering; GP units, which would be held indirectly by us; and subordinated GP units, which would be held indirectly by us. In addition, the managing general partner will own all of the Partnership’s incentive distribution rights. The holders of Partnership units would be entitled to participate in partnership distributions and exercise the rights and privileges provided under the Amended Partnership Agreement.

Common Units.  The common units would represent limited partner interests in the Partnership. The common units would be entitled to the same distributions as the GP units. Each common unit would be entitled to participate in partnership distributions and to exercise the rights and privileges available to limited partners under the Amended Partnership Agreement.

GP Units.  The GP units would represent special general partner interests in the Partnership. The GP units would be held by us, through one of our wholly-owned subsidiaries. Each GP unit would be entitled to participate in partnership distributions on the same basis as a common unit. The holder of GP units is also entitled to exercise the special GP rights. We would be able to convert each GP unit into one common unit upon demand at any time. Each GP unit would automatically convert into one common unit immediately prior to the transfer of such GP unit to any person or entity that is not an affiliate of us. Additionally, the GP units would automatically convert into an equal number of common units if we and our affiliates cease to own more than 15% of the Partnership’s outstanding units.

Subordinated GP Units.  The subordinated GP units would represent special general partner interests in the Partnership. The subordinated GP units would all be held by us, through one of our wholly-owned subsidiaries. As a holder of subordinated GP units, we would be entitled to participate in partnership distributions on a subordinated basis to the common units and GP units. The holder of subordinated GP units is also entitled to exercise the special GP rights. Each subordinated GP unit would automatically convert into one subordinated LP unit immediately prior to the transfer of such subordinated GP unit to any person or entity that is not an affiliate of us. The subordinated LP units, if issued, would represent limited partner interests in the Partnership that are identical in right of distribution to the subordinated GP units but would not give the holder any special general partner rights. Additionally, the subordinated GP units would automatically convert into an equal number of subordinated LP units if we and our affiliates cease to own more than 15% of the Partnership’s outstanding units. The subordinated GP units would also convert to GP units (or subordinated LP units could convert into common units) if certain tests specified in the Amended Partnership Agreement are met.

Cash Distributions Under the Amended Partnership Agreement

Scheduled Turnaround Operating Surplus.  The definition of “adjusted operating surplus” will be changed in the Amended Partnership Agreement to be increased, for periods in which a scheduled turnaround occurs, by the amount our managing general partner calculates as our “scheduled turnaround operating surplus.” Scheduled turnaround operating surplus consists of the estimated incremental operating surplus that the Partnership would have generated in a period had a scheduled turnaround (a periodically required procedure to refurbish and maintain the Partnership’s facilities that involves the shutdown and inspection of one or more major processing units in the Partnership’s nitrogen fertilizer plant or other material assets the Partnership acquires in the future that requires similar periodic shutdowns) not been conducted during the period. Scheduled turnaround operating surplus will reflect the net impact on the Partnership’s operating surplus of both the expenses associated with the scheduled turnaround and the lost revenue it would have generated had the nitrogen fertilizer plant (or unit thereof or other material asset) not been shut down. To eliminate fluctuations in operating surplus caused by scheduled turnarounds, the Amended Partnership Agreement will provide that an amount equal to the scheduled turnaround operating surplus for a period in which a scheduled turnaround of the Partnership’s nitrogen fertilizer plant (or unit thereof or other material asset) occurs will be added to adjusted operating surplus for such period. The amount of such scheduled turnaround operating surplus will then be amortized during each subsequent period through, and including, the period (or periods) in which the next scheduled turnaround of such plant (or unit thereof or other material asset) occurs as a deduction from adjusted operating surplus for such subsequent periods. The scheduled turnaround operating surplus will be amortized using straight line amortization based upon the estimated date of the next scheduled turnaround of such plant (or unit thereof or other material asset). The estimated date of the next scheduled turnaround is subject to review and change by the board of directors of the managing general partner at least once a year. The estimate will be made at least annually and whenever an event occurs that is likely to result in a material change to the estimated date of the next scheduled turnaround, such as a new governmental regulation that will affect the Partnership’s assets. For purposes of amortizing the scheduled turnaround operating surplus from a prior scheduled turnaround, any adjustment to this estimate will be prospective only.

In connection with the 2006 turnaround of the nitrogen fertilizer plant, we estimate that the scheduled turnaround operating surplus was $10.2 million. Assuming that this amount was amortized over an eight-quarter period, the amount of scheduled turnaround operating surplus the Partnership would have amortized would have been $1.3 million per quarter.

Distributions of Available Cash from Operating Surplus During the Subordination Period.  Following the consummation of the Partnership Offering, until the Partnership has made cumulative distributions to unitholders in an amount equal to the Non-IDR Surplus Amount, the Partnership will make distributions of available cash from operating surplus for any quarter during the subordination period (as described below) in the following manner:

•	First, to the holders of common units and GP units, until each common unit and GP unit has received an amount equal to the minimum quarterly distribution, or MQD, of $0.375 per unit, plus any arrearages from prior quarters;

•	Second, to the holders of subordinated units, until each subordinated unit has received an amount equal to the MQD; and

•	Thereafter, to all unitholders, pro rata.

After the limitations described above in “— Non-IDR Surplus Amount” no longer apply, the Partnership will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

•	First, to all common units and GP units, until each common unit and GP unit has received a total quarterly distribution equal to the MQD plus any arrearages from prior quarters;

•	Second, to all subordinated units, until each subordinated unit has received a total quarterly distribution equal to the MQD;

•	Third, to all units, pro rata, until each unit has received a total quarterly distribution equal to $0.4313 (excluding any distribution in respect of arrearages) (the “first target distribution”);

•	Fourth, (i) 13% to the managing general partner (in respect of its IDRs) and (ii) 87% to all units, pro rata, until each unit has received a total quarterly distribution equal to $0.4688 (excluding any distribution in respect of arrearages) (the “second target distribution”);

•	Fifth, (i) 23% to the managing general partner (in respect of its IDRs) and (ii) 77% to all units, pro rata, until each unit has received a total quarterly distribution equal to $0.5625 (excluding any distribution in respect of arrearages) (the “third target distribution”); and

•	Thereafter, (i) 48% to the managing general partner (in respect of its IDRs) and (ii) 52% to all units, pro rata.

The preceding discussion is based on the assumption that the Partnership does not issue additional classes of equity interests and that the managing general partner does not transfer any of its IDRs.

Distributions of Available Cash from Operating Surplus After the Subordination Period.  Following the consummation of the Partnership Offering, the Partnership will make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner:

•	First, to all units, until each unit has received a total quarterly distribution equal to the first target distribution ($0.4313);

•	Second, (i) 13% to the managing general partner (in respect of its IDRs) and (ii) 87% to all units, pro rata, until each unit has received a total quarterly distribution equal to the second target distribution ($0.4688);

•	Third, (i) 23% to the managing general partner (in respect of its IDRs) and (ii) 77% to all units, pro rata, until each unit has received a total quarterly distribution equal to the third target distribution ($0.5625); and

•	Thereafter, (i) 48% to the managing general partner (in respect of its IDRs) and (ii) 52% to all units, pro rata.

The preceding discussion is based on the assumption that the Partnership does not issue additional classes of equity interests and that the managing general partner does not transfer any of its IDRs.

Subordination Period.  The Amended Partnership Agreement is expected to provide that during the subordination period the common units and GP units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.375 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units and GP units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Furthermore, no arrearages will accrue or be paid on the subordinated units. The practical effect of the subordination period is to increase the likelihood that during this period there will be sufficient available cash to pay the minimum quarterly distribution on the common units and GP units.

Except as described below, the subordination period will extend from the closing date of the Partnership Offering until the second business day following the distribution of available cash to partners in respect of any quarter, beginning with the quarter ending approximately five years after consummation of the Partnership Offering, if each of the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common units, GP units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, GP units and subordinated units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units and GP units.

Before the end of the subordination period, up to 50.0% of the subordinated units, or up to 8,000,000 subordinated units, may convert into GP units or common units on a one-for-one basis on the second business day after the distribution of available cash to the partners in respect of any quarter ending on or after:

•	approximately three years after consummation of the Partnership Offering with respect to 25.0% of the subordinated units; and

•	approximately four years after consummation of the Partnership Offering with respect to an additional 25.0% of the subordinated units.

The early conversions will occur on the second business day following the distribution of available cash to partners in respect of the applicable quarter if each of the following has occurred:

•	distributions of available cash from operating surplus on each of the outstanding common units, GP units and subordinated units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units, GP units and subordinated units during those periods on a fully diluted basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units and GP units.

The second early conversion of subordinated units may not occur, however, until at least one year following the end of the period for the first early conversion of subordinated units.

If the subordinated units are subordinated GP units at the time of conversion, they will convert into GP units. If the subordinated GP units have converted into subordinated LP units prior to the time of conversion they will convert into common units, rather than GP units.

Upon expiration of the subordination period, each outstanding subordinated unit will immediately convert into one GP unit or common unit and will then participate pro rata with the other GP units and common units in distributions of available cash.

Further, if the unitholders remove the managing general partner other than for cause (as defined in the Amended Partnership Agreement):

•	all subordinated units held by any person who did not, and whose affiliates did not, vote any of their units in favor of the removal of the managing general partner, will immediately convert into common units or GP units on a one-for-one basis; and

•	if all subordinated units convert as described in the immediately preceding bullet point, any existing arrearages in payment of the minimum quarterly distribution on the common units and GP units will be extinguished.

If the managing general partner is removed as managing general partner of the Partnership under circumstances where cause does not exist and no units held by the managing general partner and its affiliates (which will include us until such time as we cease to be an affiliate of the managing general partner) are voted in favor of that removal, the managing general partner will have the right to convert its managing general partner interest and its IDRs (and any IDRs held by its affiliates) into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

Transfer of Incentive Distribution Rights

Under the Amended Partnership Agreement, the managing general partner or a subsequent holder of the incentive distribution rights may transfer all, or any part, of its incentive distribution rights without a vote of any unitholders and without our approval.

AUDIT COMMITTEE REPORT

The audit committee consists of the following members of the Board: Messrs. Mark E. Tomkins (chairman), Wesley K. Clark, and Stanley de J. Osborne. Our Board has determined that Mr. Tomkins qualifies as an “audit committee financial expert.” Additionally, our Board has determined that each member of the audit committee, including Mr. Tomkins, is “financially literate” under the requirements of the NYSE. Our Board has also determined that two out of the three members of the audit committee are independent under current NYSE independence requirements and SEC rules. Under NYSE transition rules, the third member of the audit committee must be independent by October 24, 2008. The audit committee operates under a written charter adopted by our Board. A copy of this charter is available at www.cvrenergy.com and is available in print to any stockholder who requests it by writing to CVR Energy, Inc., at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, Attention: Senior Vice President, General Counsel and Secretary.

Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States); expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operation and cash flows of the Company in conformity with generally accepted accounting principles; and, when required by SEC rules, auditing the effectiveness of internal control over financial reporting. The audit committee’s responsibility is to monitor and oversee these processes. However, none of the members of the audit committee is professionally engaged in the practice of accounting or auditing nor are any of the members of the audit committee experts in those fields. The audit committee relies without independent verification on the information provided to it and on the representations made by management and the independent auditors.

The audit committee of the board of directors of CVR Energy met twice during 2007. The audit committee of the board of directors of Coffeyville Acquisition LLC, CVR Energy’s predecessor, met three times in 2007. The audit committee meetings were designed, among other things, to facilitate and encourage communication among the audit committee, management, the internal auditors and the Company’s independent auditors, KPMG, an independent registered public accounting firm. We discussed with the Company’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG, with and without management present, to discuss the results of it examination and its evaluation of the Company’s internal controls.

The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2007 with management and KPMG. The audit committee also discussed with KPMG matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

The audit committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” We also discussed with management and KPMG the process used to support certifications by the Company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC.

The audit committee also discussed with KPMG their independence from the Company. When determining KPMG’s independence, we considered whether its provision of services to the Company beyond those rendered in connection with its audit of the Company’s consolidated financial statements and reviews of the Company’s consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q was compatible with maintaining its independence. The audit committee also reviewed, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, KPMG.

Based upon the review and discussions referred to above, we recommended to the Board, and the Board has approved, that the Company’s audited financial statements be included in the 2007 Form 10-K. The audit committee also approved the engagement of KPMG as the Company’s independent auditors for 2008.

The audit committee has been advised by KPMG that neither it nor any of its members has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

This report is respectively submitted by the audit committee.

Audit Committee

Mark E. Tomkins, Chairman
Wesley K. Clark
Stanley de J. Osborne

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee approved the engagement of KPMG as the Company’s independent registered public accounting firm for 2008 to examine the Company’s financial statements for the fiscal year ending December 31, 2008. Although ratification is not required by our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws, Delaware law or otherwise, the audit committee and our Board are requesting that stockholders ratify this appointment as a means of soliciting the opinions of stockholders and as a matter of good corporate practice.

Votes Required and Recommendation of the Board

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal is required to ratify the selection of KPMG. An abstention is treated as being present and entitled to vote on the matter and, therefore, has the effect of a vote against this proposal. Under NYSE regulations, a broker, bank or other nominee may exercise discretionary voting power for the ratification of the appointment of the Company’s independent auditor.

If the stockholders do not ratify the selection, the audit committee will consider any information submitted by the stockholders in connection with the selection of the independent auditor for 2008. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee believes such a change would be in the best interest of the Company and its stockholders.

We expect that a representative of KPMG will be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended December 31, 2007 and 2006, professional services were performed by KPMG for the Company. The following is a description of such services and the fees billed by KPMG in relation thereto.

	2007	2006

Audit Fees(1)	$3,273,000	$1,675,000
Audit-Related Fees(2)	$130,000	—
Tax Fees(3)	$300,310	$471,000
All Other Fees	—	—

(1)	Audit Fees were for professional services rendered for the audits of our consolidated financial statements filed with the SEC as well as consents, comfort letters and the review of documents filed with the SEC.

(2)	Audit-Related Fees include other due diligence services performed by KPMG.

(3)	Tax Fees consisted of services related to tax compliance, preparation and review of corporate tax returns and other general tax consultation.

Pre-approval of Services by the Independent Registered Public Accounting Firm

The charter of the audit committee requires the audit committee to approve all audit and non-audit services provided by the independent auditor and also requires the audit committee to approve the fees and other compensation to be paid to the independent auditor.

STOCKHOLDER PROPOSALS

If you intend to present a proposal at our annual meeting for 2009, and you wish to have the proposal included in our proxy statement for that meeting, you must submit the proposal in writing to the Secretary at the address below. The Secretary must receive this proposal no later than December 15, 2008. Your proposal must satisfy the requirements set forth in Rule 14a-8 under the Exchange Act for the proposal to be included in that proxy statement.

Any stockholder proposal submitted for consideration at next year’s annual meeting but not submitted for inclusion in the proxy statement as provided above that is received by us after February 28, 2009, will not be considered filed on a timely basis with us under Rule 14a-4(c)(1) under the Exchange Act. For such proposals that are not timely filed, we retain discretion to vote proxies we receive. For such proposals that are timely filed, we retain discretion to vote proxies we receive provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise voting discretion; and (2) the proponent does not issue a proxy statement.

Stockholders can suggest director candidates for consideration by writing to the attention of the General Counsel at the address below. Stockholders should provide the candidate’s name, biographical data, qualifications and the candidate’s written consent to being named as a nominee in our proxy statement and to serve as a director, if elected. Stockholders should also include the information that would be required to be disclosed in the solicitation of proxies for election of directors under the federal securities laws. The nominating and corporate governance committee may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the candidate. See “Corporate Governance — Director Qualifications.”

Proponents must submit stockholder proposals and recommendations for nomination as a director in writing to the following address:

CVR Energy, Inc.
2277 Plaza Drive, Suite 500
Sugar Land, Texas 77479
Attention: Senior Vice President, General Counsel and Secretary

The Senior Vice President, General Counsel and Secretary will forward the proposals and recommendations to the nominating and corporate governance committee for consideration.

COST OF SOLICITATION

We bear all costs of the Annual Meeting and the solicitation. Upon request, we will reimburse banks, brokers and other nominees for the expenses they incur in forwarding the proxy materials to you.

In addition to mailing the proxy materials, members of our Board, officers and employees may solicit proxies by telephone, by fax or other electronic means of communication, or in person. They will not receive any compensation for their solicitation activities in addition to their regular compensation.

OTHER MATTERS

We do not know of any other matters that will be considered at the Annual Meeting. However, if any other proper business should come before the meeting, the persons named in the proxy card will have discretionary authority to vote according to our best judgment to the extent permitted by applicable law.

For the Board of Directors,

Edmund S. Gross
Senior Vice President, General Counsel
and Secretary
April 14, 2008

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May 14, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718- 921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
â    Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone.    â
■   20830000000000000000    4                                                               051408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski Scott L. Lebovitz
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Regis B. Lippert George E. Matelich
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡	Steve A. Nordaker Stanley de J. Osborne Kenneth A. Pontarelli Mark E. Tomkins

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
■

ANNUAL MEETING OF STOCKHOLDERS OF
CVR Energy, Inc.
May  14, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

20830000000000000000 4	051408

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
☒

							FOR	AGAINST	ABSTAIN
1.	To elect eight directors for terms of one year each, to serve until their successors have been duly elected and qualified.				2.	To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2008.	☐	☐	☐

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	John J. Lipinski Scott L. Lebovitz
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ ¡	Regis B. Lippert George E. Matelich
☐	FOR ALL EXCEPT (See instructions below)	¡ ¡ ¡ ¡	Steve A. Nordaker Stanley de J. Osborne Kenneth A. Pontarelli Mark E. Tomkins

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CVR ENERGY, INC.

     The undersigned hereby appoints Stanley A. Riemann, Edmund S. Gross and James T. Rens and each or any of them his/her attorneys and agents, with full power of substitution to vote as Proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of CVR Energy, Inc. (the “Company”) to be held at the Hilton Houston Westchase Hotel, 9999 Westheimer Road, Houston, Texas, 77042-3802 on Wednesday, May 14, 2008 at 10:00 a.m. (Central Time), and at any adjournment thereof, according to the number of votes the undersigned would be entitled to vote if personally present, on the proposals set forth on the reverse hereof and in accordance with their discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Annual Report on Form 10-K dated March 28, 2008, Notice of 2008 Annual Meeting of Stockholders, dated April 14, 2008 and Proxy Statement, dated April 14, 2008. If this proxy is returned without direction being given, this proxy will be voted “FOR” Proposals One and Two.

(Continued and to be signed on reverse side)

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